UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Rule 14a-101)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

KENDLE INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, without par value per share

(2)	Aggregate number of securities to which transaction applies:

As of May 16, 2011: (A) 15,004,338 shares of common stock, (B) 272,145 options to acquire common stock with an exercise price below $15.25, and (C) 124,397 restricted stock units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as the sum of (A) 15,004,338 shares of common stock, multiplied by $15.25 per share, (B) 272,145 options to acquire common stock with an exercise price below $15.25 multiplied by $5.80 per option (the difference between $15.25 and the $9.45 weighted average exercise price of such options), and (C) 124,397 restricted stock units multiplied by $15.25 per restricted stock unit.

(4)	Proposed maximum aggregate value of transaction:

$232,291,650

(5)	Total fee paid:

$26,970, calculated by multiplying $0.00011610 by the proposed maximum aggregate value of transaction of $232,291,650.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

                    , 2011

To the Shareholders of Kendle International Inc:

We cordially invite you to attend a special meeting of the shareholders of Kendle International Inc., an Ohio corporation, which we refer to as the Company, to be held on July     , 2011 at 9:30 a.m. Eastern Daylight Time in the offices of Kendle International Inc., 441 Vine Street, Suite 500, Cincinnati, Ohio 45202.

On May 4, 2011, the Company entered into an agreement and plan of merger, which we refer to as the merger agreement, with INC Research, LLC, a Delaware limited liability company, which we refer to as Parent, and Triangle Two Acquisition Corp., an Ohio corporation and a subsidiary of Parent, which we refer to as Merger Sub, providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a subsidiary of Parent. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement, as well as a non-binding, advisory proposal to approve the compensation that may be received by the Company’s named executive officers in connection with the merger (also known as “golden parachute” compensation) and a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If the merger is consummated, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than as provided below) will be automatically cancelled and converted into and will thereafter represent solely the right to receive $15.25 in cash, without interest, which we refer to as the per share merger consideration, less any applicable withholding taxes. The following shares of Company common stock will not be converted into the right to receive the per share merger consideration: (i) shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, (ii) shares owned by the Company as treasury stock or by any direct or indirect wholly-owned subsidiary of the Company and (iii) shares owned by shareholders who have perfected and not otherwise waived, withdrawn or lost their rights as dissenting shareholders, if any, to demand to be paid the “fair cash value” of their shares of Company common stock under Ohio law. The merger consideration of $15.25 per share of Company common stock represents a premium of approximately 51.3% to the average closing price of Company common stock during the 30-day period ended on May 4, 2011 (the last trading day prior to the public announcement of the execution of the merger agreement) and a premium of approximately 60.5% to the closing price of Company common stock on May 4, 2011.

The Board of Directors of the Company, by a unanimous vote, (i) determined that the merger is in the best interests of the Company and our shareholders, (ii) approved, including for purposes of the Ohio Revised Code, the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger and (iii) resolved that the merger agreement be submitted for consideration by the shareholders of the Company at a special meeting of shareholders and recommended that our shareholders vote to adopt the merger agreement. The Board of Directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The Board of Directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval, on a non-binding, advisory basis, of the compensation that may be received by the Company’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting. Approval of the proposal to adopt the merger agreement and approval, on a non-binding, advisory basis, of the compensation that may be received by the Company’s named executive officers in connection with the merger are subject to separate shareholder votes, and approval of the compensation that may be received by the Company’s named executive officers in connection with the merger is not a condition to completion of the merger.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the internet. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” approval, on a non-binding, advisory basis, of the compensation that may be received by the Company’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

You may revoke your proxy at any time before it is exercised at the special meeting by delivering a properly executed proxy card bearing a later date or a written revocation of your proxy to the Company’s Secretary at our corporate offices before the start of the special meeting, submitting a later-dated vote electronically via the internet or telephonically, or by attending the special meeting and voting in person. Attending the special meeting will not, in itself, revoke a previously submitted proxy. To revoke a proxy in person at the special meeting, you must obtain a ballot and vote in person at the special meeting. The failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of Company common stock are held in nominee or “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Company common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

If you do not vote to adopt the merger agreement, you will be entitled to seek relief as a dissenting shareholder and to seek a determination of the “fair cash value” of your dissenting shares of Company common stock and receive that “fair cash value” in lieu of the merger consideration if the merger is consummated. To do so, however, you must properly comply with certain requirements under Ohio law described in the section of the accompanying proxy statement entitled “RIGHTS OF DISSENTING SHAREHOLDERS,” which summarizes the provisions of Section 1701.85 of the Ohio Revised Code, a copy of which is attached as Annex C hereto.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the merger agreement. You also may obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission by following the instructions listed in the section of the accompanying proxy statement entitled “WHERE YOU CAN FIND MORE INFORMATION.”

If you have any questions or need assistance voting your shares of Company common stock, please call D.F. King & Co., Inc., the Company’s proxy solicitor, toll-free at (800) 848-3416.

Thank you in advance for your cooperation and continued support.

Sincerely,

/s/ Dr. Stephen A. Cutler, Ph.D
Dr. Stephen A. Cutler, Ph.D President and Chief Executive Officer

This proxy statement is dated                     , 2011, and is first being mailed to our shareholders on                     , 2011.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOUR VOTE IS IMPORTANT. PLEASE VOTE ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY OR BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES OF COMPANY COMMON STOCK AT THIS TIME. IF THE MERGER IS APPROVED, YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS TO SURRENDER YOUR SHARE CERTIFICATES.

KENDLE INTERNATIONAL INC.

441 Vine Street, Suite 500

Cincinnati, Ohio 45202

(513) 381-5550

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

TO BE HELD ON JULY     , 2011

TIME:	9:30 a.m. Eastern Daylight Time

PLACE:	Offices of Kendle International Inc., 441 Vine Street, Suite 500, Cincinnati, Ohio 45202

ITEMS OF BUSINESS:	1. To consider and vote on a proposal to adopt the agreement and plan of merger, dated as of May 4, 2011, as it may be amended from time to time, which we refer to as the merger agreement, by and among Kendle International Inc., an Ohio corporation, which we refer to as the Company, INC Research, LLC, a Delaware limited liability company, which we refer to as Parent, and Triangle Two Acquisition Corp., an Ohio corporation and a subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2. To cast an advisory vote on the “golden parachute” compensation that may be received by the Company’s named executive officers in connection with the merger.

3. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

4. To consider and act upon any other matters that may properly come before the special meeting or any postponement or adjournment thereof.

RECORD DATE:	Only shareholders of record as of the close of business on June , 2011 are entitled to notice of, and to vote at, the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

PROXY VOTING:

Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be consummated unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you do not attend the special meeting and fail to return your proxy card or fail to submit your proxy by phone or the internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a shareholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote. As a beneficial owner of shares of Company common stock held in nominee or “street name,” you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your bank, brokerage firm or other nominee.

RECOMMENDATION:	The Board of Directors, by a unanimous vote, (i) determined that the merger is in the best interests of the Company and our shareholders, (ii) approved, including for purposes of the Ohio Revised Code, the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, and (iii) resolved that the merger agreement be submitted for consideration by the shareholders of the Company at a special meeting of shareholders and recommended that our shareholders vote to adopt the merger agreement. The Board of Directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The Board of Directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval, on a non-binding, advisory basis, of the compensation that may be received by the Company’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

ATTENDANCE:	Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock. If you are the representative of a corporate or institutional shareholder, you must present proof that you are the representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

RIGHTS OF DISSENTING SHAREHOLDERS:

Shareholders who do not vote to adopt the merger agreement will be entitled to seek relief as dissenting shareholders and to seek a determination of the “fair cash value” of their dissenting shares of Company common stock and receive that “fair cash value” in lieu of the merger consideration if the merger is consummated. To do so, such shareholders must properly comply with certain requirements under Ohio law described in the section of the accompanying proxy statement entitled “RIGHTS OF DISSENTING SHAREHOLDERS,” which summarizes the provisions of Section 1701.85 of the Ohio Revised Code, a copy of which is attached as Annex C thereto.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

/s/ Jarrod B. Pontius
Jarrod B. Pontius Secretary

Dated:                     , 2011

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR

THE SPECIAL MEETING TO BE HELD ON JULY     , 2011

The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.proxyvote.com

ii

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by the Company’s Board of Directors for use at the special meeting. This proxy statement and the enclosed proxy card or voting instruction form are first being mailed on                     , 2011 to our shareholders who owned shares of Company common stock as of the close of business on June     , 2011.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page     .

Parties to the Merger (Page     )

In this proxy statement, we refer to the agreement and plan of merger, dated as of May 4, 2011, as it may be amended from time to time, among Parent, Merger Sub and the Company, as the merger agreement, and the merger of Merger Sub with and into the Company as the merger. The parties to the merger agreement and the merger are:

Kendle International Inc., which we refer to as the Company, we or us, is an Ohio corporation headquartered in Cincinnati, Ohio which is a global clinical research organization (CRO) that provides a broad range of Phase I through Phase IV global clinical development services to the biopharmaceutical industry.

INC Research, LLC, a Delaware limited liability company headquartered in Raleigh, North Carolina, which we refer to as Parent, is a therapeutically focused contract research organization which conducts customized Phase I through Phase IV global clinical development programs in therapeutic areas of specialty and in pediatric and women’s health trials. Upon completion of the merger, the Company will be a subsidiary of Parent.

Triangle Two Acquisition Corp., which we refer to as Merger Sub, is an Ohio corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving entity of the merger, which we refer to as the surviving entity.

The Special Meeting (Page     )

Time, Place and Purpose of the Special Meeting (Page     )

The special meeting of the shareholders of the Company, which we refer to as the special meeting, will be held on July     , 2011, starting at 9:30 a.m. Eastern Daylight Time, at our corporate offices located at 441 Vine Street, Suite 500, Cincinnati, Ohio 45202.

At the special meeting, holders, which we refer to as shareholders, of common stock of the Company, without par value per share, which we refer to as Company common stock, will be asked to approve the proposal to adopt the merger agreement, to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page     )

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock as of the close of business on June     , 2011, which date the Company has set as the record date for the special meeting, and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were                  shares of Company common stock outstanding and entitled to vote at the special meeting. A quorum is necessary to transact business at the special meeting. A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page     )

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Approval, on a non-binding, advisory basis, of the compensation that may be received by the Company’s named executive officers in connection with the merger requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the merger at the special meeting.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the merger at the special meeting.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate,                  shares of Company common stock (not including any shares of Company common stock deliverable upon exercise or conversion of any options to purchase shares of Company common stock or that may be earned as restricted stock units, representing     % of the outstanding shares of Company common stock on the record date). The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (Page     )

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in nominee or “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you hold your shares of Company common stock in nominee or “street name,” please contact your bank, brokerage firm or other nominee for their instructions on how to vote your shares. Please note that if you are a beneficial owner of shares of Company common stock held in nominee or “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you fail to submit a proxy or to vote in person at the special meeting, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on approval, on an advisory basis, of the compensation that may be received by the Company’s named executive officers in connection with the merger or approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, or the proposal to approve, on an advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, “AGAINST” the proposal to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger and “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

The Merger (Page     )

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving entity in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is consummated, you will not own any shares of the capital stock of the surviving entity.

Merger Consideration (Page     )

In the merger, each outstanding share of Company common stock (other than certain excluded shares) will be automatically cancelled and converted into and will thereafter represent solely the right to receive $15.25 in cash, without interest, which amount we refer to as the per share merger consideration or, in the aggregate, the merger consideration, less any applicable withholding taxes.

Reasons for the Merger; Recommendation of the Board of Directors (Page     )

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors,” the Board of Directors of the Company, which we refer to as the Board of Directors, by a unanimous vote, (i) determined that the merger is in the best interests of the Company and our shareholders, (ii) approved, including for purposes of the Ohio Revised Code, the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, and (iii) resolved that the merger agreement be submitted for consideration by the shareholders of the Company at a special meeting of shareholders and recommended that our shareholders vote to adopt the merger agreement.

In considering the recommendation of the Board of Directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, yours. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page     .

The Board of Directors recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of J.P. Morgan Securities LLC (Page     )

J.P. Morgan Securities LLC (which we refer to as J.P. Morgan), delivered its opinion to the Board of Directors that, as of May 4, 2011, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the consideration of $15.25 per share of the Company’s common stock to be paid to the holders of the Company’s common stock in the proposed merger was fair, from a financial point of view, to such stockholders. The full text of the written opinion of J.P. Morgan, dated May 4, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. J.P. Morgan’s opinion is addressed to the Board of Directors, is directed only to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be paid to the holders of the Company’s common stock in the proposed merger and does not address any other aspect of the transactions contemplated by the merger agreement. J.P. Morgan provided its advisory services and opinion for the information and assistance of the Board of Directors in connection with its consideration of the merger. The opinion of J.P. Morgan does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the Company’s special meeting.

Financing of the Merger (Page     )

Parent anticipates that the total funds needed to complete the merger include the funds needed to (1) pay our shareholders the amounts due to them under the merger agreement, (2) refinance the senior notes (as discussed below), (3) refinance Parent’s existing indebtedness and (4) pay the fees and expensed relating to the merger and the financing of the merger, which, together, will be funded by equity and debt commitment letters, secured credit facilities, the issuance of senior unsecured notes of Parent and cash on hand of Parent and the Company, each as described below.

Parent has obtained the equity commitment letters and the debt commitment letter described below, which we refer to as the financing letters. The funding under those financing letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe that the amounts committed under the financing letters will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the financing letters fails to fund the committed amounts in breach of such financing letters or if the conditions to the commitments to fund the amounts set forth in such financing letters are not met. Although obtaining the proceeds of any financing, including any financing under the financing letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be consummated. In that case, Parent may be obligated to pay the reverse termination fee to the Company, as described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page     . Parent’s obligation to pay the reverse termination fee is guaranteed by the funds pursuant to the limited guarantees referred to below.

Equity Financing (Page     )

Parent has entered into equity commitment letters, each dated as of May 4, 2011, with each of (1) Avista Capital Partners II, L.P. and certain of its affiliates, which we refer to as Avista and (2) Ontario Teachers’ Pension Plan Board, which we refer to as OTPPB, and, together with Avista, as the funds, pursuant to which Avista and OTPPB have each committed to purchase equity securities of Parent, at or prior to the closing, for an amount equal to $73,369,553 (for a total of $146,739,106 in the aggregate), to fund a portion of the merger consideration.

The funds’ obligations to fund the equity financing contemplated by the equity commitments are generally subject to (1) the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger transactions, (2) the contemporaneous consummation of the merger transactions and (3) the contemporaneous funding of the debt financing on the terms and conditions described in the debt commitment letter. The Company is a third-party beneficiary of the equity commitment letters to the extent that the Company seeks specific performance of Parent’s obligation to cause the funds to fund their respective equity commitments in certain circumstances in accordance with the terms of the merger agreement.

Debt Financing (Page     )

In connection with the entry into the merger agreement, Parent received a commitment letter, dated May 4, 2011, which, along with the related fee letter, we refer to as the debt commitment letter, from Morgan Stanley Senior Funding, Inc., which we refer to as MSSF. Pursuant to the debt commitment letter, MSSF has committed to provide an aggregate of $425 million in senior secured credit facilities to Parent, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $350 million, which we refer to as the term loan facility, and (ii) a senior secured revolving facility with a maximum availability of $75 million (provided that only a specified amount may be drawn at the closing of the merger), which we refer to as the revolving facility and, together with the term loan facility, as the secured credit facilities. In addition, Parent expects to issue $250 million of senior unsecured notes pursuant to a Rule 144A transaction or other private placement at the closing of the merger, which we refer to as the senior notes. In the event that Parent does not issue such senior notes, MSSF has committed to provide a senior unsecured bridge loan facility in an aggregate principal amount of $250 million, which we refer to as the bridge facility and, together with the secured credit facilities, as the credit facilities. We refer to the secured credit facilities, the bridge facility and the senior notes as the debt financing.

The debt commitment letter is not subject to a due diligence condition or a “market out” condition, which would allow MSSF not to fund its commitments if the financial markets are materially adversely affected. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guarantees (Page     )

Pursuant to the limited guarantees delivered by each of Avista and OTPPB in favor of the Company, dated May 4, 2011, each of Avista and OTPPB has agreed to guarantee the due and punctual performance and discharge of 50% of Parent’s obligations under the merger agreement to pay a reverse termination fee, to the extent required to be paid by Parent as discussed under “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page     . Each fund’s obligation under the limited guarantees is subject to a cap of 50% of the reverse termination fee, which we refer to as the cap, and neither limited guarantee may be enforced against either Avista or OTPPB, respectively, without giving effect to such cap.

Interests of Certain Persons in the Merger (Page     )

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. These interests include the following:

•	Accelerated vesting of stock options and cash payments with respect to stock options that have an exercise price of less than $15.25 per share;

•	Accelerated vesting of restricted shares and cash payments with respect to restricted shares;

•	Accelerated vesting of restricted stock units (including time-based and performance-based RSUs) and cash payments with respect to restricted stock units; and

•	Continued indemnification and liability insurance for directors and officers following completion of the merger.

See “The Merger—Interests of Certain Persons in the Merger” beginning on page      for additional information.

Material U.S. Federal Income Tax Consequences of the Merger (Page     )

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page      for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals and Notices (Page     )

Under the terms of the merger agreement, the merger cannot be consummated until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, and the German Act Against Restraints of Competition of 1958, or the GWB, has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be consummated until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on May 18, 2011 and requested early termination of the waiting period, which early termination request has not yet been ruled upon.

Under the GWB, as amended, the merger may not be consummated unless the German Federal Cartel Office, or the FCO, issues its clearance. The GWB provides that Parent must file a pre-merger notification with the FCO. The FCO may issue its decision in Phase I, within one month from the submission of a complete notification to the FCO, but if the FCO opens a Phase II investigation, the review period is extended by an additional three months. A transaction notifiable under the GWB may not be completed until the FCO issues a clearance decision. The parties filed the required German notification on May 18, 2011, and the regulatory review of the merger is ongoing.

The Merger Agreement (Page     )

Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards (Page     )

•

Common Stock—At the time at which the merger becomes effective, as described in “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page     , which we refer to as the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time, other than the following, which we sometimes refer to as excluded shares: treasury shares owned by the Company, shares owned by Parent or Merger Sub, shares owned by any of the Company’s subsidiaries, and shares owned by shareholders who have perfected and not otherwise waived, withdrawn or lost their rights as dissenting shareholders, if any, to demand to be paid the “fair cash value” of their shares of Company common stock under Section 1701.85 of the Ohio Revised Code, which we refer to as the dissenting shares, will be cancelled and converted into the right to receive the per share merger consideration, less any applicable withholding taxes.

•

Options—At the effective time, each of the outstanding options to purchase shares of Company common stock, which we refer to as an option or the options, under the Company stock plans, whether vested or not vested, will be cancelled and converted into the right to receive, no later than three business days after the effective time, a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of such option, less any required withholding taxes.

•

Restricted Stock—At the effective time, each outstanding share of restricted stock granted under the Company stock plans will become fully vested and free of any forfeiture restriction and converted into the right to receive, no later than three business days after the effective time, an amount in cash equal to the per share merger consideration, less any required withholding taxes.

•

Restricted Stock Units—At the effective time, each outstanding restricted stock unit under the Company stock plans, whether or not vested, will be cancelled and will only entitle the holder of such award to receive, no later than three business days after the effective time, a cash payment equal to (1) the number of shares of Company common stock issuable pursuant to the award multiplied by (2) the merger consideration, less any required withholding taxes.

Non-Solicitation of Acquisition Proposals (Page     )

The merger agreement provides that we are not permitted to initiate, solicit, encourage or knowingly facilitate (including by way of providing information) the making of any proposals that could constitute acquisition proposals (as described in “The Merger Agreement—Solicitation of Acquisition Proposals—Changes in Recommendation”); have any discussions with or provide any confidential information or data to any person relating to an acquisition proposal; engage in any negotiations concerning an acquisition proposal or knowingly facilitate any effort or attempt to make or implement an acquisition proposal; or approve or recommend, or execute or enter into, any agreement, letter of intent, or agreement in principle related to any acquisition proposal or requiring us to abandon, terminate or fail to consummate the transactions or breach its obligations under the merger agreement or agree or publicly propose to do any of the foregoing.

Notwithstanding these restrictions, under certain circumstances (as described in “The Merger Agreement—Acquisition Proposals”) we may engage in discussions or negotiations with the persons making such acquisition proposal, provided that we promptly make such actions known to Parent and Merger Sub and concurrently provide Parent with copies of any information or materials provided or made available to any third party which were not previously made available to Parent, if our Board of Directors determines in good faith, after consultation with its outside financial and legal advisors, that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal and the failure of the Board of Directors to pursue such proposal would be a breach of their fiduciary duties under applicable law. At any time before the merger agreement is adopted by our shareholders, if our Board of Directors determines that an acquisition proposal is a superior proposal, we may approve or recommend such superior proposal and terminate the merger agreement to enter into such superior proposal, so long as we comply with certain terms of the merger agreement, including providing certain matching rights and paying a termination fee to Parent. See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page     .

Conditions to the Merger (Page     )

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our shareholders, the expiration or termination of the waiting period applicable to the consummation of the merger under the HSR Act and the GWB, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. The obligation of Parent and Merger Sub to consummate the merger is also subject to the absence of a material adverse effect on the Company, as described under “The Merger Agreement—Representations and Warranties” beginning on page     .

Termination (Page     )

The merger agreement may be terminated in certain circumstances at any time prior to the effective time, whether before or after receipt of the Company shareholder approval, which are described in more detail under “The Merger Agreement—Termination” beginning on page     , and which include, among others:

•	by the mutual, written consent of Parent, Merger Sub and the Company;

•	by either Parent or the Company:

•

upon written notice to the other party, if any law, injunction, judgment, order, decree or ruling is in effect restraining, enjoining, preventing or otherwise prohibiting the consummation of the merger or the merger transactions or making the consummation of the merger illegal;

•

upon written notice to the other party, if the merger has not been consummated on or before August 8, 2011 (which we refer to as the walk-away date), provided that if the marketing period (as described under “The Merger Agreement; Marketing Period”) has not ended as of August 8, 2011, the walk-away date will be automatically extended until September 30, 2011;

•	if the required shareholder vote has not been obtained at our shareholders meeting duly convened therefor (including any adjournments or postponements thereof); or

•	upon certain breaches of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement;

•	by the Company:

•	prior to receipt of the required shareholder vote upon the receipt of a superior proposal, after the Company’s compliance with the terms of the merger agreement; or

•

if Parent fails to consummate the merger after all conditions to its obligations to effectuate the merger have been satisfied and the marketing period, as described under “The Merger Agreement; Marketing Period” has ended.

•	by Parent if:

•	the Company’s Board of Directors has effected a change in Company recommendation, as described under “The Merger Agreement—Non-Solicitation of Acquisition Proposals—Changes in Recommendation”;

•

the Company’s Board of Directors has failed to publicly reaffirm its recommendation of the merger agreement following a publicly announced acquisition proposal within seven business days after Parent so requests in writing;

•	the Company or its Board of Directors has announced its intention to take any of the actions contemplated by the foregoing sub-bullets;

•	the Company fails to hold the shareholders meeting within ten business days prior to the walk-away date; or

•	the Company has breached or failed to perform in any material respect any of its non-solicitation obligations, described under “The Merger Agreement—Non-Solicitation of Acquisition Proposals”.

Termination Fees and Reimbursement of Expenses (Page     )

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page     :

•	the Company may be obligated to pay a termination fee of $10,000,000;

•	the Company may be obligated to reimburse Parent for its expenses related to the merger transactions up to a cap of $3,000,000; or

•

Parent may be obligated to pay the Company a reverse termination fee of $25,000,000. The funds have agreed to guarantee the obligation of Parent to pay the reverse termination fee pursuant to the limited guarantees.

Remedies (Page     )

The reverse termination fee will be deemed to be liquidated damages for any and all losses suffered or incurred by the Company in connection with the merger agreement, the commitment letters, the sponsor guarantees and the transactions contemplated thereby (and the abandonment or termination thereof), and the Company will not be entitled to monetary damages or other monetary remedies for any losses suffered in excess of the amount of the reverse termination fee, other than our right to certain expenses incurred therewith and the indemnification, reimbursement and expense obligations of Parent with respect to our cooperation with Parent’s arrangement of the financing for the merger transaction as discussed under “The Merger Agreement—Financing; Company Cooperation”. Furthermore, the Company is not permitted or entitled to receive both a grant of specific performance and any monetary damages or other monetary remedies.

We may seek a decree of specific performance and an injunction solely:

•

to enforce specifically the terms and provisions of Parent’s obligation, and to prevent or cure Parent’s breach of its obligation to; (1) use its commercially reasonable efforts to consummate the merger and the other transactions contemplated by the merger agreement, as described under “The Merger Agreement—Filings; Other Actions; Notification” and (2) use its reasonable best efforts to consummate the financings contemplated by the commitment letters as promptly as possible following the date of the merger agreement, as described above under “The Merger Agreement—Financing; Company Cooperation”;

•

to cause Parent and/or Merger Sub to draw down the full proceeds of the equity financing and to cause Parent or Merger Sub to consummate the transactions contemplated by the merger agreement only in the event that certain conditions are satisfied, as described under “The Merger Agreement—Remedies—Specific Performance”; or

•

to cause Parent and Merger Sub to enforce the terms of the debt financing commitment, only in the event that certain conditions are satisfied, as described under “The Merger Agreement—Remedies—Specific Performance”.

We will not be entitled in any circumstance to monetary damages in excess of the aggregate amount of the reverse termination fee, certain expenses incurred in connection therewith and the indemnification, reimbursement and expense obligations of Parent with respect to our cooperation with Parent’s arrangement of the financing for the merger transactions, as discussed under “The Merger Agreement—Financing; Company Cooperation.”

Market Price of Company Common Stock (Page     )

The closing price of Company common stock on NASDAQ Global Select Market LLC, or NASDAQ, on May 4, 2011, the last trading day prior to the public announcement of the merger agreement, was $9.50 per share of Company common stock. On                     , 2011, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Company common stock on NASDAQ was $         per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

Rights of Dissenting Shareholders (Page     )

Under Section 1701.85 of the Ohio Revised Code, you are entitled to seek relief as a dissenting shareholder and to have the “fair cash value” of your shares of Company common stock determined by a court and paid in cash. The “fair cash value” of a share of Company common stock is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay. The “fair cash value” is determined as of the day prior to the day on which the vote of the shareholders to adopt the merger agreement is taken. When determining the “fair cash value,” any appreciation or depreciation in market value resulting from the proposed merger is excluded. In no event can the “fair cash value” of your shares of Company common stock exceed the amount specified in your demand as discussed below.

To seek relief as a dissenting shareholder, you must not have voted in favor of adoption of the merger agreement and must satisfy certain other conditions and comply with certain procedures pursuant to Section 1701.85 of the Ohio Revised Code, including delivering a written demand to the Company for the “fair cash value” of the dissenting shares on or before the tenth day following the shareholders’ vote adopting the merger agreement. Your failure to comply with the requirements of Section 1701.85 of the Ohio Revised Code will result in the loss of your right to seek relief as a dissenting shareholder. See “Rights of Dissenting Shareholders” beginning on page      and the text of Section 1701.85 of the Ohio Revised Code reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to seek relief as a dissenting shareholder, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the delivery of a written demand by such bank, brokerage firm or nominee. In view of the complexity of the provisions of the Ohio Revised Code, shareholders who may wish to seek relief as dissenting shareholders should consult their legal and financial advisors promptly.

Delisting and Deregistration of Company Common Stock (Page     )

If the merger is consummated, the Company common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Accordingly, following the consummation of the merger, we would no longer file periodic reports with the SEC on account of the Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company shareholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page     .

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our shareholders and the other closing conditions under the merger agreement are satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving entity. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company common stock.

Q.	What will I receive if the merger is consummated?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $15.25 in cash, without interest, less any applicable withholding taxes, for each share of Company common stock that you own, unless you have perfected and not otherwise waived, withdrawn or lost your right to seek relief as a dissenting shareholder under the Ohio Revised Code with respect to such shares. For example, if you own 100 shares of Company common stock, you will receive $1,525 in cash in exchange for your shares of Company common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving entity.

Q.	How does the per share merger consideration compare to the market price of Company common stock prior to announcement of the merger?

A.	The per share merger consideration represents a premium of approximately 51.3% to the average closing share price of Company common stock during the 30-day period ended on May 4, 2011, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 60.5% to the closing share price of Company common stock on May 4, 2011.

Q.	How does the Board of Directors recommend that I vote?

A.	The Board of Directors recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	When do you expect the merger to be consummated?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the proposal to adopt the merger agreement, we anticipate that the merger will be consummated in the third quarter of 2011.

Q.	What happens if the merger is not consummated?

A.	If the merger agreement is not adopted by the shareholders of the Company or if the merger is not consummated for any other reason, the shareholders of the Company would not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company would remain an independent public company, and the Company common stock would continue to be listed and traded on NASDAQ. Under specified circumstances, the Company may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page .

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and your shares of Company common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Company common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A.	Yes. In considering the recommendation of the Board of Directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our shareholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending that the merger agreement be adopted by the shareholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page .

Q.	Why am I being asked to cast a non-binding, advisory vote to approve the compensation that may be received by the Company’s named executive officers in connection with the merger?

A.	The SEC recently has adopted new rules that require us to seek a non-binding, advisory vote with respect to certain payments that may be received by our named executive officers by the Company, Parent or Merger Sub in connection with the merger (also known as “golden parachute” compensation).

Q.	What will happen if shareholders do not approve the compensation that may be received by the Company’s named executive officers in connection with the merger at the special meeting?

A.	Approval of the compensation that may be received by the Company’s named executive officers in connection with the merger is not a condition to completion of the merger. The vote with respect to the compensation that may be received by the Company’s named executive officers in connection with the merger is an advisory vote and will not be binding on the Company. Therefore, if the merger is approved by the shareholders and completed, this “golden parachute” compensation will still be payable, if triggered, to the Company’s named executive officers, whether or not this vote on compensation is approved by the Company’s shareholders.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form in connection with the solicitation of proxies by the Board of Directors for use at the special meeting because you owned shares of Company common stock as of the record date for the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of shareholders of the Company will be held on July , 2011 at 9:30 a.m. Eastern Daylight Time, at our corporate offices located at 441 Vine Street, Suite 500, Cincinnati, Ohio 45202.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent, to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for the Company’s shareholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or to vote in person at the special meeting, or vote “ABSTAIN”, or you do not provide your bank, brokerage firm or other nominee with voting instructions, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q.	What vote of our shareholders is required to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger?

A.	Approval, on a non-binding, advisory basis, of the compensation that may be received by the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

If you vote “ABSTAIN” on the proposal to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger or if you do not provide your bank, brokerage firm or other nominee with voting instructions (in which case your shares of Company common stock will not be voted on the proposal to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger), this will have the same effect as a vote “AGAINST” the proposal to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger. If you fail to submit a proxy or to vote in person at the special meeting, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger.

Q.	What vote of our shareholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

If you vote “ABSTAIN” on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies or if you do not provide your bank, brokerage firm or other nominee with voting instructions (in which case your shares of Company common stock will not be voted on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies), this will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to submit a proxy or to vote in person at the special meeting, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	Who can vote at the special meeting?

A.	All holders of Company common stock of record as of the close of business on June __, 2011, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date.

Q.	What constitutes a quorum for the special meeting?

A.	A quorum is necessary to transact business at the special meeting. A majority of the outstanding shares of Company common stock outstanding at the close of business on the record date and eligible to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Voting “ABSTAIN” and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	If you are a shareholder of record, you may vote your shares of Company common stock on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—shareholders of record have a choice of voting by proxy;

•	over the internet—the website for internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you hold your shares of Company common stock in nominee or “street name,” please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner of shares of Company common stock held in nominee or “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the internet or by telephone. Please be aware that, though there is no charge for voting your shares, if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

Q.	What is the difference between holding shares as a shareholder of record and in nominee or “street name”?

A.	If your shares of Company common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, which we refer to as American Stock Transfer & Trust, you are considered, with respect to those shares of Company common stock, as the “shareholder of record.” This proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Company common stock held in nominee or “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the shareholder of record. As the beneficial owner of shares of Company common stock held in nominee or “street name,” you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Company common stock by following their instructions for voting.

Q.	If my shares of Company common stock are held in nominee or “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement, “AGAINST” the proposal to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger and “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, at the Company’s address shown on the cover page of this proxy statement, or by attending the special meeting and voting in person.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.” Our Board of Directors has designated Jarrod B. Pontius and Keith A. Cheesman, or either of them, with full power of substitution and resubstitution, as proxies for the special meeting.

Q.	If a shareholder gives a proxy, how will its shares of Company common stock be voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the internet or telephone processes or the enclosed proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Voting “ABSTAIN” and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

For the proposal to proposal to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Voting “ABSTAIN” and broker non-votes will have the same effect as if you voted “AGAINST” the proposal.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Voting “ABSTAIN” and broker non-votes will have the same effect as if you voted “AGAINST” the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of Company common stock in more than one account, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.	The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged D.F. King & Co., Inc., which we refer to as D.F. King, to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay D.F. King a fee of approximately $10,000, plus $4.50 per each call made to or received from shareholders of the Company. The Company will reimburse D.F. King for reasonable out-of-pocket expenses and will indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the shareholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner of shares of Company common stock held in nominee or “street name,” please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly after the effective time of the merger, describing how you should surrender your shares of Company common stock for the per share merger consideration. If your shares of Company common stock are held in nominee or “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your nominee or “street name” shares of Company common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to seek relief as a dissenting shareholder under the Ohio Revised Code instead of receiving the per share merger consideration for my shares of Company common stock?

A.	Yes. As a holder of Company common stock of record as of the record date for the special meeting, you are entitled to seek relief as a dissenting shareholder under the Ohio Revised Code in connection with the merger if you take certain actions and meet certain conditions. See “Rights of Dissenting Shareholders” beginning on page .

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of this proxy statement or the enclosed proxy card, please call D.F. King, our proxy solicitor, toll-free at (800) 848-3416.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•

Parent’s failure to obtain the necessary equity and debt financing set forth in financing letters received in connection with the merger or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•

the inability to complete the merger due to the failure to obtain the Company shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	the possibility that alternative acquisition proposals will or will not be made;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against the Company and/or others relating to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger;

•	the possible adverse effect on our business and the price of the Company common stock if the merger is not consummated in a timely manner or at all;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on

Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page     ). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting to be held on July     , 2011, starting at 9:30 a.m., Eastern Daylight Time, at our corporate offices located at 441 Vine Street, Suite 500, Cincinnati, Ohio 45202, or at any postponement or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the merger agreement, to approve, on a non-binding, advisory basis, the compensation that may be received by our named executive officers in connection with the merger and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our shareholders must approve the proposal to adopt the merger agreement in order for the merger to be consummated. If our shareholders fail to approve the proposal to adopt the merger agreement, the merger will not be consummated. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on June     , 2011 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were                  shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a shareholder directs voting “ABSTAIN”, as well as “broker non-votes” (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any recess or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned, recessed or postponed.

Attendance

Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock. If you are the representative of a corporate or institutional shareholder, you must present proof that you are the representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Voting “ABSTAIN” will not be counted as votes cast in favor of the proposal to adopt the merger agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting or vote “ABSTAIN”, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust, you are considered, with respect to those shares of Company common stock, the “shareholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Company common stock held in nominee or “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the shareholder of record. As the beneficial owner of shares of Company common stock held in nominee or “street name,” you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. If you hold your shares of Company common stock in nominee or “street name,” please contact your bank, brokerage firm or other nominee for their instructions on how to vote your shares. Please note that if you are a beneficial owner of shares of Company common stock held in nominee or “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in nominee or “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, the proposal to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as “broker non-votes.” These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The proposal to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, if you have given a proxy and vote “ABSTAIN” on this proposal, or if there are broker non-votes, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or to vote in person at the special meeting, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, if you have given a proxy and vote “ABSTAIN” on this proposal, or if there are broker non-votes, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or to vote in person at the special meeting, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a shareholder of record, you may vote your shares of Company common stock on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—shareholders of record have a choice of voting by proxy;

•	over the internet—the website for internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing and dating the enclosed proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are a beneficial owner of Company common stock held in nominee or “street name,” you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner of Company common stock held in nominee or “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the internet or by telephone. Please be aware that, though there is no charge for voting your shares, if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be received by our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is consummated, a separate letter of transmittal will be mailed to you that will enable you to surrender your stock certificates and receive the per share merger consideration.

If you vote by proxy, regardless of the method you choose to vote, the individuals named as your proxies on the enclosed proxy card, and each of them, with full power of substitution will vote your shares of Company common stock in the way that you indicate. When completing the internet or telephone processes or the enclosed proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve on an advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please call D.F. King, our proxy solicitor, toll-free at (800) 848-3416.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate,                  shares of Company common stock, not including any shares of Company common stock deliverable upon exercise or conversion of any options or that may be earned as RSUs, representing     % of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in nominee or “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or vote “ABSTAIN”, or do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be received by the Company at 441 Vine Street, Suite 500, Cincinnati, Ohio 45202 by the time the special meeting begins, or by attending the special meeting and voting in person.

Adjournments, Recesses and Postponements

Although it is not currently expected, the special meeting may be adjourned, recessed or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment, recess or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned, recessed or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the proposal to adopt the merger agreement, we anticipate that the merger will be consummated in the third quarter of 2011.

Rights of Dissenting Shareholders

Shareholders of record as of the record date for the special meeting are entitled to seek relief as dissenting shareholders under Section 1701.85 of the Ohio Revised Code in connection with the merger. This means that you are entitled to seek relief as a dissenting shareholder and have the “fair cash value” of your shares of Company common stock determined by a court and paid in cash. The “fair cash value” of a share of Company common stock is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay. The “fair cash value” is determined as of the day prior to the day on which the vote of the shareholders to adopt the merger agreement is taken. When determining the “fair cash value,” any appreciation or depreciation in market value resulting from the proposed merger is excluded. In no event can the “fair cash value” of your shares of Company common stock exceed the amount specified in your demand as discussed below.

To seek relief as a dissenting shareholder, you must not have voted in favor of adoption of the merger agreement and must satisfy certain other conditions and comply with certain procedures pursuant to Section 1701.85 of the Ohio Revised Code including delivering a written demand to the Company for the “fair cash value” of the dissenting shares on or before the tenth day following the shareholders’ vote adopting the merger agreement. Your failure to comply with the requirements of Section 1701.85 of the Ohio Revised Code will result in the loss of your right to seek relief as a dissenting shareholder. See “Rights of Dissenting Shareholders” beginning on page      and the text of Section 1701.85 of the Ohio Revised Code reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to seek relief as a dissenting shareholder, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the delivery of a written demand by such bank, brokerage firm or nominee. In view of the complexity of these provisions of the Ohio Revised Code, shareholders who may wish to seek relief as dissenting shareholders should consult their legal and financial advisors promptly.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged D.F. King to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay D.F. King a fee of approximately $10,000, plus $4.50 per each call made to or received from shareholders of the Company. The Company will reimburse D.F. King for reasonable out-of-pocket expenses and will indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call D.F. King, our proxy solicitor, toll-free at (800) 848-3416.

PARTIES TO THE MERGER

THE COMPANY

Kendle International Inc.

441 Vine Street, Suite 500

Cincinnati, Ohio 45202

(513) 381-5500

The Company is an Ohio corporation, established in 1989 with its headquarters in Cincinnati, Ohio. The Company is a global clinical research organization (CRO) that provides a broad range of Phase I through Phase IV global clinical development services to the biopharmaceutical industry. The Company augments the research and development activities of biopharmaceutical companies by offering high-quality, value-added clinical research services and proprietary information technology designed to reduce drug development time and expense. The Company is managed in two reportable segments, Early Stage and Late Stage. The Early Stage business currently focuses on the Company’s Phase I operations, while Late Stage is comprised of clinical development services related to Phases II through IV. The Company maintains a web site at the address www.kendle.com. The Company is not including the information contained on its web site as a part of, or incorporating it by reference into, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page     . The Company common stock is publicly traded on NASDAQ under the symbol “KNDL.”

PARENT

INC Research, LLC

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604-1547

Facsimile No.: (919) 876-9360

INC Research, LLC is a Delaware limited liability company, established in 1989 with its headquarters in Raleigh, North Carolina, which we refer to as Parent. Parent is a therapeutically focused clinical research organization (CRO) that provides a broad range of Phase II through Phase IV global clinical development services to the pharmaceutical and biotechnology industries. Parent customizes Phase II through Phase IV programs in therapeutic areas of specialty, and in innovative pediatric and women’s health trials. Parent maintains a web site at the address www.incresearch.com. Parent is not including the information contained on its web site as a part of, or incorporating it by reference into, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page     . Upon completion of the merger, the Company will be a subsidiary of Parent.

MERGER SUB

Triangle Two Acquisition Corp.

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604-1547

Facsimile No.: (919) 876-9360

Triangle Two Acquisition Corp., or Merger Sub, is an Ohio corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub is a subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving entity.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing as facts the matters described therein. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving entity in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving entity.

Overview of the Merger

The Company, Parent and Merger Sub entered into the merger agreement on May 4, 2011. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. The following will occur in connection with the merger:

•

each share of Company common stock issued and outstanding immediately prior to the effective time (other than the excluded shares) will be automatically cancelled and converted into and will thereafter represent solely the right to receive the per share merger consideration, less any applicable withholding taxes;

•

each of the outstanding options under the Company stock plans (whether vested or unvested) will be cancelled and will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event no later than three business days after the effective time), an amount in cash equal to the product of (i) the total number of shares subject to the option immediately prior to the effective time times (ii) the excess, if any, of the per share merger consideration over the exercise price per share under such option, less any required withholding taxes;

•

any vesting conditions or restrictions applicable to any restricted shares granted pursuant to the Company stock plans will lapse, and such restricted shares will be treated the same as all other shares of Company common stock (other than the dissenting shares) and as such will be entitled to receive the per share merger consideration, less applicable withholding taxes;

•

each outstanding RSU (including time-based and performance-based RSUs) under the Company stock plans will be cancelled and will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event no later than three business days after the effective time), the per share merger consideration, less any required withholding taxes; and

•

each Company award will be cancelled and will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event no later than three business days after the effective time), an amount in cash equal to the product of (x) the total number of shares subject to such Company award immediately prior to the effective time times (y) the per share merger consideration (or, if the Company award provides for payments to the extent the value of the shares exceeds a specified reference price, the amount, if any, by which the per share merger consideration exceeds such reference price and in all cases subject to any existing plan limits), less any required withholding taxes.

Following and as a result of the merger:

•	Company shareholders will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

•	shares of Company common stock will no longer be listed on NASDAQ, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

•	the registration of shares of Company common stock under the Exchange Act will be terminated.

Board of Directors and Officers of the Surviving Entity

The board of directors of the surviving entity will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving entity will, from and after the effective time, be the officers of the Company until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

Background of the Merger

As part of their ongoing oversight and management of the Company’s business, the Board of Directors and members of the Company’s senior management regularly review and assess strategic alternatives available to the Company, in light of the Company’s performance, risks, market influences, credit facility and debt structure, CRO industry dynamics, opportunities and overall strategic direction. In connection with this ongoing process, the Board of Directors has at various times considered potential business combination transactions. The Board of Directors’ decision to approve the merger agreement was the outcome of this process.

In particular, since 2009, the Company and the Board of Directors have reviewed and assessed certain strategic alternatives, including potential business combination transactions, in light of ongoing and recent developments in the CRO industry and in connection with internal discussions and discussions with financial advisors about the Company’s credit facility, debt structure and viable alternatives to address operational and liquidity issues associated with the notes described below.

On November 13, 2009, the Board of Directors held a meeting, attended by certain members of the Company’s management team, where Keith A. Cheesman, the Company’s Senior Vice President and Chief Financial Officer, updated the Board of Directors on the Company’s previously approved program to repurchase up to $50,000,000 in principal amount of the Company’s 3.375% Convertible Senior Notes Due July 2012, which we refer to as the notes. Earlier in 2009, the Company had already repurchased $40,000,000 in principal amount of notes, and Mr. Cheesman discussed the potential benefits to the Company of selected repurchases in excess of the originally authorized amount. The Board of Directors then discussed and considered the repurchase program and its benefits to the Company and raised certain questions that were addressed by Mr. Cheesman, after which the Board of Directors authorized the Company to repurchase up to an additional $50,000,000 in principal amount of the notes, subject to an overall program limit of $100,000,000, either in open market purchases or in one or more private transactions. In 2010, the Company repurchased $10,800,000 in principal amount of notes, leaving $142,500,000 in principal amount outstanding.

On February 8, 2010, the Board of Directors held a meeting attended by certain members of the Company’s management team. At the request of the Board of Directors, representatives of a financial advisor of the Company also attended the meeting and made a presentation to the Board of Directors regarding potential strategic investments and other strategic alternatives available to the Company. This financial advisor’s representatives reviewed the current market for strategic transactions and minority and majority investments, discussed industry trends, and assisted the Board of Directors in evaluating the Company’s position in the industry. This financial advisor’s representatives also assisted the Board of Directors in evaluating the possible effects of industry stabilization and Company performance on the Company’s value and the extent to which a strategic transaction could be in both the long-term and short-term best interests of the Company and its shareholders. In particular, the financial advisor’s representatives and the Board discussed the then current and projected Company results of operations and financial condition in light of the timing of the pursuit and execution of any strategic transaction. In the course of that discussion, Dr. Candace Kendle, the Company’s Chairman and Chief Executive Officer at the time, discussed certain challenges related to large, strategic transactions previously faced among the large companies in the CRO industry based on her breadth and length of experience and responded to certain related questions raised by the Board of Directors. After the financial advisor’s representatives left the meeting, the Board of Directors discussed and considered the presentation, noting the challenges that could face the Company in the pursuit of a strategic transaction in the short-term, and possible opportunities in considering the pursuit of such a transaction at a later time.

At the request of the Board of Directors, representatives of J.P. Morgan joined the February 8 meeting and delivered a presentation to the Board regarding potential debt refinancing alternatives available to the Company, including an overview of the credit markets generally. J.P. Morgan and the Company’s management assisted the Board of Directors in evaluating the risks and benefits of replacing the Company’s existing credit facility. The Company’s management also discussed with the Board certain challenges that the covenants in the existing credit facility created in light of the Company’s operating performance and current debt structure as well as global operations generally and the terms of maturity of existing debt arrangements. The J.P. Morgan representatives also presented various alternatives to refinance the notes, including potential terms and implementation costs for each of these alternatives and their potential financial implications. In addition, J.P. Morgan discussed the ability of its affiliate, JPMorgan Chase Bank, N.A. (which we refer to as JPMorgan Chase) to provide a potential $35,000,000 revolving credit facility to replace the Company’s then existing $53,500,000 revolving credit facility. The Board of Directors discussed and considered the potential new revolving credit facility and the various alternatives for refinancing the notes, with a focus on refinancing existing indebtedness with the proceeds received from the issuance of unsecured notes.

After the representatives of J.P. Morgan left the meeting, the Board of Directors and the Company’s management discussed the refinancing alternatives presented by J.P. Morgan and the presentation by the other financial advisor on the current state of strategic investments and transactions in the industry in light of the Company’s strategic objectives and discussed the extent to which the covenants in the current revolving credit facility and notes were adversely affecting the Company’s business. The Board of Directors also discussed the extent to which the Company’s financial performance and the debt markets generally limited the ability of the Company to pursue refinancing the notes with unsecured notes. The Board of Directors concluded this meeting by directing the Company’s management to pursue a new revolving credit facility with JP Morgan Chase as an alternative to amending the Company’s existing revolving credit facility.

On March 5, 2010, the Board of Directors held a meeting. Various members of the Company’s management team were invited to the meeting and reviewed the Company’s strategic positioning within the CRO industry and the Company’s priorities in executing its strategy. The Board of Directors discussed with members of the Company’s management the status of discussions regarding a proposed new revolving credit facility with JPMorgan Chase to replace the Company’s existing revolving credit facility and authorized and directed management to execute agreements relating to such facility and consummate the transactions contemplated thereby. On March 15, 2010, the Company terminated its existing revolving credit facility and entered into a new Credit Agreement with various lenders and JPMorgan Chase, as Administrative Agent, and related documents. This facility is comprised of a $35,000,000 revolving loan commitment, with up to $10,000,000 of such commitment available for issuance of letters of credit and up to $5,000,000 of such commitment available for same-day swing line loans. This facility has been amended on several occasions to, among other things, revise certain covenants and to change the maturity date to March 31, 2015.

On May 20, 2010, the Board of Directors held a meeting, attended by certain members of the Company’s management team, at which the Board of Directors received an update on refinancing alternatives for the notes, including existing conditions in the debt markets generally, and reviewed and considered an unsolicited communication from a representative of a strategic party (which we refer to as Party A) relating to a possible interest in a strategic transaction. After this meeting, at the instruction of the Board of Directors, certain members of the Company’s management team facilitated processes relating to due diligence in response to this indication. In particular, at the direction of the Board of Directors, the Company and Party A executed a mutual non-disclosure agreement on or about June 7, 2010, and on June 10, 2010, certain representatives of the Company’s management met with representatives of Party A, whereby such representatives exchanged limited due diligence information, including financial information relating to a potential business combination between the Company and Party A. At this meeting, the representatives mutually discussed business operations, historical financial results and a summary of internal, non-public financial projections, as well as the merits of combining the Company and Party A.

On July 23, 2010, the Board of Directors held a meeting, attended by certain members of the Company’s management team and a representative of Keating Muething & Klekamp PLL (which we refer to as Keating Muething & Klekamp), outside counsel to the Company, at which the Board of Directors was updated on the progress with Party A and reviewed and considered, among other things, preliminary information relating to a potential business combination with Party A. Dr. Kendle summarized communications between representatives of Party A and the Company and explained the extent to which certain information had been exchanged between Party A and the Company since the Board’s last meeting. Dr. Kendle also highlighted some of the synergistic opportunities of a potential business combination with Party A and explained potential market responses to such a transaction. Representatives of J.P. Morgan then joined the meeting and assisted the Board of Directors in evaluating the strategic rationale of a possible business combination with Party A, reviewed with the Board of Directors certain transaction considerations and the potential impact on scale and profitability of a combined company and provided a preliminary financial analysis of a potential transaction with Party A based on publicly available information and internal, non-public financial projections prepared by the Company’s management and by Party A’s management. The J.P. Morgan representatives and the Company’s management also reviewed with the Board of Directors a draft proposal of possible terms and conditions for a potential combination of the Company and Party A, outlining potential transaction values, forms of consideration and transaction structures. The J.P. Morgan representatives and the Company’s management also reviewed with the Board of Directors certain key assumptions relating to a potential transaction with Party A, including pro forma capital structures and a synergy sensitivity analysis. At the conclusion of the meeting, the Board of Directors authorized and directed the Company’s management to meet further with management of Party A to explore the proposed transaction and report back to the Board of Directors at subsequent meetings.

At the direction of the Board of Directors, the Company discontinued negotiations with Party A on or about August 12, 2010, after the parties were unable to agree on mutually acceptable terms of a combination.

In October 2010, as part of the Company’s ongoing review of strategic alternatives at the direction of the Board of Directors, a financial advisor to the Company arranged for certain members of the Company’s management to conduct introductory meetings with two financial sponsors with experience in the CRO industry. Prior to conducting these introductory meetings with the assistance of Keating Muething & Klekamp, the Company negotiated and executed non-disclosure agreements with both firms. In these meetings, the Company reviewed with the financial sponsors the Company’s business operations, historical financial performance and a summary of internal, non-public financial projections prepared by the Company’s management. Both of these financial sponsors received an invitation to participate, and did participate, in the Company’s process discussed later in this section.

On November 12, 2010, the Board of Directors of the Company held a meeting attended by certain members of the Company’s management team. At the meeting, the Board of Directors discussed the strategic alternatives for the Company’s business and received an update on the Company’s refinancing alternatives. Dr. Kendle reviewed the Early Stage market and the market pressures that had adversely affected the Company’s Early Stage business performance along with a recent improvement in certain business opportunities. The Board discussed near and long-term opportunities and management’s ongoing review of strategic alternatives, including potential investments, appropriate downsizing or closure of certain facilities, and revisited previous discussions that the Board of Directors had engaged in from time to time regarding opportunities to divest the Early Stage business, in whole or in part.

At the November 12 meeting, management delivered a report on a potential opportunity to sell the Company’s Early Stage businesses operated in Toronto, Canada and Morgantown, West Virginia in connection with a non-binding letter of intent the Company had received from a prospective purchaser of those businesses. At the time of the meeting, the Company’s management informed the Board of Directors that it was still in the process of analyzing the terms of the proposal, including the potential effects of the sale on the Company’s refinancing activities.

Management also delivered an update on refinancing alternatives for the Company’s outstanding debt related to the notes, which included a review of potential terms for refinancing alternatives previously identified in consultation with J.P. Morgan. The Board discussed management’s recommendation that any Early Stage sale proceeds be used in executing an appropriate refinancing strategy.

On January 12, 2011, the Board of Directors of the Company held a meeting attended by certain members of the Company’s management team and representatives of J.P. Morgan, at which management reported that the potential purchaser of the Company’s Early Stage business in Toronto and Morgantown had withdrawn its non-binding indication of interest after the parties were unable to agree on mutually acceptable terms and conditions of the transaction. Because the proceeds from the proposed Early Stage sale were a component in the refinancing approach previously authorized by the Board of Directors, management reported that the Company would not be able to execute its previously intended refinancing without a comparable liquidity event.

Management and representatives of J.P. Morgan next reviewed other potential refinancing approaches for the Company’s outstanding debt, including potential terms, conditions and costs and potential risks related to these various approaches. The J.P. Morgan representatives also discussed the then-current market transactions in the CRO and pharmaceutical outsourcing industries based on materials J.P. Morgan prepared at the direction of the Company in advance of the meeting, which included J.P. Morgan’s preliminary financial analysis of the Company based on publicly available information and internal non-public financial projections prepared by the Company’s management. As part of its presentation, J.P. Morgan reviewed certain precedent transactions, the acquiring firms involved in those transactions and other potential acquiring firms that had been active in the market. The Board of Directors then discussed and considered the presentation.

Management and the J.P. Morgan representatives reviewed with the Board of Directors possible processes to solicit indications of interest from potential acquirors of the Company if the Board of Directors elected to do so. J.P. Morgan made recommendations about the process and the Board of Directors discussed and considered approaches to structuring and executing such a process with J.P. Morgan and the Company’s management team. In connection with the meeting, the Company’s Chief Legal Officer gave a presentation to the Board regarding the fiduciary duties of directors, particularly under Ohio law, in the consideration of these alternatives.

After excusing the J.P. Morgan representatives from the meeting, the Board of Directors, both with management present, and in a directors-only session, continued to discuss the refinancing approaches and possible process to solicit indications of interest for a potential sale of, or other strategic transactions involving, the Company, including the merits and risks thereof. Based upon these discussions, the Board of Directors authorized management to negotiate and enter into an engagement letter with J.P. Morgan to act as the Company’s financial advisor in the pursuit of strategic alternatives for the Company, including the solicitation of indications of interest for a potential sale of the Company and to continue to evaluate refinancing alternatives potentially available to the Company.

On January 24, 2011, certain representatives of management of the Company met with representatives of J.P. Morgan in furtherance of the directions delivered by the Board to management at its January 12, 2011 meeting. At the January 24, 2011 meeting, representatives of the Company’s management, a representative of Keating Muething & Klekamp and the representatives of J.P. Morgan discussed the processes of pursuing each of a strategic transaction and a transaction involving a refinancing of the notes. On January 26, 2011, J.P. Morgan, acting at the direction of the Board of Directors, contacted 14 potential buyers on behalf of the Company, including a financial sponsor who later agreed to acquire Party A. Five of the 14 potential buyers were financial sponsors with strategic investments in the CRO and pharmaceutical outsourcing industries; the other nine potential buyers were financial sponsors who did not have strategic investments in the CRO or pharmaceutical outsourcing industries. During January and February 2011, J.P. Morgan executed, on behalf of the Company, non-disclosure agreements with each of the 14 parties, which non-disclosure agreements were drafted and revised by Keating Muething & Klekamp.

On February 10, 2011, the Company entered into a formal engagement letter with J.P. Morgan engaging it as the Company’s financial advisor in connection with a potential sale of the Company and potential refinancing alternatives available to the Company. The Company based its selection of J.P. Morgan over the financial advisor mentioned earlier in this section, in part because of J.P. Morgan’s experience in financial advisor engagements and its long-standing relationship with the Company and experience in advising other CROs.

During February and early March 2011, J.P. Morgan coordinated 13 management presentations, where the Company’s management discussed various aspects of the Company, its business operations, historical financial results and internal, non-public financial projections.

On March 8, 2011, the Company, through J.P. Morgan, received non-binding, indicative bids from seven parties, including Parent, reflecting valuation ranges ranging from $11.00 to $12.50 per share of Company common stock indicated by the lowest bidder to $14.00 to $18.00 per share of Company common stock indicated by the highest bidder. In addition, another party proposed an equity investment in the Company that would not have resulted in a change in control.

On March 11, 2011, the Board of Directors held a meeting attended at certain points by invited members of the Company’s management team and representatives of J.P. Morgan. J.P. Morgan updated the Board of Directors on steps taken in the strategic alternative review process since the previous Board of Directors meeting, including the receipt of preliminary indications of interest and the management presentations that had taken place in the interim. J.P. Morgan updated the Board of Directors regarding certain terms of the preliminary indications of interest, including the indicative price per share (in view of the Company’s then current stock price and recent stock performance) and related assumptions, terms and conditions, as well as another party’s proposal for an equity investment in the Company and the terms and conditions of that proposal. J.P. Morgan also reviewed with the Board of Directors information provided by five parties that declined to bid. At the request of the Board of Directors, the J.P. Morgan representatives discussed its updated financial analysis of the Company, based on publicly available information and internal, non-public financial projections prepared by the Company’s management. The J.P. Morgan representatives then outlined possible next steps in the strategic alternative process for the Board of Directors’ consideration and approval. The J.P. Morgan representatives also referred the Board of Directors to an update in the discussion materials on refinancing alternatives for the notes in view of market developments. The J.P. Morgan representatives, the Company’s management and the Board of Directors discussed these alternatives and the possible effects of potential financing costs, debt capacity and debt covenants in conjunction with the Company’s recent trends in generally lower than expected operating performance and potential opportunities, as well as various potential execution risks related to these alternatives. The Board of Directors continued its discussion and consideration of the merits and risks of the refinancing approaches and a potential sale of, or other strategic transaction involving, the Company, including potential investments that could be necessary or appropriate to enhance the Company’s business performance and market position.

Based on these discussions, the Board of Directors directed the Company’s management to continue pursuing strategic alternatives by inviting four parties which had provided the highest indications of value to conduct detailed due diligence in support of their binding bids for a potential acquisition of the Company and to provide such parties a draft merger agreement. These parties were selected based on their respective preliminary indications of interest that had been reviewed by the Board of Directors earlier in the meeting. Among these four parties was a financial sponsor that had recently agreed to acquire Party A. We refer to that financial sponsor in this section as Party B. Because of the low range of Parent’s initial indicative bid, Parent was not selected to continue in the process at that time. The Board of Directors also directed the Company’s management and J.P. Morgan to continue to monitor and evaluate refinancing alternatives while the parties invited to bid conducted their detailed due diligence.

Following the March 11 meeting of the Board of Directors, at the direction of the Board of Directors, J.P. Morgan contacted each of the parties that submitted indicative bids, but were not selected to continue in the process, including Parent, to discuss the competitiveness of their respective bids. In response, on March 16, 2011, Parent submitted a revised non-binding bid, increasing the bid range submitted on March 8 from $11.00 to $14.00 per share to $14.00 to $17.00 per share. Based on the increased bid range in its March 16, 2011, non-binding bid and in light of the bid ranges indicated by other bidders continuing in the process, the Company directed J.P. Morgan to invite Parent to continue in the process.

During the last week of March 2011 and first two weeks of April 2011, Company representatives and representatives from Keating Muething & Klekamp collaborated in the preparation of the draft merger agreement requested by the Board.

On March 29, the Company’s management provided updated financial forecasts, which reflected reduced levels of the Company’s 2011 revenue and EBITDA to the five parties that were invited to conduct additional detailed due diligence based in part on the lower than anticipated first quarter financial results, and discussed the updated 2011 forecasts with such parties.

On March 30, at the request of the Company, J.P. Morgan sent second round bid process letters on the Company’s behalf to five parties from which the Company had received indicative bids, including Parent and Party B. The Company was also made aware at that time that one of the parties was pursuing an acquisition of Party A. In the days that followed, the Company opened an online data room for access by the remaining five parties containing detailed due diligence information on the Company and continued to assist the interested parties in their due diligence review of the Company.

On March 31, Mr. Cheesman informed all of the members of the Board of the completion of management’s revised forecast for 2011. The revised forecast reflected a decrease in expected operating results based in part on lower than previously expected revenue rollout from backlog and new business awards as well as a heightened level of cancellations. Mr. Cheesman also advised the Board with respect to how the Company’s last twelve months EBITDA and current leverage ratios could potentially adversely impact the availability of possible debt refinancing alternatives. Mr. Cheesman also informed the Board regarding a news article published on or about

March 24, 2011 that purported to describe the Company’s process for consideration of strategic alternatives, as well as a note issued by a sell-side analyst on or about March 29, 2011 in response to the article. Mr. Cheesman and Anthony L. Forcellini, the Company’s Vice President of Strategic Development and Treasurer, discussed these matters with each member of the Audit Committee in separate telephone calls on April 5, 2011.

On April 7, the Board of Directors of the Company held a meeting, attended by certain members of the Company’s management team and representatives of J.P. Morgan. At the meeting, members of the Company’s management team reviewed the newly-revised financial projections. In addition, J.P. Morgan representatives discussed the significance of the article on the process of evaluating strategic transaction alternatives and reported that they had received some “inbound calls” from other parties indicating interest in the Company. J.P. Morgan representatives discussed how these calls could result, with the Company’s approval, in an expansion of the process to include additional participants. The Board also discussed the possible extent to which the article may have impacted recent trading in the Company’s common stock, which saw a steady increase in price per share from $9.28 at the close of trading on March 23, 2011, the last full trading day prior to release of the article, to its pre-merger announcement peak of $10.74 at the close of trading on April 1, 2011.

The J.P. Morgan representatives reviewed an updated financial analysis of the Company based on recently updated 2011 internal, non-public financial projections prepared by the Company’s management, and discussed the bid process and financing alternatives with the Board of Directors.

The J.P. Morgan representatives also updated the Board of Directors on events related to the strategic review process since the previous Board of Directors meeting, including due diligence activities of the five parties provided access to the online data room and the expected timing of receipt of updated bids. J.P. Morgan reported that two of these parties had indicated reservations about continuing in the bid process, but that J.P. Morgan could explore expressions of interest arising from the inbound telephone calls, as well as potential, but possibly limited, interest from certain strategic bidders which had not yet expressed an interest in a strategic transaction. The J.P. Morgan representatives reviewed background information on these additional parties and, at the Board of Directors’ request, agreed to seek to execute non-disclosure agreements with them, on the Company’s behalf, subject to negotiation by Keating Muething & Klekamp.

The J.P. Morgan representatives then updated the Board of Directors on various refinancing alternatives for the notes and terms and conditions related to these alternatives, including financing and debt costs and their potential effects on the Company’s future financial performance and reported that certain parties already involved in a review of a potential acquisition of the Company could be potentially interested in a more limited equity investment in the Company if mutually agreeable terms of an acquisition of the Company could not be reached.

After excusing the J.P. Morgan representatives from the meeting, the Company’s management and the Board of Directors engaged in further discussion and consideration of the merits and risks of the refinancing approaches and a potential sale of, or other strategic transaction involving, the Company, which included discussion about the Company’s business performance, opportunities and risks and market developments. This discussion continued in an executive session of the Board of Directors.

Later on April 7, acting on authorization from the Board of Directors, J.P. Morgan, on behalf of the Company, contacted eight additional potential buyers to discuss a potential transaction. Upon execution of non-disclosure agreements, J.P. Morgan provided these additional parties, at the Company’s direction and on its behalf, with information to support a preliminary indication of interest in the Company.

During the week of April 18, J.P. Morgan coordinated, at the direction of the Company and in conjunction with the Company’s management, additional due diligence meetings, one with representatives of Parent and one with representatives Party B.

On April 22, J.P. Morgan received, on behalf of the Company, an indicative bid of $13.50-$15.75 per share from a previously contacted financial sponsor that owns a strategic party, based on which J.P. Morgan, at the direction of the Company, provided the potential acquiror access to the online data room and answers to due diligence requests, as well as the draft merger agreement previously provided to the other bidders. This potential bidder subsequently communicated that it would require at least a month to complete diligence, refine its offer and arrange for committed financing.

On April 25, J.P. Morgan received, on behalf of the Company, an indicative bid from a strategic buyer of $12.65 per share. At the Company’s direction, J.P. Morgan informed the strategic buyer that its then-current bid was insufficient and the strategic buyer confirmed that it did not wish to increase its offer, at which time the Company and the strategic buyer mutually decided not to move forward in the bidding process.

On April 26, the deadline the Company previously specified to the five bidders initially provided access to the online data room and the eight additional bidders for the receipt of final bids, the sole bid that J.P. Morgan received at this time, on behalf of the Company, was an updated all cash bid from Parent of $15.00 per share. Also at this time, Parent submitted to J.P. Morgan, on behalf of the Company, a mark up of the merger agreement, which mark up included a proposed exclusivity provision therein, a draft stand alone, limited exclusivity agreement, draft equity commitments from affiliates of Avista and OTPPB and debt financing commitments. J.P. Morgan reported that Party B was still reviewing information in the Company’s online data room, but that such party declined to submit an updated bid, indicating that the indicative pricing it would have included in any updated bid would have been below its previously stated range.

On April 28, the Board of Directors held a meeting, which was attended by certain members of the Company’s management team and representatives of Keating Muething & Klekamp and J.P. Morgan. The J.P. Morgan representatives reviewed the bid process timeline and the feedback received from the parties that had been contacted in the process, including parties that either declined to participate in the process after initial meetings or declined the opportunity to submit a final bid. The J.P. Morgan representatives reported to the Board of Directors that there were no material updates to the financing alternatives discussed at the Board’s last meeting. However, the J.P. Morgan representatives updated the Board of Directors on the additional potential bidders that was discussed at the last meeting, and, in particular, that one of the potential additional bidders who had been provided access to the online data room based on its indicative bid range had not submitted a final bid prior to the deadline. All other parties had declined to bid. The J.P. Morgan representatives then reviewed Parent’s bid letter and its terms and conditions, including the financing commitments delivered with Parent’s bid. The Keating Muething & Klekamp representative reviewed the material terms and conditions included in Parent’s mark-up of the merger agreement, as well as a potential timeline of closing conditions following execution of a definitive agreement. Following this review, the Board of Directors engaged in discussion and consideration of the terms and conditions for comparable transactions in the market. After excusing the J.P. Morgan representatives from the meeting, discussion continued of the merits and risks of the refinancing approaches, a potential sale of, or other strategic transaction involving, the Company and the bid process to date, including Parent’s bid. The Board directed the Company’s management to continue to pursue Parent’s bid and authorized the Company’s management and Keating Muething & Klekamp, on behalf of the Company, to negotiate related terms and conditions in the merger agreement, including price, the termination and reverse termination fee structure and Parent’s proposed exclusivity agreement.

On April 29, Parent reconfirmed its $15.00 all cash bid and began conducting final due diligence with the respect to the Company. Acting on instructions from their respective clients, Weil Gotshal & Manges LLP (which we refer to as Weil Gotshal & Manges), on behalf of Parent, and Keating Muething & Klekamp, on behalf of the Company, began negotiating the merger agreement. In addition, at the direction of the Company, J.P. Morgan indicated to Parent that the Company would be willing to negotiate an exclusivity agreement with Parent on the basis of a higher bid value of $16.00 per share. Parent rejected the proposal that day, and restated its request for exclusivity on the basis of its reconfirmed $15.00 per share bid.

On May 2 and May 3, members of Parent, Avista and OTPPB met with members of management of the Company to conduct, and coordinate a process to complete, additional due diligence, including: (1) participating in detailed discussion regarding the Company’s significant customers based upon sales activity, revenue and backlog,

(2) determining which of the Company’s customers was to be contacted by Parent for validation of relationship with the Company, (3) discussing the Company’s IT systems, including its ERP and Global Clinical systems and (4) reviewing the Company’s first quarter 2011 financial results.

Concurrently with the management meetings on May 2 and May 3, representatives of Keating Muething & Klekamp, on behalf of the Company, and representatives of Weil Gotshal & Manges, on behalf of Parent, continued to negotiate certain terms of the proposed merger, including the termination fee payable by Company, a reverse termination fee payable by Parent and the proposed exclusivity agreement.

On May 3, J.P. Morgan received, on behalf of the Company, a revised all cash bid from Parent of $15.25 per share which included draft equity commitments from affiliates of Avista and Ontario Teachers’ Pension Plan Board and an executed debt financing commitment from Morgan Stanley & Co. At this time, representatives of Weil Gotshal & Manges also indicated to representatives of Keating Muething & Klekamp that Parent was willing to lower the termination fee payable by the Company, agree to a higher reverse termination fee payable by Parent and proceed without the execution of the proposed exclusivity agreement. Parent’s updated bid letter indicated that its bid would expire at 5:00 p.m. (Eastern Daylight Time) on May 4, 2011.

Throughout May 3 and the morning of May 4, representatives of Keating Muething & Klekamp and Weil Gotshal & Manges continued to discuss and negotiate the merger agreement and exchange revised drafts of the transaction documents.

On May 4, the Board of Directors held a meeting, which was attended by members of the Company’s management team, representatives of Keating Muething & Klekamp and representatives of J.P. Morgan. The J.P. Morgan representatives reviewed the process timeline and key dates with respect to the proposed merger in the several months leading up to the date of this meeting. The J.P. Morgan representatives also reviewed J.P. Morgan’s updated financial analysis of the proposed transaction, which is described under “The Merger—Opinion of J.P. Morgan Securities LLC” below, with the directors and delivered J.P. Morgan’s oral opinion to the Board of Directors that, as of the date of the opinion, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in J.P. Morgan’s written opinion, the $15.25 per share of the Company common stock to be paid to the holders of the Company common stock in the proposed merger was fair, from a financial point of view, to such stockholders. J.P. Morgan subsequently delivered its written opinion, dated May 4, 2011, to the Board of Directors confirming its oral opinion. The full text of the written opinion of J.P. Morgan, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan in rendering its opinion, is attached as Annex B to this proxy statement.

Keating Muething & Klekamp then reviewed in detail the changes to the draft merger agreement that had been negotiated since the Board of Directors meeting on April 28, 2011, particularly the increase in the merger consideration from $15.00 per share to $15.25 per share, changes to the combination of third party debt and equity financing provided by affiliates of Avista and OTPPB and debt financing commitment from Morgan Stanley & Co. and changes in the merger agreement to the termination, reverse termination fee and remedy provisions. Keating Muething & Klekamp reviewed certain amendments to the Company’s stockholder rights agreement that it advised should be considered by the Board of Directors in connection what the proposed merger. Keating Muething & Klekamp also reviewed with the Board the fiduciary duties of directors in associated with a potential sale of, or other strategic transaction involving, the Company.

After additional discussions and deliberations, including discussion of certain of the reasons for the merger described in “The Merger—Reasons for the Merger; Recommendation of the Board of Directors,” the Board of Directors moved to a vote on the proposed merger and, in connection with the proposed merger, the proposed amendment to the stockholder rights agreement. The Board of Directors unanimously resolved, that the merger is in the best interests of the Company and its shareholders and the Board of Directors approved the merger agreement and the merger and the other transactions contemplated thereby, including the amendment to the stockholder rights agreement. The Board of Directors also unanimously recommended that the shareholders adopt the merger agreement, resolved that the merger agreement be submitted for consideration by the shareholders at the special meeting of shareholders in accordance with all applicable laws and regulations and authorized management to set the record date for the special meeting to consider and vote on the adoption of the merger agreement.

During the day on May 4, Keating Muething & Klekamp, acting pursuant to the instructions of the Board of Directors, finalized the merger agreement with Weil Gotshal & Manges. Keating Muething & Klekamp also finalized the amendment to the stockholder rights agreement.

On May 4, 2011, the Company and American Stock Transfer & Trust, as Rights Agent, executed and delivered the amendment to the stockholder rights agreement, the Company, Parent and Merger Sub executed and delivered the merger agreement, the funds executed and delivered the equity commitment letter and limited guarantees, and the financing source executed and delivered the debt commitment letters. The parties issued a joint press release announcing the merger at approximately 10:45 p.m. (Eastern Daylight Time).

Reasons for the Merger; Recommendation of the Board of Directors

At a meeting held on May 4, 2011, the Board of Directors, by a unanimous vote, determined that the merger is in the best interests of the Company and our shareholders, approved the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated by the merger agreement (excluding the financing), which we sometimes refer to as the merger transactions, and resolved that the merger agreement be submitted for consideration by the shareholders at the special meeting and recommended that our shareholders vote to adopt the merger agreement. In making its recommendation, the Board of Directors consulted with our outside legal and financial advisors and our senior management team at various times, and considered a number of factors, including the following principal factors that the Board of Directors believes support such determinations, approvals, resolutions and recommendations:

•	the directors’ knowledge of the Company’s business, financial condition, and results of operations, on both an historical and a prospective basis;

•

the process leading to the announcement of the merger agreement, including the steps taken to foster competition and an orderly auction, and the Board’s understanding, as a result of such process, of the level of interest of both potential strategic partners and private equity sponsors in a transaction with the Company;

•	that discussions had been held with, and feedback received from, multiple bidders as part of the sale process;

•

the directors’ evaluation of the possible alternatives to a sale to Parent, including continuing as a public Company, which alternatives Board of Directors evaluated with the assistance of its financial advisors, J.P. Morgan, and determined were likely to be less favorable to the Company’s shareholders than the merger given the potential risks, rewards and uncertainties associated with those alternatives;

•	the $15.25 per share price to be paid in cash in respect of each share of Company common stock, which represents:

•	a 60.5% premium to the closing price for the Company common stock on NASDAQ on May 4, 2011, the last full trading day before the merger was announced; and

•	a 51.3% premium to the average closing price for the Company common stock on NASDAQ for the 30 trading days to and including May 4, 2011;

•	the fact that the merger consideration finally agreed to was the result of an increase with Parent from its initial offer of $15.00 per share of Company common stock;

•

the sale process conducted by the Company’s Board of Directors, with the assistance of J.P. Morgan, did not result in any definitive proposals to acquire the Company at a price higher than $15.25 per share;

•

the likelihood that it could take a considerable period of time, if ever, before the trading price of the Company common stock would reach and sustain at least the per share merger consideration value of $15.25, as adjusted for present value; in connection with this factor, the Board of Directors and J.P. Morgan discussed the lower historical valuation multiples of the Company common stock relative to the common stock of the Company’s peers in the public equity markets, the reasons for such lower historical valuation multiples and the Company’s intrinsic valuation on a discounted cash flow basis, and discussed whether the reasons for such lower historical valuation multiples were likely to be persistent;

•

the fact that the merger consideration is to be paid in all cash, which provides value certainty to the Company’s shareholders and allows them to monetize their investment in the Company in the near future, while avoiding long-term business risk;

•

the financial analyses reviewed by J.P. Morgan at the meeting of the Board of Directors on May 4, 2011 and the opinion of J.P. Morgan to the effect that, as of May 4, 2011, and based upon and subject to the factors and assumptions set forth in J.P. Morgan’s written opinion, the consideration of $15.25 per share of the Company common stock to be paid to the holders of the Company common stock in the proposed merger was fair, from a financial point of view, to such shareholders, as more fully described below in “—Opinion of J.P. Morgan Securities LLC” beginning on page     ;

•	the likelihood that the merger would be completed, based on, among other things:

•

the fact that Parent and Merger Sub had obtained committed debt and equity financing for the transaction, the number and nature of the conditions to the debt and equity financing, the reputation of the financing sources and the obligation of Parent to use its reasonable best efforts to obtain the debt financing;

•	the absence of a financing condition in the merger agreement;

•

the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including the fact that there were no anticipated substantive issues in connection with HSR and GWB clearance and that there are no other regulatory approvals that are required to close the merger;

•

the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a $25,000,000 reverse termination fee, as described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page     , without the Company having to establish any damages, the payment of which is guaranteed by the funds, severally and not jointly, pursuant to the limited guarantees;

•

the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement, as described under “The Merger Agreement—Remedies” beginning on page      and to enforce specifically the terms of the merger agreement; and

•	the procedural safeguards implemented by the Board of Directors to represent effectively the interests of the Company’s unaffiliated shareholders, including:

•

the fact that the Board of Directors met, along with the Company’s financial and legal advisors, approximately 11 times between November, 2009 and May 4, 2011, the date the merger agreement was signed and ultimately determined unanimously to be in the best interests of the Company and the shareholders, to approve the merger agreement and the merger and to recommend that the shareholders vote their shares of Company common stock in favor of adoption of the merger agreement and direct that the merger agreement be submitted to the shareholders for their adoption at a shareholders’ meeting in accordance with applicable law or regulation;

•	the fact that, other than their receipt of Board of Directors’ fees and their interests described under “—Interests of Certain Persons in the Merger” beginning on page , members of the Board of

Directors do not have interests in the merger different from, or in addition to, those of the Company’s shareholders generally;

•

the fact that, as of the execution of the merger agreement, members of senior management were not party to any binding agreements with Parent regarding their post-closing employment with or equity participation in the surviving entity, including with respect to any equity roll-over;

•

the other terms and conditions of the merger agreement and the course of negotiations of the merger agreement, including the nature of the parties’ representations, warranties and covenants and provisions regarding deal certainty. The Board of Directors believed, after reviewing the merger agreement with its legal advisors, that the merger agreement offered reasonable assurances as to the likelihood of consummation of the merger, did not impose unreasonable burdens on the Company and would not preclude a superior proposal. In particular, the Board of Directors noted:

•

that the Company would have the ability to respond to persons submitting acquisition proposals to the Company that did not result from a breach by the Company of its obligations relating to the solicitation of acquisition proposals to engage in discussions or negotiations with such persons, and furnish information pursuant to an acceptable confidentiality agreement, if the Board of Directors determines in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to lead to a superior proposal and the failure to pursue such approval would be a breach of their fiduciary duties;

•	the ability of the Board of Directors, under certain circumstances, to change, qualify, withhold, withdraw or modify its recommendation that its shareholders vote to adopt the merger agreement;

•

the Company’s ability to terminate the merger agreement to enter into a superior proposal, subject to certain conditions (including certain rights of Parent to have an opportunity to match the superior proposal), provided that the Company concurrently pays a $10,000,000 termination fee in the event of a termination to enter into a superior proposal and in certain other circumstances, less, in certain circumstances, expenses of up to $3,000,000 previously paid;

•

that the $25,000,000 reverse termination fee payable by Parent would become payable by Parent in certain circumstances, as described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page      and “The Merger Agreement—Remedies” beginning on page     ;

•	the closing conditions to the merger, including the fact that the obligations of Parent and Merger Sub under the merger agreement are not subject to a financing condition; and

•

the rights of shareholders who have perfected and not otherwise waived, withdrawn or lost their rights as dissenting shareholders, if any, to demand to be paid the “fair cash value” of their shares of Company common stock under Section 1701.85 of the Ohio Revised Code.

The Board of Directors also weighed the factors described above against the following factors and risks that generally weighed against entering into the merger agreement:

•

the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if the financing contemplated by the acquisition financing commitments, described under “—Financing of the Merger” beginning on page     , is not obtained;

•

the restrictions on the conduct of the Company’s business prior to the completion of the proposed merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the proposed merger;

•

the potential negative effect of the pendency of the merger, or a failure to complete the merger, could have on the Company’s business and relationships with its employees, customers, suppliers, regulators and the communities in which it operates;

•

the risks and costs to the Company if the proposed merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the risk that certain key members of senior management might choose not to remain employed with the Company prior to the completion of the merger;

•

the possibility that the amounts that may be payable by the Company upon the termination of the merger agreement could discourage other potential acquirors from making a competing bid to acquire the Company, including up to $3,000,000 in Parent’s expenses, as well as the possibility of the payment of a termination fee up to $10,000,000 (less, if previously paid, any amounts paid in respect of such Parent expenses) if the Company breaches its obligations under the provisions of the merger agreement relating to the solicitation of acquisition proposals;

•

the fact that if the proposed merger is not completed, the Company will be required to pay its expenses associated with the merger agreement, the merger and the other transactions contemplated by the merger agreement, as well as, under certain circumstances (including those discussed above), the applicable termination fee or up to $3,000,000 of Parent’s expenses;

•

the fact that, except in certain limited circumstances, the Company’s remedy in the event of the termination of the merger agreement due to the failure to obtain financing by Parent or Merger Sub is limited to receipt of the $25,000,000 reverse termination fee, which is guaranteed by each of the funds, severally and not jointly, and that under certain circumstances the Company may not be entitled to such termination fee;

•	the fact that the merger will be taxable to many of the Company’s shareholders that are U.S. holders for U.S. federal income tax purposes; and

•	the risks of the type and nature described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page .

In considering the recommendation of the Board of Directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page     .

The foregoing discussion of the information and factors considered by the Board of Directors in reaching their conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Board of Directors did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The Board of Directors considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

The Board of Directors recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Projected Financial Information

In or around April 2009 we discontinued our practice of providing the public with guidance with respect to expectations of results of future financial performance. However, the Company’s management team from time to time prepares for internal non-public dissemination certain projected financial information. Additionally, in the course of the process resulting in the merger agreement, the Company’s management prepared and provided to J.P. Morgan and Parent revised projected financial information, which was based on the Company’s management team’s revised estimate of the Company’s future financial performance as of the date they were prepared. The revised projected financial information provided to Parent covered only the fiscal year 2011. Except as otherwise indicated, this information does not reflect changes in general business and economic conditions since the date of preparation, or that may occur in the future that we did not anticipate at the time we prepared this information.

The revised projected financial information provided to J.P. Morgan and Parent, which we refer to in this section as the forecasts, were also provided by the Company’s management to the Company’s Board of Directors.

The forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because forecasts were provided to the Board of Directors, J.P. Morgan and Parent. The forecasts were not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections. The Company’s independent registered public accounting firm has not examined, compiled or performed any procedures with respect to the forecasts and accordingly does not provide any form of assurance with respect to the forecasts. Neither the Company nor any of the Company’s representatives (including J.P. Morgan) has made or makes any representations to any person regarding the ultimate performance of the Company compared to the information contained in the forecasts, and neither the Company nor any of the Company’s affiliates intend to provide any update or revision thereof, except as required by law. We do not intend to make other forecasts public in the future. These forecasts were not prepared in the same manner or process in which we would prepare projections for budgeting or other planning purposes. You should not regard the inclusion of these forecasts in this proxy statement as an indication that Kendle or Parent or any of their respective affiliates or representatives considered or consider the forecasts to be necessarily predictive of actual future events, and you should not rely on the forecasts as such.

Furthermore, the forecasts:

•

while presented with numerical specificity, necessarily make numerous assumptions, many of which are beyond our control, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, and may not prove to have been, or may no longer be, accurate;

•

do not necessarily reflect revised prospects for our business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that the forecasts will be achieved and readers of this proxy statement are cautioned not to place undue reliance on the projections.

In light of the foregoing factors and the uncertainties inherent in the forecasts, shareholders are cautioned not to place undue, if any, reliance on the forecasts.

The forecasts are summarized in the following table (in millions):

Forecasted Performance Measures	Fiscal Year Ending, December 31, 2011
Net Revenues	$334.3
EBITDA	$36.9

The EBITDA measure in the foregoing table is not a measure of performance under U.S. generally accepted accounting principles. EBITDA represents earnings before interest, taxes, depreciation and amortization and should not be considered as an alternative to net income as a measure of operating performance or cash flows or as a measure of liquidity.

Cautionary Statement Regarding the Forecasts

The forecasts provided above are subjective in many respects and thus susceptible to various interpretations based on actual experience and business developments. The forecasts were based on a number of assumptions that may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond our control. The forecasts are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the risks and uncertainties described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page     . Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may be materially different than those contained in the forecasts. We do not intend to make publicly available any update or other revisions to the forecasts to reflect circumstances existing after the date of the forecasts, except as required by law. Neither we nor our independent registered public accounting firm nor any of our representatives (including J.P. Morgan) assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information, and we have made no representations to Parent, Merger Sub, Avista Capital Holdings or Ontario Teachers’ Pension Plan Board and make no representations to shareholders regarding such information. The inclusion of the forecasts in this proxy statement should not be regarded as an indication that Parent considered the forecasts provided to it predictive of actual future events or that the forecasts should be relied on for that purpose. In light of the uncertainties inherent in any projected data, our shareholders are cautioned not to rely on the forecasts.

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter dated February 10, 2011, the Company retained J.P. Morgan as its financial advisor in connection with the proposed merger.

At the meeting of the Board of Directors on May 4, 2011, J.P. Morgan rendered its oral opinion to the Board of Directors that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its written opinion, the consideration of $15.25 per share of the Company’s common stock to be paid to the holders of the Company’s common stock in the proposed merger was fair, from a financial point of view, to such stockholders. J.P. Morgan subsequently confirmed its oral opinion by delivering its written opinion, dated May 4, 2011, to the Board of Directors. No limitations were imposed by the Board of Directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions. J.P. Morgan’s opinion was approved by J.P. Morgan’s fairness opinion committee.

The full text of the written opinion of J.P. Morgan, dated May 4, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion carefully and in its entirety. J.P. Morgan’s opinion is addressed to the Board of Directors, is directed only to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be paid to the holders of the Company’s common stock in the proposed merger and does not address any other aspect of the transactions contemplated by the merger agreement. J.P. Morgan provided its advisory services and opinion for the information and assistance of the Board of Directors in connection with its consideration of the merger. The opinion of J.P. Morgan does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the Company’s special meeting.

In connection with preparing its opinion, J.P. Morgan, among other things:

•	reviewed a draft, dated May 4, 2011, of the merger agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Company’s common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by the Company and Parent in the merger agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the merger.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of J.P. Morgan’s opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of the Company’s common stock in the proposed merger and J.P. Morgan expressed no opinion as to the fairness of the merger to, or any consideration paid in connection with the merger by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration to be paid to the holders of the Company’s common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Company’s common stock will trade at any time subsequent to the date of its opinion.

The terms of the merger agreement, including the consideration to be paid to the holders of the Company’s common stock in the merger, were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the merger agreement was solely that of the Board of Directors and Parent. J.P. Morgan’s opinion and financial analyses were among the many factors considered by the Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of the Board of Directors or the Company’s management with respect to the merger or the consideration to be paid to the holders of the Company’s common stock in the merger.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not meant to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan determined to be analogous to the Company’s business. The companies selected by J.P. Morgan included:

Late-stage Contract Research Organizations

•	Pharmaceutical Product Development, Inc.

•	ICON plc

•	PAREXEL International Corporation

Early-stage Contract Research Organizations

•	Covance Inc.

•	Charles River Laboratories International, Inc.

•	WuXi PharmaTech (Cayman) Inc.

•	ShangPharma Corporation

Other Contract Research Organizations

•	Medidata Solutions, Inc.

•	eResearchTechnology, Inc.

Although none of the selected companies is directly comparable to the Company, the above companies were chosen because they are companies that, for purposes of analysis, may be considered similar to the Company and/or are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of the Company. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the companies compared to the Company’s and other factors that could affect the public trading value of the companies and the Company.

For this analysis, J.P. Morgan used two sets of financial forecasts: (1) the “I/B/E/S Case,” based on the mean of Wall Street analysts’ estimates available as of May 3, 2011, and (2) the “Base Case,” which represents a composite, prepared by J.P. Morgan at the direction of the Company’s management, of various forecasts provided by the Company’s management. Using the closing price of the Company’s common stock as of May 3, 2011, and the treasury stock method to determine the treatment of options and restricted stock units (as provided by the Company’s management), and assuming approximately 15 million shares of common stock were outstanding and that the Company’s net debt exclusive of restricted cash was 124,000,000, J.P. Morgan calculated, for each of the selected companies and the Company, the ratios of Firm Value (which is the value of common equity, plus book value of debt, minus cash and cash equivalents) as of March 31, 2011, to estimated EBITDA (which is earnings before interest, taxes, depreciation and amortization) for calendar year 2011 (which we refer to as the FV/EBITDA 2011E). Results of the analysis were presented for the selected companies, as indicated in the following table:

	Mean FV/EBITDA 2011E	Median FV/EBITDA 2011E
Selected Companies
Late-stage Contract Research Organizations	9.0x	8.7x
Early-stage Contract Research Organizations	9.8x	10.6x
Other Contract Research Organizations	9.1x	9.1x
Blended Selected Companies	9.4x	9.7x

	Base Case FV/EBITDA 2011E	I/B/E/S Case FV/EBITDA 2011E
Company (as of March 23, 2011)	7.2x	8.1x
Company (as of May 3, 2011)	7.4x	8.4x

J.P. Morgan then calculated the Company’s equity value per share implied by certain reference ranges of multiples, which were based on the ranges of multiples calculated in the chart above for selected companies but adjusted to take into account differences between the Company and the selected companies and such other factors as J.P. Morgan deemed appropriate, including the differing market sizes, historical growth rates and profitability margins of the Company and the selected companies. The analysis indicated that, for the Base Case, the implied equity values per share of the Company’s common stock ranged from $7.65 to $12.45, based on FV/EBITDA 2011E of approximately $37 million, using a reference range of 6.5x to 8.5x; and that, for the I/B/E/S Case, the implied equity values per share of the Company’s common stock ranged from $5.80 to $10.05, based on FV/EBITDA 2011E of approximately $33 million, using a reference range of 6.5x to 8.5x.

All values presented were rounded to the nearest $0.05. In each case, J.P. Morgan compared the implied equity values per share to the per share consideration of $15.25 in cash to be paid to the holders of the Company’s common stock in the merger, the $9.91 per share closing price of the Company’s common stock as of May 3, 2011, and the $9.28 per share closing price of the Company’s common stock as of March 23, 2011, the last full trading day prior to the disclosure of a potential sale of the Company to the market by the news article described above under “Background of the Merger.”

Discounted Cash Flow Analysis.

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share of the Company’s common stock. J.P. Morgan calculated the free cash flows that the Company is expected to generate during fiscal years 2011 through 2020 based on a composite, prepared by J.P. Morgan at the direction of the Company’s management, of various forecasts provided by the Company’s management for fiscal years 2011 through 2020. J.P. Morgan then calculated the terminal value as of December 31, 2020, by applying, based on J.P. Morgan’s judgment and experience, a range of perpetual growth rates from 2.5% to 3.5%. The free cash flows from March 31, 2011, through December 31, 2020, and the range of terminal asset values were then discounted to present values using a range of discount rates from 11.5% to 13.5% and added together in order to derive the implied Firm Value of the Company. The discount rate range of 11.5% to 13.5% was chosen by J.P. Morgan based upon an analysis of the weighted-average cost of capital of the Company conducted by J.P. Morgan and applied using the mid-year convention for discounting. In calculating the estimated diluted equity value per share, J.P. Morgan adjusted the Firm Value for net debt of the Company as of March 31, 2011, of approximately $124 million and for the present value of federal net operating losses of $49.2 million as of December 31, 2010 (assuming a tax rate of 37.5%), then divided the adjusted amount by the fully diluted shares of Company common stock, assuming that approximately 15 million shares of the Company’s common stock is outstanding and applying the treasury stock method to options and restricted stock units identified by the Company’s management. Based on the foregoing, the analysis indicated an implied equity value per share of the common stock of $10.90 to $16.50 per share. All values presented were rounded to the nearest $0.05. In each case, J.P. Morgan compared implied equity values per share to the per share consideration of $15.25 in cash to be paid to the holders of the Company’s common stock in the merger, the $9.91 per share closing price of the Company’s common stock as of May 3, 2011, and the $9.28 per share closing price of the Company’s common stock as of March 23, 2011, the last full trading day prior to the disclosure of a potential sale of the Company to the market by the news article referred to above.

Selected Transaction Analysis

J.P. Morgan conducted an analysis of selected late-stage biopharmaceutical contract research organization and biopharmaceutical contract sales organization transactions comparable to the proposed merger. For each of the selected transactions, J.P. Morgan calculated, to the extent information was publicly available, the transaction value divided by the target’s EBITDA for the twelve-month period immediately preceding the announcement of the respective transaction (which we refer to as the TV/LTM EBITDA). The transactions considered, the month and year each transaction was announced, and the resulting TV/LTM EBITDA (if available) are as follows:

Target	Acquiror	Month Announced	TV/LTM EBITDA
i3 (Subsidiary of Ingenix)	Thomas H. Lee Partners, L.P.	January 2011	N/A

Research Pharmaceutical Services	Warburg Pincus LLC	December 2010	14.1x

INC Research, LLC	Avista Capital Partners, L.P., Ontario Teachers Pension Plan Board	August 2010	N/A

PharmaNet Development Group, Inc.	JLL Partners, Inc.	February 2009	8.6x

inVentiv Health, Inc.	Thomas H. Lee Partners, L.P.	May 2010	8.4x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied a TV/LTM EBITDA multiple of 9.5x to 12.5x to the Company’s EBITDA for the twelve-month period ended March 31, 2011, of approximately $26 million, which excluded non-recurring items such as net foreign currency exchange rate gains, restructuring charges, operating loss associated with the closure of the Company’s Utrecht facility and other income and expenses. This resulted in implied equity values per share of the Company’s common stock of $7.95 to $13.05. All values presented were rounded to the nearest $0.05. J.P. Morgan compared these implied equity values per share to the per share consideration of $15.25 in cash to be paid to the holders of the Company’s common stock in the merger, the $9.91 per share closing price of the Company’s common stock as of May 3, 2011, and the $9.28 per share closing price of the Company’s common stock as of March 23, 2011, the last full trading day prior to the disclosure of a potential sale of the Company to the market by the news article. J.P. Morgan also indicated the implied equity value per share of $15.60 that would have applied at the TV/LTM EBITDA multiple of 14.1x applicable to the acquisition of Research Pharmaceutical Services by Warburg Pincus identified above.

Historical Share Price Analysis

J.P. Morgan reviewed the price performance of the Company’s common stock during various periods ending on May 3, 2011 on a standalone basis and also in relation to the S&P 500 and a composite index consisting of the publicly traded companies listed under “Public Trading Multiples” above. J.P. Morgan also noted that the merger consideration of $15.25 per share of the Company’s common stock represented:

•	a premium of 53.9% over the closing price per share of the Company’s common stock on May 3, 2011 of $9.91;

•

a premium of 64.3% over the closing price per share of the Company’s common stock on March 23, 2011 (the last full trading day prior to disclosure of a potential sale of the Company to the market by the news article) of $9.28;

•	a premium of 51.1% over the average closing price per share of the Company’s common stock for the 30 trading days ended May 3, 2011;

•	a premium of 40.8% over the average closing price per share of the Company’s common stock for the 52 weeks ended May 3, 2011;

•	a discount of 11.8% from the highest closing price per share of the Company’s common stock for the 52 weeks ended May 3, 2011; and

•	a premium of 94.8% over the lowest closing price per share of the Company’s common stock for the 52 weeks ended May 3, 2011.

J.P. Morgan noted that historical stock trading and analyst price targets analyses are not valuation methodologies but were presented merely for informational purposes.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses or focusing on information in tabular format, in each case, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. Except as otherwise noted, the foregoing quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 3, 2011, and is not necessarily indicative of current market conditions.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its familiarity with the Company to advise the Company in connection with the merger and to deliver a fairness opinion to the Board of Directors addressing only the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be paid to the holders of the Company’s common stock in the proposed merger.

For services rendered in connection with the merger (including the delivery of its opinion), the Company has agreed to pay J.P. Morgan a fee of 1.47% of the total consideration in the merger, or approximately $5,000,000, $750,000 of which was payable upon delivery by J.P. Morgan of its opinion, and the remainder of which is contingent upon the consummation of the merger. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel. The Company will also indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company, with portfolio companies of Parent’s shareholders, Avista and OTPPB, each of which shareholders will be providing equity capital to Parent to be utilized by Parent to pay a portion of the merger consideration, and with Avista and OTPPB, for which relationships J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to Avista in connection with the sale by Avista of its interest in the Marcellus Shale joint venture with Carrizo Oil & Gas, Inc. in September of 2010, acting as bookrunner for Avista’s portfolio company Viking Acquisition Inc. in connection with its $275,000,000 high yield bond offering and as lead arranger for Viking Acquisition Inc.’s $300,000,000 term loan and $50,000,000 revolving credit facility, each in October of 2010, acting as bookrunner for Avista’s portfolio company ConvaTec Inc. in connection with its $690,000,000 senior secured note offering, its $1,180,000,000 unsecured note offering and as lead arranger on its $1,480,000,000 term loan, each in December of 2010, acting as joint bookrunner for the $360,000,000 initial public offering of OTPPB’s portfolio company General Nutrition Corp. in March of 2011 and acting as joint bookrunner for OTPPB’s portfolio company Easton-Bell Sports, Inc. in connection with its $350,000,000 senior secured notes offering and as lead arranger for Easton-Bell Sports, Inc. in connection with its $250,000,000 asset-based revolving credit facility, each in November of 2009. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and of Viking Acquisition Inc. and ConvaTec Inc. and is an agent bank for Easton-Bell Sports, Inc. for which it receives customary compensation or other financial benefits. During the two year period preceding the date of its opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Parent. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities, including that, in connection with the issuance by the Company of certain convertible bonds, the Company sold to J.P. Morgan call options representing the right to purchase approximately 8.7% of the Company’s outstanding common stock at a price of $61.22 per share and J.P. Morgan sold to the Company call options representing the right to purchase approximately 8.7% of the Company’s outstanding common stock at a price of $47.71 per share.

Financing of the Merger

Parent anticipates that the total funds needed to complete the merger, including the funds needed to:

•

pay our shareholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares (and our other equity-based interests) outstanding as of the record date, would be approximately $232.2 million;

•	refinance the notes;

•	refinance Parent’s existing indebtedness; and

•	pay all the fees and expenses relating to the merger and the financing of the merger will be funded through a combination of:

•

equity financing to be provided or secured by investment funds affiliated with Parent, or other parties to whom it assigns a portion of its commitment pursuant to the equity commitment letters described below;

•	secured credit facilities with the lenders in an aggregate amount of $425,000,000 comprised of a $350,000,000 term loan facility and a $75,000,000 revolving credit facility;

•

the issuance of senior unsecured notes of Parent yielding at least $250,000,000 in gross cash proceeds, or, to the extent Parent is unable to issue senior notes yielding at least $250,000,000 in gross cash proceeds, at least $250 million in loans under a new senior unsecured bridge facility from the lenders; and

•	cash on hand of Parent and the Company.

Parent has obtained the equity commitment letters and the debt commitment letter described below. The funding under those financing letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe that the amounts committed under the financing letters will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the financing letters fails to fund the committed amounts in breach of such financing letters or if the conditions to the commitments to fund the amounts set forth in such financing letters are not met. Although obtaining the proceeds of any financing, including any financing under the financing letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be consummated. In that case, Parent may be obligated to pay the reverse termination fee to the Company, as described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page     . Parent’s obligation to pay the reverse termination fee is guaranteed by the funds pursuant to the limited guarantees referred to below.

Equity Financing

Parent has entered into equity commitment letters dated as of May 4, 2011, with each of (1) Avista Capital Partners II, L.P. and certain of its affiliates, which we refer to as Avista and (2) Ontario Teachers’ Pension Plan Board, which we refer to as OTPPB, and, together with Avista, as the funds, pursuant to which Avista and OTPPB have each committed to purchase equity securities of Parent, at or prior to the closing, for an amount equal to $73,369,553 (for a total of $146,739,106 in the aggregate), to fund a portion of the merger consideration.

The funds’ obligations to fund the equity financing contemplated by the equity commitments are generally subject to (1) the execution and delivery of the merger agreement by the Company (which took place on May 4, 2011), (2) the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement, (3) the contemporaneous consummation of the transactions contemplated by the merger agreement and (4) the contemporaneous funding of the debt financing on the terms and conditions described in the debt commitment letters. The Company is a third-party beneficiary of the equity commitment letters to the extent that the Company seeks specific performance of Parent’s obligation to cause the funds to fund their respective equity commitments in certain circumstances in accordance with the terms of the merger agreement.

The obligation of the funds to fund their respective equity commitments will terminate automatically upon the earliest to occur of (1) the termination of the merger agreement pursuant to its terms, (2) the occurrence of any event which, pursuant to the limited guarantees, terminates the funds’ obligations or liabilities under the limited guarantees, (3) the Company or any of its affiliates, securityholders or agents asserts a claim against Parent, any of the funds or certain of their affiliates in connection with the equity commitment letters, the guarantees, the merger agreement or the transactions contemplated thereby other than claims expressly permitted by the limited guarantees, the confidentiality agreement or the merger agreement or (4) the occurrence of the closing date, following payment by the funds of their commitments.

Debt Financing

In connection with the entry into the merger agreement, Parent received the debt commitment letter, dated May 4, 2011, from MSSF. Pursuant to the debt commitment letter, MSSF has committed to provide an aggregate of $425,000,000 of secured credit facilities to Parent consisting of (i) a term loan facility in an aggregate principal amount of $350,000,000, and (ii) a revolving facility with a maximum availability of $75,000,000 (provided that only a specified amount may be drawn at the closing of the merger). In addition, Parent expects to issue $250,000,000 of senior notes. In the event that Parent does not issue such senior notes, MSSF has committed to provide, pursuant to the debt commitment letter, a bridge facility in an aggregate principal amount of $250,000,000. Unless otherwise agreed by the parties, the debt commitment letter will terminate on September 30, 2011 or such earlier date which is the earlier of (i) the date on which the merger agreement is irrevocably terminated in accordance with its terms and (ii) the date of the closing of the merger (x) in the case of the secured credit facilities, without the use of such secured credit facilities or (y) in the case of the bridge facility, without the use of such bridge facility.

The credit facilities contemplated by the debt commitment letter are subject to the following closing conditions:

•

the execution and delivery of loan documentation for the secured credit facilities, and, if applicable, for the bridge facility, which we collectively refer to as the credit facilities documentation, on terms consistent with the debt commitment letter and otherwise reasonably satisfactory to the loan parties and MSSF and consistent with certain documentation principles provided in the debt commitment letter, and MSSF’s receipt of (a) customary closing certificates and customary legal opinions and (b) a customary solvency certificate;

•

substantially concurrently with the initial funding of the secured credit facilities and the initial funding of the bridge facility and/or the issuance of the senior notes, Parent shall receive a direct or indirect equity contribution from Avista and OTPPB or their respective affiliates, (b) substantially concurrently with the funding of the secured credit facilities, Parent shall receive $250,000,000 in aggregate gross cash proceeds from the issuance of the senior notes and/or the borrowing of the loans under the bridge facility (or such lesser amount determined by Parent to be necessary to consummate the merger and related transactions), and (c) substantially concurrently with the funding of the bridge facility, Parent shall receive $350,000,000 in gross proceeds from the term loan facility;

•

on the closing date, after giving effect to the merger and related transactions, neither Parent nor any of its subsidiaries shall have any indebtedness for borrowed money other than the debt financing and other permitted surviving indebtedness (as defined in the debt commitment letter);

•

the merger shall be consummated pursuant to the merger agreement, substantially concurrently with the initial funding of the debt financing, and no provision of the merger agreement shall have been amended or waived, and no consent shall be given, in each case, in any respect that is materially adverse to the interests of the MSSF or the lenders under the credit facilities without the prior written consent of MSSF (which will not be unreasonably withheld or delayed), provided that consent of MSSF is not required for any reduction in the acquisition consideration, which will be allocated as provided in the debt commitment letter;

•

except as set forth in the schedules to the merger agreement or as disclosed in the Company’s SEC filings since March 16, 2009 and at least two business days prior to May 4, 2011, and publicly available as of May 4, 2011, and subject to the limitation set forth in subsection (w) of section 3.1 of the merger agreement, since January 1, 2011 there shall not have been any change, circumstance or event which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the Company, regardless of whether such change, event, occurrence, state of fact or development arose out of facts or circumstances known by any of the parties to the merger agreement; and since May 4, 2011, there shall not have been an effect, change, event or occurrence that has had or would reasonably be expected to have a material adverse effect on the Company;

•	the closing of the credit facilities shall have occurred on or before the expiration of the debt commitment letter;

•

MSSF shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Parent and its subsidiaries and the Company and its subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the closing date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Parent and its subsidiaries and the Company and its subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the closing date (with respect to which independent auditors shall have performed a SAS 100 review);

•

MSSF shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of each of Parent and its subsidiaries and the Company and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the closing date (or 90 days in case such four-fiscal quarter period is the end of Parent’s or the Company’s fiscal year, as the case may be), prepared after giving effect to the debt financing, the merger and related transactions as if such events had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which shall include all adjustments reflected in Parent’s model delivered to MSSF on April 22, 2011;

•

as a condition to the availability of the loans under the bridge facility, (a) Morgan Stanley & Co. Incorporated, which we refer to as MS&Co, shall have received, not later than 20 consecutive calendar days prior to the closing date (which period shall exclude the period between August 19, 2011 and September 5, 2011), a customary offering memorandum, including financial statements, pro forma financial statements, business and other financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-16 of Regulation S-X) and of type and form customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents to consummate the offering of the senior notes (with the exception of a consolidating footnote to the financial statements for guarantors and non-guarantors financial information; provided that such information is expressed in the body of the relevant disclosure document with disclosure customary for a Rule 144A offering) and drafts of customary comfort letters (including “negative assurances”) by the auditors of Parent and the Company which such auditors are prepared to issue upon completion of customary procedures, and (b) Parent shall ensure that MS&Co shall have been afforded a period of at least 20 consecutive calendar days upon receipt of the information described in clause (a) above, to seek to place the senior notes with qualified purchasers, which period shall exclude the period between August 19, 2011 and September 5, 2011 and shall have caused the senior management and other representatives of Parent and the Company to provide access in connection with due diligence investigations and to participate in a customary high-yield “road show,” for such period commencing on the date of delivery of a final offering memorandum (at no time during which period the financial information in the offering memorandum shall be “stale”) and ending on the third business day prior to the closing date;

•

the administrative agent for the secured credit facilities shall have received, with respect to such documents and other information requested in writing at least 5 business days prior to the closing date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

•

payment of all fees required to be paid on the closing date pursuant to the fee letter referred to in the debt commitment letter and reasonable out-of-pocket expenses required to be paid on the closing date pursuant to the debt commitment letter (to the extent invoiced prior to the closing date) due to the MSSF and the lenders under the credit facilities from the proceeds of the credit facilities;

•

with respect to the secured credit facilities, all actions necessary to establish that the administrative agent will have a perfected first priority security interest (subject to liens permitted under the credit facilities documentation) in the collateral under the secured credit facilities shall have been taken except as otherwise provided in the debt commitment letter;

•

MSSF shall have been afforded a period of at least 20 consecutive calendar days to syndicate the credit facilities, which period (a) shall commence upon the delivery of the confidential information memorandum with respect to the credit facilities and (b) shall exclude the period between August 19, 2011 and September 5, 2011; and

•	the accuracy of certain representations and warranties in the merger agreement and specified representations and warranties in the credit facilities documentation.

The debt commitment letter is not subject to a due diligence condition or a “market out” condition, which would allow MSSF not to fund its commitments if the financial markets are materially adversely affected. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Subject to the terms and conditions of the merger agreement, Parent and its affiliates will use their reasonable best efforts to obtain the equity and debt financing for the merger on the terms and conditions described in the financing letters applicable to them and will not replace them or permit any amendment if such replacement or amendment would, taken as a whole, have the effect of (a) reducing the aggregate amount of the equity and debt financing, (b) imposing new or additional conditions to the receipt of the equity financing and debt financing or otherwise expanding, amending or modifying any of the conditions to the receipt of the equity financing and debt financing in a manner that would reasonably be expected to (x) delay or prevent the merger, (y) make the timely funding of the equity financing and the debt financing or satisfaction of the conditions to obtaining each such financing less likely to occur, or (c) adversely impacting the ability of Parent to enforce its rights against the other parties to the applicable financing letters or any related fee letter.

Limited Guarantees

Pursuant to the limited guarantees delivered by each of Avista and OTPPB in favor of the Company, dated May 4, 2011, each of Avista and OTPPB has agreed to guarantee the due and punctual performance and discharge of 50% of Parent’s obligations under the merger agreement to pay the reverse termination fee, to the extent required to be paid by Parent as discussed under “The Merger Agreement—Termination Fees and Reimbursement of Expenses.” Each fund’s obligation under the limited guarantees is subject to a cap of 50% of the reverse termination fee, which we refer to as the cap, and neither limited guarantee may be enforced against either Avista or OTPPB, respectively, without giving effect to such cap.

The limited guarantees will terminate as of the earliest of (1) the closing date; (2) the 180th day after the termination of the merger agreement if the closing has not occurred and no claim for payment is brought under the limited guarantees prior to such time; (3) the termination of the merger agreement in accordance with its terms by consent of the parties or under any other circumstances in which Parent or Merger Sub would not be obligated to pay the reverse termination fee; (4) the final resolution of all claims brought under the limited guarantees prior to termination in accordance with clauses (1) through (3) above; and (5) any time when the Company or any of its affiliates asserts in any litigation that the provisions limiting the liability of each of Avista and OTPPB to the cap are illegal, invalid or unenforceable, asserts that the funds are liable in excess of the cap, or asserts any other theory of liability other than a claim (A) against the funds for payment under the limited guarantees, (B) pursuant to the enforceability of the equity commitment letters as discussed above under “—Equity Financing” or (C) against Parent pursuant to the merger agreement.

Closing and Effective Time of Merger

The closing of the merger will take place on the second business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger” beginning on page     ) have been satisfied or waived, other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions. However, the merger agreement provides that if the marketing period (as summarized under “The Merger Agreement—Marketing Period” beginning on page     ) has not ended at such time, then, subject to the continued satisfaction or waiver of such conditions to closing of the merger at such time, the closing of the merger will instead take place on the earlier of (a) any business day during the marketing period specified by Parent on no less than three business days’ prior written notice to the Company and (b) the next business day after the final day of the marketing period. Notwithstanding the defined term “marketing period” in the merger agreement, Parent may nonetheless seek to market and arrange the debt financing at any time prior to or during the marketing period and if such debt financing is available and other conditions to the merger have been satisfied, the merger may be consummated prior to the commencement or conclusion of the marketing period.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be consummated in the third quarter of 2011. The effective time will occur as soon as practicable on the date of the closing of the merger upon the filing of a certificate of merger or other appropriate document with the Secretary of State of the State of Ohio (or at such later date as the Company, Parent and Merger Sub may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Promptly after the effective time of the merger, each record holder of shares of Company common stock (other than the excluded shares) will be sent a letter of transmittal describing how such holder should surrender its shares of Company common stock for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent (described in “The Merger Agreement—Exchange and Payment Procedures” beginning on page     ) without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the exchange agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the exchange agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the surviving entity, post a bond in a customary amount as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Interests of Certain Persons in the Merger

In considering the recommendation of our Board of Directors with respect to the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our shareholders generally, as more fully described below. Our Board of Directors was aware of these interests and considered them, among other matters, in reaching the decision to approve the merger agreement and recommend that our shareholders vote in favor of adopting the merger agreement. For the purposes of all the agreements and plans to which the Company is a party described below that contain a change in control provision, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Treatment of Stock Options

The merger agreement provides that, as of the effective time of the merger, each of the outstanding options, whether vested or unvested, will be cancelled and will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event no later than three business days after the effective time), an amount in cash equal to the product of (i) the total number of shares subject to the option immediately prior to the effective time times (ii) the excess, if any, of the per share merger consideration over the exercise price per share under such option, less any required withholding taxes.

The following table sets forth, as of May 16, 2011, for each of our directors and executive officers holding stock options: (1) the aggregate number of shares of Company common stock subject to vested stock options and the value of such vested stock options, on a pre-tax basis, at the per share merger consideration; (2) the aggregate number of unvested stock options that will vest in connection with the merger, assuming the director or executive officer remains employed by the Company at the effective time of the merger, and the value of those unvested stock options, on a pre-tax basis, at the per share merger consideration; (3) the aggregate number of shares of Company common stock subject to vested and unvested stock options for each individual, assuming the director or executive officer remains employed by the Company at the effective time of the merger; and (4) the aggregate amount of consideration that we expect to pay to all such individuals with respect to their stock options in connection with the merger, on a pre-tax basis.

	Vested Stock Options		Unvested Stock Options		Aggregate Stock Options
	Shares	Value (1)	Shares	Value (1)	Shares	Value (1)
Executive Officers (2)
Dr. Candace Kendle (3)	0	$0	0	$0	0	$0
Chairman and Former Chief Executive Officer
Mr. Christopher C. Bergen (4)	0	0	0	0	0
Former Executive Vice President and Chief Administrative Officer
Mr. Keith A. Cheesman	3,000	$0	2,000	$0	5,000	$0
Sr. Vice President and Chief Financial Officer
Dr. Stephen A. Cutler (5)	0	$0	0	$0	0	$0
President and Chief Executive Officer
Mr. Jamie Macdonald (6)	0	$0	20,000	$98,000	20,000	$98,000
Sr. Vice President and Chief Operating Officer
Dr. Mark J. Roseman (7)	0	$0	15,000	$108,450	15,000	$108,450
Sr. Vice President and Chief Marketing Officer
Non-Employee Directors (8)
Mr. Robert R. Buck	20,000	$34,200	0	$0	20,000	$34,200
Dr. G. Steven Geis	10,000	$34,200	0	$0	10,000	$34,200
Dr. Donald C. Harrison	50,000	$160,600	0	$0	50,000	$160,600
Dr. Timothy Johnson	45,000	$166,575	0	$0	45,000	$166,575
Mr. Timothy M. Mooney	15,000	$34,200	0	$0	15,000	$34,200
Dr. Frederick A. Russ	25,000	$34,200	0	$0	25,000	$34,200
All Executive Officers and Non-Employee Directors as a Group	168,000	$463,975	37,000	$206,450	205,000	$670,425

(1)	Calculated for each stock option by multiplying (i) the excess of the $15.25 per share merger consideration over the per share exercise price of the stock option by (ii) the number of shares of Company common stock subject to such stock option.

(2)	These stock option grants have been made under our 1997 Stock Option and Stock Incentive Plan and 2007 Stock Incentive Plan.
(3)	Dr. Kendle served as Chairman and Chief Executive Officer of the Company until May 1, 2011. Effective May 1, 2011, Dr. Kendle serves as the Company’s Non-Executive Chairman.
(4)	Mr. Bergen served as Executive Vice President and Chief Administrative Officer of the Company until May 1, 2011. Effective May 1, 2011, Mr. Bergen serves as a non-employee director of the Company.
(5)	Dr. Cutler, 49, currently serves as President and Chief Executive Officer of the Company, a position to which he was appointed effective May 1, 2011. Until May 1, 2011, Dr. Cutler served as the Company’s Senior Vice President and Chief Operating Officer.
(6)	Mr. Macdonald, 42, currently serves as Senior Vice President and Chief Operating Officer of the Company.
(7)	Dr. Roseman, 50, currently serves as Senior Vice President, Sales and Chief Marketing Officer of the Company.
(8)	Under the 2003 Directors’ Compensation Plan and its predecessor plan, directors’ fees have been paid with a combination of cash, stock options and shares of Company common stock in lieu of cash.

Treatment of Restricted Shares and Restricted Stock Units

The merger agreement provides that, as of the effective time of the merger, any vesting conditions or restrictions applicable to any restricted shares granted pursuant to the Company stock plans will lapse, and such restricted shares will be treated the same as all other shares of Company common stock (other than the dissenting shares) and as such will be entitled to receive the per share merger consideration, less applicable withholding taxes.

The merger agreement also provides that, as of the effective time of the merger, each outstanding RSU under the Company stock plans will be cancelled and will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event on the third business day after the effective time), the per share merger consideration, less any required withholding taxes. The RSUs cancelled and converted into cash in connection with the merger will include the Company’s outstanding performance-based RSUs, which were granted by the Company on March 24, 2011.

The following table sets forth, as of May 16, 2011, for each of our directors and executive officers with outstanding restricted shares and RSUs: (1) the aggregate number of restricted shares that will vest in connection with the merger; (2) the aggregate number of RSUs that will vest in connection with the merger (assuming that performance-based RSUs are earned at maximum payout); and (3) the pre-tax value of such restricted shares, and RSUs at the $15.25 per share merger consideration.

	Aggregate Number of Restricted Shares	Aggregate Number of RSUs (1)	Value of Restricted Shares and RSUs (2)
Executive Officers (3)
Dr. Candace Kendle	0	$0	$0
Chairman and Former Chief Executive Officer
Mr. Christopher C. Bergen	0	$0	$0
Former Executive Vice President and Chief Administrative Officer
Mr. Keith A. Cheesman	0	$17,873	$272,563
Sr. Vice President and Chief Financial Officer
Dr. Stephen A. Cutler	0	$40,111	$611,693
President and Chief Executive Officer
Mr. Jamie Macdonald	0	$28,407	$433,207
Sr. Vice President and Chief Operating Officer
Dr. Mark J. Roseman	0	$21,331	$325,298
Sr. Vice President and Chief Marketing Officer
Non-Employee Directors (4)
Mr. Robert R. Buck	0	$0	$0
Dr. G. Steven Geis	0	$0	$0
Dr. Donald C. Harrison	0	$0	$0
Dr. Timothy Johnson	0	$0	$0
Mr. Timothy M. Mooney	0	$0	$0
All Executive Officers and Non-Employee Directors as a Group	0	$107,722	$1,642,761

(1)	Includes performance-based RSUs granted in 2011.
(2)	Calculated by multiplying the $15.25 per share merger consideration by the number of restricted shares and RSUs.
(3)	Executive officers are granted RSUs (including performance-based RSUs) on an annual basis as part of their long-term incentive compensation. Grants of restricted shares and RSUs have been made under our 1997 Stock Option and Stock Incentive Plan and 2007 Stock Incentive Plan.
(4)	Each non-employee director receives an annual grant of $22,500 in Company common stock and 1,700 non-qualified, immediately exercisable stock option, which awards are in lieu of an annual grant of 5,000 non-qualified, immediately exercisable stock options made to non-employee directors in years past. These grants have been made under our 2003 Directors’ Compensation Plan and 2007 Stock Incentive Plan.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation to which the following individuals, each a named executive officer of the Company, are entitled under existing agreements with the Company that is based on or that otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation. The “golden parachute” compensation payable by the Company to these individuals is subject to a non-binding, advisory vote of the Company’s shareholders, is

described under “Proposal No. 2—Advisory Vote on Golden Parachute Compensation” on page      and assumes the following:

•	the price per share of Company common stock paid by Parent in the merger is $15.25 per share;

•	the merger closed on May 16, 2011, the last practicable date prior to the filing of this proxy statement; and

•

the named executive officers of the Company were terminated without cause immediately following a change in control on May 16, 2011, which is the last practicable date prior to the filing of this proxy statement.

Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($)	Perquisites/ Benefits ($) (3)	Tax Reimbursements ($)	Other ($) (4)	Total ($)
Dr. Candace Kendle	$0	$0	$0	$0	$0	$0	$0
Mr. Christopher C. Bergen	$0	$0	$0	$0	$0	$0	$0
Mr. Keith A. Cheesman	$633,962	$272,563	$0	$38,331	$323,009	$15,000	$1,215,647
Dr. Stephen A. Cutler	$1,047,029	$611,693	$0	$38,331	$574,313	$15,000	$2,080,356
Mr. Jamie Macdonald	$722,307	$531,207	$0	$0	$0	$15,000	$1,015,773
Dr. Mark J. Roseman	$582,054	$433,748	$0	$38,331	$0	$15,000	$859,283

(1)	Represents (a) cash lump sum in an amount equal to two times the sum of annual base salary at the rate in effect immediately preceding the merger and the average bonus paid in respect of the two fiscal years immediately preceding the fiscal year in which the merger occurs, which we refer to as bonus amount; (b) accrued and unused paid time off; and (c) a pro-rata portion of the bonus amount, based on the number of days which have elapsed in the fiscal year in which the merger occurs.
(2)	Represents the total aggregate value of accelerated stock options and RSUs outstanding as discussed in the tables on pages . Such values result from “single trigger” arrangements and are applicable regardless of whether or not the executive’s employment is terminated and consist of the following: for Mr. Cheesman, RSUs with a value of $272,563; for Dr. Cutler, RSUs with a value of $611,693; for Mr. Macdonald, accelerated stock options with a value of $98,000, and RSUs with a value of $433,207; for Dr. Roseman, accelerated stock options with a value of $108,450 and RSUs with a value of $325,298.
(3)	Represents the value of two years of health, medical, dental, and life insurance coverage to the same extent to which executives were covered under the Company’s group plans, policies and programs on the date immediately preceding the date of the merger.
(4)	Represents maximum amounts payable for the cost of outplacement services.

Severance Arrangements

The Company does not have employment agreements with its named executive officers. However, the Company has entered into Protective Compensation and Benefit Agreements with certain employees, including each of the named executive officers. These agreements are considered “double-trigger” agreements that provide for specified benefits only if certain other events occur upon or after a change in control. These agreements are subject to annual review by the Company’s Board of Directors and, upon their respective termination dates, automatically will be extended in one-year increments unless cancelled by the Company at the direction of the Board. In connection with the Protective Compensation and Benefit Agreements, each named executive officer also entered into a Non-Disclosure, Proprietary Rights and Non-Compete Agreement (which we refer to as the Non-Compete Agreement). These agreements are described below.

Certain Triggering Events following a Change in Control

The Protective Compensation and Benefit Agreements are “double-trigger” agreements that provide named executive officers with specified benefits, including two years’ compensation and other benefits described below, upon the occurrence of certain events following a change in control. The completion of the merger will constitute a change in control under the Protective Compensation and Benefit Agreements.

Upon a change in control, one of the following events would trigger potential benefits to a named executive officer under a Protective Compensation and Benefit Agreement:

•

Within 12 months of the change in control, a named executive officer voluntarily resigns for “good reason.” Good reason includes any of the following: (1) circumstances render the named executive officer unable to carry out performance of the officer’s authorities, powers, functions, responsibilities or duties, and the circumstances are not remedied within 10 days; (2) the named executive officer’s salary is reduced; (3) the named executive officer’s bonus opportunity is reduced or targets are changed in a manner that negatively affects bonus opportunity; (4) the named executive officer is required to work in a place that is greater than 30 miles from the place of business prior to the change in control; (5) the named executive officer’s business-related travel materially increases; (6) the named executive officer receives a reduced number of annual vacation days; and (7) the Company or a successor materially breaches the Protective Compensation and Benefit Agreement or refuses to assume obligations under the agreement.

•

Within 24 months of the change in control, a named executive officer is terminated for any reason, except death, “disability” or “cause.” Under the agreement, disability requires a named executive officer to be unable to perform his or her job on a full-time basis for a period of 12 consecutive months. Under the agreement, a termination for cause means that the officer was convicted of a felony, committed an act of fraud or embezzlement against the Company, or committed a willful and substantial violation of established written policy.

The Protective Compensation and Benefit Agreements for named executive officers also include the following terms and conditions:

•	The Company is required to pay legal fees and related expenses incurred by a named executive officer seeking or enforcing his or her rights under the agreement.

•	Named executive officers will receive a lump sum cash payment for any accrued but unused vacation time.

•	Named executive officers will be eligible for pro-rata portion of any bonus amounts for the year in which the termination occurs.

•	Named executive officers will not be entitled to severance payments under Company severance policies in addition to the benefits set forth in the Protective Compensation and Benefit Agreement.

Each named executive officer also entered into a Non-Compete Agreement in connection with the Protective Compensation and Benefit Agreement. The Non-Compete Agreement restricts a named executive officer from certain activities that could harm the Company due to the sensitive information learned by a named executive officer in connection with his or her services. In particular, following a voluntary or involuntary termination, a named executive officer:

•	For 12 months, will not perform directly or indirectly services for a competitor of the Company;

•	For 24 months, will not solicit the Company’s customers or induce any customer to stop doing business with the Company;

•	Will not disclose confidential information;

•	For 24 months, will not solicit Company employees or induce employees to leave the Company; and

•	For 24 months, will not induce medical professionals or patients involved with the Company’s contract research to cease working with the Company or work with a competitor of the Company.

None of the foregoing limitations, except the obligation of confidentiality, will apply to a named executive officer who voluntarily terminates his or her employment for “good reason.” Under the Non-Compete Agreement, the definition of “good reason” is substantially similar to the definition of the same term under the Protective Compensation and Benefit Agreements.

Indemnification of Directors and Officers

The Company is incorporated under the laws of the State of Ohio. Consistent with Ohio law, our Amended and Restated Code of Regulations provides that we will indemnify our directors and officers from liability relating to their service to the Company if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to actions brought by or in the right of the Company, our Amended and Restated Code of Regulations provides that the Company will indemnify our directors and officers from liability relating to their service to the Company if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the Company, except that no indemnification may be made if the director or officer is finally adjudged to be liable for negligence or misconduct in the performance of his or her duties to the Company unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity. If a director or officer is successful on the merits in defending any action or suit, our Amended and Restated Code of Regulations mandates that he or she be indemnified by us.

Our Amended and Restated Code of Regulations also permits the Company to purchase and maintain insurance on behalf of our directors and officers insuring them against any liability asserted against them in their capacities as directors and officers of the Company, whether or not the Company would have the authority to indemnify them under our Amended and Restated Code of Regulations or Ohio law. Consistent with these provisions, we maintain liability insurance that covers claims against our directors and officers and also insures us against amounts that we are required to pay to indemnify our directors and officers, in each case subject to customary policy limits and retention amounts.

We have entered into indemnification agreements with each of our non-employee directors. These agreements were intended to provide each of our non-employee directors with the maximum indemnification protection permitted under Ohio law. The agreements clarify the procedures that are to be followed if a non-employee director is entitled to indemnification, provide for the advancement of legal defense costs, allow the non-employee director to recover enforcement costs if he or she is required to take action to enforce his or her indemnification rights, and obligate the Company to use commercially reasonable efforts to maintain directors and officers insurance coverage at a customary level. We are required to maintain this insurance coverage for the duration of each non-employee director’s service on our Board of Directors and for at least six years thereafter.

In the merger agreement, Parent agrees that it and the surviving entity will, for a period of six years after the merger, provide indemnification to our directors and officers to the fullest extent permitted by law, assume the indemnity obligations under our Amended and Restated Code of Regulations and director indemnity agreements, and maintain in effect the Company’s current directors and officers liability insurance coverage. For a more detailed description of these provisions of the merger agreement, please see the section of this proxy statement titled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” on page     .

Intent to Vote in Favor of the Merger

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate,                  shares of Company common stock (not including any shares of Company common stock deliverable upon exercise or conversion of any options or that may be earned as RSUs), representing     % of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of Company common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Company common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Company common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of Company common stock as capital assets, and does not apply to shares of Company common stock received in connection with the exercise of employee stock options or stock otherwise received as compensation, shareholders who hold an equity interest, actually or constructively, in Parent or the surviving entity after the merger, shareholders who validly exercise their rights under the Ohio Revised Code to object to the merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, shareholders that have a functional currency other than the U.S. dollar or shareholders who hold Company common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any shareholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of the RSUs or options to purchase shares of Company common stock, or any other matters relating to equity compensation or benefit plans. This discussion does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of Company common stock is more than 12 months at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are generally eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting

Backup withholding of tax may apply to cash payments to which a U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, an Internal Revenue Service Form W-9 included as part of the letter of transmittal and return it to the exchange agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the exchange agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger in light of such shareholder’s particular circumstances and the application of state, local and foreign tax laws.

Regulatory Approvals and Notices

Under the terms of the merger agreement, the merger cannot be consummated until the waiting period applicable to the consummation of the merger under the HSR Act and the GWB have expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be consummated until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on May 18, 2011 and each requested early termination of the waiting period, which early termination request has not yet been ruled upon.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under the GWB, as amended, the merger, may not be consummated unless the German Federal Cartel Office or the FCO issues its clearance. The GWB provides that Parent must file a pre-merger notification with the FCO. The FCO may issue its decision in Phase I, within one month from the submission of a complete notification to the FCO. If the FCO opens a Phase II investigation, the review period is extended by an additional three months. A transaction notifiable under the GWB may not be completed until the FCO issues a clearance decision. The parties filed the required German notification on May 18, 2011, and the regulatory review of the merger is ongoing.

There can be no assurance that all of the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of Parent or the Company to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds and, if such a challenge is made, there can be no assurance as to its result.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs this merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing as facts the matters described therein. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Articles of Incorporation; Code of Regulations; Directors and Officers

The merger agreement provides for the merger of Merger Sub with and into the Company with the Company surviving the merger on the terms and subject to the conditions set forth in the merger agreement and becoming a subsidiary of Parent as a result of the Merger.

At the effective time, the Articles of Incorporation and Code of Regulations of the surviving entity will be amended and restated in the forms attached to the Merger Agreement.

The board of directors of the surviving entity will, immediately following the effective time, consist of the directors of Merger Sub until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Articles of Incorporation and Code of Regulations of the surviving entity. The officers of the surviving entity will, immediately following the effective time, be the officers of the Company until their respective successors are duly appointed and qualified or their earlier resignation or removal or otherwise ceasing to be an officer in accordance with the Articles of Incorporation and Code of Regulations of the surviving entity.

Closing and Effective Time of the Merger

The closing of the merger will take place at 10:00 a.m., local time, on the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions to closing (described under “—Conditions to the Merger”), unless another time or date is agreed to in writing by the parties to the merger agreement. However, if the marketing period (as described below) has not ended at such time, the closing will not occur until the earlier to occur of (1) a date during the marketing period specified by Parent on not less than three business days written notice to the Company and (2) the first business day following the final day of the marketing period.

On the closing date, the parties will file with the Secretary of State of the State of Ohio a certificate of merger in accordance with the relevant provisions of the Ohio Revised Code. The Merger will become effective upon the filing of the certificate of merger or at such time thereafter as is agreed upon in writing by Parent and the Company and provided for in the certificate of merger.

Marketing Period

The Marketing Period

The marketing period is the first period of 20 consecutive calendar days after the date of the merger agreement throughout which (1) Parent has the required information (as described below), (2) the required information is compliant (as described below) and (3) the closing conditions relating to the Company’s shareholder approval and the expiration of applicable waiting periods under certain antitrust laws (described under “—Conditions to the Merger”) have been satisfied, and nothing has occurred and no condition exists that would cause any of the other conditions to the obligations of Parent and Merger Sub to consummate the closing not to be satisfied if the closing were to be scheduled for any time during such 20 consecutive calendar day period. In addition, the marketing period cannot include any day from August 19, 2011 to and including September 5, 2011.

The Required Information

In connection with the marketing period, we refer to the following information, which the Company is required to provide to Parent under the merger agreement, as the required information:

•

financial statements, financial data and other pertinent information regarding the Company and its subsidiaries of the type required by certain SEC regulations for a registered public offering of non-convertible debt securities, as at the time during the Company’s fiscal year when such an offering will be made to finance the transactions contemplated by the merger agreement, to the extent that the same is of the type and form that would be customarily included in an offering memorandum or similar document to issue and sell notes in a public offering or private placement under Rule 144A under the Securities Act;

•

pro forma financial information, audit reports, and other pertinent information regarding the Company and its subsidiaries as is necessary for the preparation of pro forma financial statements of the type required by certain SEC regulations for a registered public offering of non-convertible debt securities, to the extent that the same is of the type and form that would be customarily included in an offering memorandum or similar document to issue and sell notes in a public offering or private placement under Rule 144A under the Securities Act, or otherwise necessary to receive from the Company’s independent accountants customary comfort letters (including with respect to customary negative assurance comfort) with respect to the financial information to be included in such offering memorandum;

•	all other information and disclosures relating to the Company as may be reasonably requested by Parent;

•

an electronic version of the trademarks, service marks and corporate logo of the Company for use in marketing materials related to the financing of the transactions contemplated by the merger agreement; and

•

authorization letters authorizing the financing sources for the transactions contemplated by the merger agreement to distribute information relating to the Company and its subsidiaries to prospective lenders.

Whether the Required Information is Compliant

In determining whether the required information is compliant, we use the term “compliant” to mean that the required information satisfies the following requirements:

•

the required information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company and its subsidiaries, necessary in order to make the required information not misleading; and

•

the required information complies throughout the marketing period with the applicable SEC requirements that apply to a registration statement on Form S-1 (or any applicable successor form) under the Securities Act for an offering of debt securities.

Commencement of the Marketing Period

If the Company in good faith reasonably believes the marketing period has begun, it may deliver to Parent a written notice to that effect, in which case the marketing period will be deemed to have begun on the date of such notice, unless Parent in good faith reasonably believes the marketing period has not begun and, within three business days after the delivery of such notice, delivers a written notice to the Company to that effect, stating with reasonable specificity why Parent believes the marketing period has not begun (including, if Parent believes the required information has not been provided, stating with reasonable specificity which items of required information have not been provided).

In addition, the marketing period will not commence and will be deemed not to have commenced if on or prior to the completion of the 20 consecutive calendar day period comprising the marketing period, any of the following occurs:

•

the Company’s auditors withdraw any audit opinion with respect to any financial statements contained in the required information (in which case the marketing period will be deemed not to commence unless and until the Company’s auditors issue a new unqualified audit opinion);

•

the financial statements in the required information would be required to be updated in order to be sufficiently current throughout the marketing period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of the marketing period (in which case the marketing period will be deemed not to commence unless and until Parent receives updated financial statements that would permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new marketing period);

•

the Company publicly announces any intention to restate any of its historical financial statements or any financial information included in the required information or that any such restatement is under consideration (in which case the marketing period will be deemed not to commence unless and until (1) such restatement has been completed and the applicable required information has been amended or (2) the Company has announced that it has concluded (including the basis for such conclusion) that no restatement is required in accordance with generally accepted accounting principles); or

•

the required information ceases to be compliant at any time during the marketing period (in which case the marketing period will be deemed not to commence unless and until all required information is compliant).

Notwithstanding the defined term “marketing period” in the merger agreement, Parent may nonetheless seek to market and arrange the debt financing at any time prior to or during the marketing period and if such debt financing is available and the other conditions to the merger have been satisfied, the merger may be consummated prior to the commencement or conclusion of the marketing period.

Treatment of Company Common Stock, Options, Restricted Shares and Other Equity Awards

Company Common Stock

At the effective time, by virtue of the merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company common stock, each share of Company common stock issued and outstanding immediately prior to the effective time, other than excluded shares, will be cancelled and converted into the right to receive the per share merger consideration.

Options

At the effective time, the right to receive shares of Company common stock pursuant to the exercise of any stock options that are outstanding immediately prior to the effective time, whether or not vested, will be cancelled and converted into the right to receive, no later than three business days after the effective time, a cash payment from Parent or the surviving entity equal to the excess, if any, of the per share merger consideration over the per share exercise price of such option, less any required withholding taxes.

Restricted Stock

At the effective time, each outstanding share of restricted stock granted under the Company’s (1) 1997 Stock Option and Incentive Plan, (2) 2007 Stock Incentive Plan and (3) 2003 Directors’ Compensation Plan (which we refer to as the Company stock plans) when taken together, whether vested or unvested shall, as of the effective time, become fully vested and free of any forfeiture restriction and converted into the right to receive from Parent or the surviving entity no later than three business days after the effective time, an amount in cash equal to the per share merger consideration, less any required withholding taxes.

Time-Based Awards

At the effective time, the right to receive shares of Company common stock or cash in respect of outstanding time-based restricted stock units under the Company stock plans, whether or not vested, will be cancelled and will only entitle the holder of such award to receive, no later than three business days after the effective time, a cash payment from Parent or the surviving entity equal to (1) the number of shares of Company common stock issuable pursuant to the award, multiplied by (2) the per share merger consideration, less any required withholding taxes.

Performance-Based Awards

At the effective time, the right to receive shares of Company common stock or cash in respect of outstanding performance-based restricted stock unit awards under the Company stock plans, whether or not vested, will be cancelled and will only entitle the holder of such award to receive, no later than three business days after the effective time, a cash payment from Parent or the surviving entity equal to (1) the number of shares of Company common stock issuable pursuant to the award multiplied by (2) the per share merger consideration, less any required withholding taxes.

Company Stock Plans

The Company will take all actions necessary to terminate the Company stock plans immediately prior to the effective time and any other plan for the issuance or grant of any interest in respect of shares of Company common stock and ensure that neither the Company nor any of its subsidiaries will, as of the effective time, be bound by any rights under the Company stock plans or any such other plan.

Convertible Senior Notes

As contemplated by the merger agreement, Parent has requested the Company to commence (1) an offer to purchase the 3.375% Convertible Senior Notes due July 15, 2012 (which we refer to as the senior notes, and we refer to the offer to purchase the senior notes as the debt offer) and (2) a consent solicitation to solicit the consent of holders of the securities to certain amendments as specified by Parent, to the covenants in the Indenture, dated as of March 31, 2007 and the Supplemental Indenture No. 1 dated July 16, 2007, between the Company and LaSalle Bank, National Association, as trustee (which we refer to as the consent solicitation), with respect to all of the outstanding aggregate principal amount of the securities on the terms and conditions reasonably satisfactory to Parent and the Company. The completion of that offer is not a condition to the completion of the merger. Furthermore, if requested by Parent, the Company will assist Parent in causing all derivative instruments related to the senior notes or the Company common stock, including all hedging agreements and warrants, to be terminated prior to the effective time.

Exchange and Payment Procedures

Parent has appointed                     , as exchange agent for the purpose of exchanging certificates or book entries, as applicable, which immediately prior to the effective time evidenced shares of Company common stock (which we refer to as the certificates), for the applicable merger consideration. On or before the effective time, Parent will deposit, or will cause to be deposited, with the exchange agent, the merger consideration to be exchanged or paid, which we refer to as the exchange fund.

The surviving entity will, or will cause the exchange agent to, send to each holder of record of shares of Company common stock immediately prior to the effective time (1) a letter of transmittal for use in such exchange and (2) instructions to effect the surrender of the certificates in exchange for the applicable merger consideration. However, the exchange agent will not disburse any part of the exchange fund until 10 days after the approval of the merger at the shareholders meeting, which we refer to as the dissenters determination date.

Each holder of shares of Company common stock upon surrender to the exchange agent of a certificate together with a properly completed letter of transmittal will be entitled to receive the applicable merger consideration payable in respect of such shares of Company common stock. Certificates surrendered will be cancelled as of the effective time, and, until surrendered, each such certificate will represent only the right to receive the applicable merger consideration. No interest will be paid or accrued for the benefit of holders of the certificates on cash amounts payable upon the surrender of such certificates. Each of the exchange agent, the surviving entity and Parent may deduct and withhold from the merger consideration any required withholding taxes, which will be treated as having been received by the holder of the shares of Company common stock.

After the effective time, there will be no further registration of transfers of shares of Company common stock. If, after the effective time, any certificate formerly representing shares of Company common stock is presented to the surviving entity, it will be cancelled and exchanged for the applicable merger consideration.

Any portion of the merger consideration supplied to the exchange agent which remains unclaimed by the holders of Company common stock twelve months after the effective time will be returned to Parent, upon demand, and any such holder who has not exchanged his certificates for the applicable merger consideration prior to the time of demand may thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) with respect to the payment of any merger consideration that may be payable upon surrender of any certificates held by such holders. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property to any governmental entity will become, to the extent permitted by applicable law, the property of Parent or its designee, free and clear of all claims or interest of any person previously entitled thereto. None of Parent, Merger Sub, the Company or any of their respective subsidiaries or affiliates will be liable to any holder of Company common stock for any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Dissenting Shareholders

To the extent required by the Ohio Revised Code, shares of Company common stock issued and outstanding immediately prior to the effective time and that are held by any holder of shares who, as of the record date for the Company shareholders meeting, was a record holder of Company common stock and who files with the Company within ten days after such vote a written demand to be paid the fair cash value for such shares of Company common stock that have not been voted in favor of the proposal to adopt the merger agreement, will not be converted into the right to receive the merger consideration unless and until such holder fails to demand payment properly or otherwise waives, withdraws or loses its rights as a dissenting shareholder, if any, under the Ohio Revised Code.

If any such shareholder fails to perfect or otherwise waives, withdraws or lose its rights as a dissenting shareholder, then that shareholder’s Company common stock will be deemed to have been converted into, as of the effective time, the right to receive the merger consideration. From and after the effective time, each shareholder who has properly asserted rights as a dissenting shareholder will be entitled only to such rights as are granted under the Ohio Revised Code. The Company will promptly notify Parent of any shareholder who asserts rights as a dissenting shareholder and will not, without the prior written consent of Parent, make any payment with respect to, or settle any rights of a dissenting shareholder prior to the effective time.

Financing; Company Cooperation

Financing

Parent will, and will cause its affiliates to, use reasonable best efforts to consummate the equity financing and the debt financing for the merger, which we refer to collectively as the financing, on the terms and conditions described in the financing letters, including by:

•	maintaining in effect the financing letters until the merger transactions are consummated;

•	negotiating definitive agreements with respect to the debt financing on the terms and conditions contained in the debt commitment letter; and

•	satisfying on a timely basis all conditions to the debt financing and the equity financing that are within its control.

Upon the reasonable request of the Company, Parent will inform the Company of the status of its efforts to arrange the financing.

Parent will have the right to amend or replace the debt commitment letter from time to time prior to the closing of the merger in order to add or replace lenders, lead arrangers, bookrunners, syndication agents or other similar parties, or in any other manner that would not, taken as a whole, have the effect of:

•	reducing the aggregate amount of the financing;

•

imposing new or additional conditions to the receipt of the debt financing or otherwise expanding, amending or modifying any of the conditions to the receipt of the debt financing in a manner that would reasonably be expected to delay or prevent the closing or make the timely funding of the debt financing less likely to occur; or

•	adversely impacting the ability of Parent to enforce its rights against other parties to the financing letters.

A portion of the financing may consist of an issuance of secured or unsecured non-convertible debt securities distributed pursuant to Rule 144A and/or Regulation S promulgated under the Securities Act, which we refer to as a high yield note transaction, in addition to or in lieu of a portion of other financing contemplated by the debt commitment letters, and the Company’s obligations in connection with the financing as described below apply to both a high yield note transaction and such other financing contemplated by the debt commitment letters.

Prior to the closing date, if any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Parent will use its reasonable best efforts to arrange and obtain alternative debt financing from alternative sources in an amount sufficient to consummate the merger transactions with terms and conditions not materially less favorable, taken as a whole, to Parent and Merger Sub (in the reasonable judgment of Parent) than the terms and conditions set forth in the debt commitment letter as promptly as practicable following such occurrence of such event but no later than the business day immediately prior to the closing date of the merger transactions.

Company Cooperation

The Company will provide and cause its subsidiaries to provide, and will use reasonable best efforts to cause their respective representatives to provide, all necessary or customary cooperation reasonably requested by Parent in connection with the arrangement of the financing (provided that such requested cooperation does not (1) unreasonably interfere with the ongoing operations of the Company and its subsidiaries or (2) require the Company or any of its subsidiaries to pay any out-of-pocket fees or expenses that are not reimbursed by Parent as described below), including:

•

assisting in the preparation for and participating in a customary and reasonable number of meetings, due diligence sessions, presentations, drafting sessions, sessions with rating agencies and road shows, including making available the Company’s representatives, members of the Company’s finance department and other employees of the Company and its subsidiaries;

•

assisting with the preparation of customary bank information memoranda, rating agency presentations and bank syndication materials, and with the preparation of private placement memoranda, offering memoranda, prospectuses and similar documents in connection with the debt financing, including making available the Company’s representatives, members of the Company’s finance department and other employees of the Company and its subsidiaries to assist Parent in its preparation of any required financial information (including pro forma financial information) or projections relating to the Company and its subsidiaries;

•

in connection with the bank financing contemplated by the debt commitment letters, providing customary authorization letters to the debt financing sources authorizing the distribution of information to prospective lenders;

•

assisting in the preparation of and executing and delivering at the closing of the merger transactions definitive documents related to the financing on the terms contemplated by the debt commitment letter and equity commitment letters;

•

obtaining customary and reasonable accountants’ comfort letters with respect to information relating to the Company no later than the first day of the marketing period (as described above under “—Closing; Marketing Period”);

•	obtaining corporate and facilities ratings, landlord waivers and estoppels, and certain other documents that may be required by the lenders in connection with the debt financing;

•	furnishing to Parent and Merger Sub and their debt financing sources, as promptly as practicable, the required information (as described above under “—Marketing Period”);

•

using commercially reasonable efforts to permit prospective lenders to evaluate the Company’s current assets and cash management and accounting systems for the purpose of preparing bank memoranda and offering documents and establishing collateral arrangements to the extent customary and reasonable, to benefit from the Company’s existing lending relationships, and to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; and

•

delivering notices of prepayment within the required time periods and obtaining customary payoff letters, lien terminations and instruments of discharge necessary to allow for the repayment in full at closing of the existing indebtedness of the Company and its subsidiaries.

Parent will promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company or any of its subsidiaries in connection with such cooperation and will indemnify and hold harmless the Company, its liabilities suffered or incurred by any of them in connection with the arrangement of the financing and any information used in connection therewith, except to the extent that such losses were caused by the gross negligence or intentional misconduct of the Company, its affiliates, or their respective officers, advisors or representatives or by a breach of the merger agreement by the Company.

Internal Restructuring; Repatriation of Cash

The Company must reasonably cooperate with Parent in Parent’s review of and planning for a potential internal restructuring of the Company’s subsidiaries, assets or liabilities, provided that (i) the Company is not required to take any action with respect to such restructuring (A) unless Parent has confirmed in writing that it is prepared to proceed immediately to closing and the Company is satisfied that the closing will immediately occur thereafter or (B) if such action would contravene an organizational document of the Company or any of its affiliates or law; and (ii) such cooperation will not unreasonably interfere with the business or operations of the Company. At the reasonable request of Parent, the Company and its subsidiaries must also use their reasonable best efforts, to the extent permitted by applicable law and subject to the reasonable operational requirements of the Company and its Subsidiaries, to cause cash held by the Company’s subsidiaries, in the manner and amounts specified by Parent, to be repatriated to the United States at or prior to the closing. The Company and its Subsidiaries must cooperate with Parent in good faith regarding the implementation of such repatriation.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company, Parent and Merger Sub to each other as of specified dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including the disclosure schedules delivered by the Company and Parent in connection therewith). In addition, some of the representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence and good standing of the Company and its subsidiaries, and requisite power and authority to carry on its business;

•	the Company’s capitalization, the absence of other undisclosed equity or voting interests in the Company and the absence of preemptive or other similar rights;

•

the Company’s corporate power and authority to enter into the merger agreement and (subject to obtaining the required shareholder vote) to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against the Company;

•

the absence of violations of, or conflicts with, the governing documents of the Company and its subsidiaries, applicable law or certain agreements as a result of the Company entering into and performing under the merger agreement and consummating the merger;

•

the absence of any votes or approvals required of the holders of Company common stock of the Company to approve the merger, other than required shareholder vote in favor of the adoption of the merger agreement;

•	governmental consents and approvals;

•	the Company’s SEC filings since January 1, 2008 and the financial statements included therein;

•	the absence of certain undisclosed liabilities of the Company and its subsidiaries;

•	compliance since January 1, 2008 with the Sarbanes-Oxley Act of 2002 and the applicable listing and corporate governance rules of NASDAQ;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•

the accuracy of the information provided in filings made in connection with the merger transactions and required pursuant to SEC rules and the compliance of such documents with the requirements of the Securities Act and the Exchange Act, as applicable;

•	the absence of legal proceedings or governmental or other injunctions, orders or similar requirements imposed upon or outstanding against the Company or its subsidiaries;

•	environmental matters;

•	tax matters;

•	employee benefits;

•	labor matters;

•	environmental matters;

•	intellectual property;

•	real property;

•	material contracts of the Company in full force and effect and the absence of any default under, or termination of, any material contract;

•	the inapplicability of the shareholder rights agreement or any anti-takeover or other similar law to the merger agreement and the merger transactions;

•	insurance policies;

•	the absence of a “material adverse effect” (as defined below) with respect to the Company and the absence of certain other changes since January 1, 2011;

•	unanimous approval of the merger agreement by the Company’s Board of Directors;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the receipt by the Company’s Board of Directors of the opinion of its financial advisor; and

•	acknowledgement of the absence of other representations and warranties.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “material adverse effect.” For the purposes of the merger agreement, “material adverse effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, has, or would be reasonably expected to have, a material adverse effect on the financial condition, properties, businesses or results of operations of the Company and its subsidiaries taken as a whole; provided that, none of the changes or events caused by or resulting from the following (alone or in combination) will be deemed to have a “material adverse effect”:

•	changes in prevailing economic, political or market conditions;

•	changes in generally accepted accounting principles or requirements or interpretations thereof;

•	changes in applicable laws or interpretations thereof by any governmental entity relating to the industries or markets in which the Company or any of its subsidiaries is operated;

•

the execution, delivery and performance of the merger agreement or the consummation of the merger transactions or the announcement thereof or any action taken pursuant to and in accordance with the merger agreement;

•	any outbreak of major hostilities, act of terrorism, act of God or other force majeure event occurring after the date of the merger agreement;

•	changes in the Company’s stock price or trading volume (unless due to a change or event that would separately constitute a “material adverse effect” with respect to the Company); or

•

any reclassification, in accordance with generally accepted accounting principles or requirements or interpretations thereof, of the Company’s obligations with respect to the securities from long-term indebtedness to current indebtedness on the Company’s balance sheet.

The exceptions in the first, second, third and fifth bullets above do not apply if such changes or developments have a disproportionate effect on the Company and its subsidiaries as compared to other participants in their industry.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	due organization, valid existence and good standing of Parent, and Parent’s authority and qualification to do business;

•

corporate and limited liability company power of Parent and Merger Sub to execute and deliver the merger agreement, to perform their obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•	sufficiency of funds in the financing contemplated by the equity commitment letter and the debt commitment letters;

•	solvency of the surviving entity immediately after the effective time;

•	Parent ownership of Merger Sub and the operations of Merger Sub;

•	the absence of legal proceedings or governmental injunctions or orders against Parent;

•	the acknowledgement of non-reliance on any estimates, forecasts, projections, forward-looking statements or business plans or other material provided by the Company;

•

the acknowledgement that each of Parent and Merger Sub has had reasonable access to the books and records of the Company and its subsidiaries and an opportunity to discuss the Company’s business with management;

•	the absence of any broker’s or finder’s fee except for persons, if any, whose fees and expenses will be paid by Parent; and

•	the acknowledgement of the absence of other representations and warranties.

Many of Parent’s and Merger Sub’s representations and warranties are qualified as to, among other things, “materiality” or “Parent material adverse effect.” For the purposes of the merger agreement, “Parent material adverse effect” means any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement.

Conduct of Our Business Pending the Merger

Under the merger agreement, the Company has agreed that, subject to certain exceptions in the merger agreement and disclosure schedules delivered by the Company, during the period from the date of the merger agreement until the effective time, unless Parent gives its consent in writing (which cannot be unreasonably withheld or delayed), the Company and its subsidiaries will carry on their respective businesses in the ordinary course and use their reasonable best efforts to:

•

preserve intact their present business organizations, assets, maintain their rights, franchises, licenses and other authorizations issued by governmental entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses, as well as the business of Parent, will not be impaired in any material respect at the effective time;

•

make capital expenditures, research and development expenditures and sales and marketing expenditures consistent with the ordinary course of business and with applicable plans or budgets provided to Parent;

•	collect receivables and pay accounts payable utilizing normal procedures and without discounting, delaying or accelerating payment of such accounts; and

•	maintain and keep all owned and leased real property and their assets in as good repair and condition as at present, ordinary wear and tear excepted.

Subject to certain exceptions set forth in the merger agreement and disclosure schedules delivered by the Company in connection with the merger agreement, unless Parent consents in writing (which consent cannot be unreasonably withheld or delayed), during such period the Company and its subsidiaries are restricted from, among other things:

•

entering into or engaging in any new line of business or operations; modifying, amending, terminating, waiving or failing to renew any rights under any material contract or material lease; or entering into any real property lease, any contract for the provision of telecommunications or network services, or any software license agreement, in each case, that (1) obligates the Company and its subsidiaries to make annual payments in excess of $250,000 and (2) has a term in excess of one year and is not otherwise cancelable by the Company or any of its subsidiaries upon notice of ninety days or less;

•

establishing a record date for, declaring, setting aside for payment or paying any dividends on or making other distributions in respect of any of our capital stock, except for dividends payable to the Company by a wholly-owned subsidiary of the Company made in the ordinary course of business consistent with past practice, that do not result in any tax liability to the Company or any of its subsidiaries;

•

splitting, combining, subdividing or reclassifying any of the Company’s capital stock or other equity or voting interest or issuing or authorizing or proposing the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of the Company’s capital stock;

•

repurchasing, redeeming or otherwise acquiring, or permitting any subsidiary to repurchase, redeem or otherwise acquire, any shares of the Company’s capital stock or any securities convertible into or exercisable or exchangeable for any shares of the Company’s capital stock;

•

issuing, delivering, granting or selling, or authorizing or proposing the issuance, delivery, grant or sale of, any shares of the Company’s capital stock, other equity interests or bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company’s shareholders may vote (which we refer to as voting debt), or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, equity interests or voting debt, other than the issuance of Company common stock required to be issued upon the exercise or settlement of any stock awards outstanding as of the date of the merger agreement in accordance with their terms;

•

amending or proposing to amend the Company’s or any of its subsidiaries’ Articles of Incorporation, Code of Regulations or similar organizational documents or entering into, or permitting any subsidiary to enter into, a plan of consolidation, merger or reorganization with any person;

•

amending or proposing to amend the rights agreement, entering into another shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan, terminating or waiving any provision of or exempting any person (other than Parent and Merger Sub) from the rights agreement, or redeeming the rights granted under the rights agreement;

•

acquiring or agreeing to acquire any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquiring or agreeing to acquire any material assets, rights or properties;

•	selling, leasing, assigning, encumbering, creating or incurring any lien on, or otherwise disposing of any of the Company’s material assets, rights or properties;

•

not failing to pay all maintenance and similar fees or to take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all registered intellectual property that is currently being used by the Company or any of its subsidiaries;

•

incurring, creating, assuming, prepaying, issuing, modifying, renewing, guaranteeing or refinancing any indebtedness, issuing or selling any debt securities or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities;

•	entering into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business;

•

making any loan, advance or capital contribution to, or investment in, any other person (other than advancement of expenses to employees in the ordinary course of business consistent with past practices);

•

changing material methods of accounting or financial accounting policies or procedures except as required by generally accepted accounting principles as concurred in writing by the Company’s independent auditors;

•

entering into, adopting, amending, terminating or taking any action to accelerate rights under any of the Company’s material employee benefit plans (which we refer to as benefit plans), increasing in any manner the compensation or benefits of any current or former director, officer, employee, independent contractor or consultant or paying any benefit not required by any benefit plan as in effect as of the date of the merger agreement, granting any severance pay or any equity or equity-based awards to any current or former director, officer, employee, independent contractor or consultant, or entering into, amending or renewing any contract, agreement, commitment or arrangement providing for the payment to any current or former director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by the merger agreement;

•	adopting a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

•

making any investments in or loans to, paying any fees or expenses (other than reimbursement of reasonable business expenses in accordance with the Company’s customary practices) to, enter into or modify any contracts with, or forgiving any loans to, any employee, officer, director, stockholder, partner or member of either the Company or any of its subsidiaries, any member of his or her immediate family or any of their respective affiliates, except to the extent required by law;

•

entering into any commitment to make capital expenditures that are not contemplated by the Company’s current capital expenditure plan, unless such additional capital expenditures do not exceed $500,000 in the aggregate;

•	materially reducing the amount of any insurance coverage naming the Company or any of its subsidiaries as a beneficiary or a loss payee or allowing such coverage to be canceled or terminated;

•

entering into any collective bargaining agreement, union contract or similar agreements that cover any employees of the Company or any of its subsidiaries or, through negotiations or otherwise, making any commitment or incurring any material liability to any labor organizations, other than as required by applicable law with respect to employees outside of the U.S.;

•

effectuating a “plant closing” or “mass layoff”, as those terms are defined in the WARN Act, affecting, in whole or in part, any site of employment, facility, operating unit or employee of the Company without complying with the provisions of the WARN Act; or

•	agreeing to, making any commitment to or authorizing any of the foregoing.

Solicitation of Acquisition Proposals

No Solicitation or Negotiation

Between the signing of the merger agreement and the effective time, the Company and any of its subsidiaries and their respective officers or directors will, and will cause their representatives not to:

•	initiate, solicit, encourage or knowingly facilitate (including by way of providing information) the making of any acquisition proposal;

•

have any discussions with or provide any confidential information or data to any person relating to an acquisition proposal, engage in any negotiations concerning an acquisition proposal or knowingly facilitate any effort or attempt to make or implement an acquisition proposal; or

•

approve or recommend, or execute or enter into, any agreement, letter of intent, or agreement in principle related to any acquisition proposal or requiring the Company to abandon, terminate or fail to consummate the transactions or breach its obligations under the merger agreement or agree or publicly propose to do any of the foregoing.

The Company and its subsidiaries and their respective officers and directors will use their reasonable best efforts to cause their representatives to immediately cease and terminate any solicitation, arrangement, discussion, negotiation or cooperation with, or assistance or participation in, or facilitation of, any such inquiries, proposals, discussions or negotiations with any persons conducted previously by the Company, its subsidiaries and its and their representatives with respect to any acquisition proposal and promptly request and instruct the prompt return or destruction of all confidential information previously furnished to any such person. The Company must also take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between the Company and any person, and may not grant any waiver of, or agree to any amendment or modification to, any such agreement.

Acquisition Proposals

The Company has agreed that, if, at any time prior to obtaining the required shareholder vote, (1) the Company has received an unsolicited written acquisition proposal that the Board of Directors determines in good faith to be bona fide, (2) such acquisition proposal did not result from a breach of the non-solicitation provisions of the merger agreement, and (3) the Board of Directors determines in good faith, after consultation with its outside financial and legal advisors that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal and the failure of the Board of Directors to pursue such proposal would be a breach of their fiduciary duties under applicable law, then the Company may enter into a confidentiality agreement with the parties making such acquisition proposal and participate in discussions or negotiations with the persons making such acquisition proposal. However, the Company must give written notice to Parent after any such determination by the Board of Directors prior to taking such actions, and must concurrently provide Parent with copies of any information or materials provided or made available to any third party which were not previously made available to Parent.

Additionally, the Company must notify Parent in writing within 24 hours of receipt of any acquisition proposal or request for non-public information related to, or that could reasonably be expected to be related to, or from any person who could reasonably be expected to make any acquisition proposal indicating (1) the identity of such person and (2) the material terms and conditions of any such acquisition proposal or request for information, including a copy thereof if in writing and any related available documentation or correspondence. The Company must also keep Parent reasonably informed on a current basis (within no more than 24 hours) of any material developments in the status and terms of any such acquisition proposal or request.

Changes in Recommendation

The Company has agreed that the Board of Directors will include its recommendation in this proxy statement that the shareholders adopt the merger agreement, and the Board of Directors will not, except as expressly permitted by the terms of the merger agreement described below, (1) withdraw or modify its recommendation to shareholders in any manner adverse to Parent (including a change to “neutral”) or publicly propose or announce that the board has resolved to take any such action, which we refer to as a change in Company recommendation; (2) approve or recommend, or propose to publicly approve or recommend, any acquisition proposal or (3) approve or recommend, or publicly propose to approve or recommend or execute any agreement relating to any acquisition proposal.

Prior to the time the Company’s shareholders adopt the merger agreement, if (1) the Company determines in good faith after consultation with its outside legal and financial advisors that the failure to take such action would be inconsistent with its fiduciary duties, the Company’s Board of Directors may effect a change in Company recommendation and (2) the Company receives an unsolicited acquisition proposal which constitutes a superior proposal, after giving effect to all adjustments to the terms of the merger agreement which may be offered by Parent, the Company may approve or recommend such superior proposal and terminate the merger agreement to enter into such superior proposal.

However, prior to taking such actions, the Company must comply with the following procedures:

•

if the change in Company recommendation is not being made as a result of a superior proposal, the Company must provide the reasons for such actions and, if requested by Parent, the Company must engage in good faith negotiations with Parent during the notice period to amend the merger agreement in such a manner that would remove the need for such change in Company recommendation; or

•

if the change in Company recommendation is being made as a result of a superior proposal, the Company must (1) provide at least five calendar days’ prior written notice (which we refer to as the notice period) to Parent and Merger Sub of its intention to take such action, which notice will specify in reasonable detail the material terms and conditions of any such superior proposal (including the identity of the person making such superior proposal) and the Company must contemporaneously provide a copy of the then-current forms of all relevant transaction agreements relating to such superior proposal or a written summary of the material terms and conditions of such proposal if no agreement exists and (2) negotiate with Parent and Merger Sub in good faith during the notice period to make adjustments to the terms and conditions of the merger agreement so that such acquisition proposal ceases to be a superior proposal.

Nothing contained in the provisions of the merger agreement prohibits the Board of Directors from (1) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act to the extent applicable to an acquisition proposal or (2) making any disclosure to its shareholders as, in the good faith determination of the Board of Directors, after consultation with its outside legal counsel, is required by applicable laws; provided, that clause (2) shall not be deemed to permit the Board of Directors to make a change in Company recommendation except to the extent permitted the merger agreement; provided further, that, notwithstanding anything to the contrary, any disclosure (other than a “stop-look-and-listen” communication to its shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act) made pursuant to Rule 14d-9 or Rule 14e-2(a) shall be deemed to be a change in Company recommendation, unless the Board of Directors expressly reaffirms its recommendation to the Company’s shareholders in favor of the merger and the merger agreement. The Company may not submit to the vote of its shareholders any superior proposal prior to the termination of the merger agreement.

In this proxy statement, we use the term “acquisition proposal” to mean any proposal or offer with respect to, or a single transaction or a series of related transactions to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries or any purchase or sale of 15% or more of the consolidated assets (including equity interests of its subsidiaries) of the Company and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person or group of persons (or the shareholders of such person or group of persons) beneficially owning securities representing 15% or more of its or any of its subsidiaries’ total voting power (or of the surviving parent entity in such transaction) or any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets (as determined on a book value basis) and Company common stock is 15% or more, which we refer to as an acquisition proposal.

In this proxy statement, we use the term “superior proposal” to mean a bona fide written acquisition proposal which the Company’s Board of Directors concludes in good faith, after consultation with its outside financial advisors and outside legal advisors, taking into account the legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal (including any required voting agreements, break-up fees, expense reimbursement provisions and conditions to consummation): (1) if consummated, would be more favorable to the unaffiliated shareholders of the Company, than the transactions contemplated by the merger agreement, taking into account all terms and conditions thereof (including all financial, legal, financing, regulatory and other aspects of such acquisition proposal (including the person or group making the acquisition proposal and the conditions for the completion of such acquisition proposal)) and of the merger agreement (after giving effect to any adjustments to the terms and provisions of the merger agreement committed to in writing by the parties hereto in response to such acquisition proposal) and (2) is fully financed or reasonably capable of being fully financed and is otherwise reasonably capable of being completed on the terms proposed; provided that each reference to “15%” in the definition of “acquisition proposal” is be deemed to be a reference to “75%”.

Shareholders Meeting

The Company is required to take all lawful action to establish a record date for, call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable after the SEC confirms that it has no further comments on this proxy statement. Unless it is permitted to make a change in Company recommendation as discussed above under “—Changes in Recommendation”, the Company is required to use its reasonable best efforts to solicit the adoption of the merger agreement by its shareholders in accordance with applicable law. The Company’s Board of Directors is required to include its recommendation that the shareholders approve the merger agreement in this proxy statement and may not effect a change in Company recommendation except as permitted by the merger agreement as discussed above under “—Changes in Recommendation”.

Filings; Other Actions; Notification

The parties to the merger agreement have agreed to use their respective commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable under the merger agreement and applicable laws to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including preparing and filing or submitting as promptly as practicable (but in no event later than ten business days after the date of the merger agreement), all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable (1) all consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary, proper or advisable to be obtained from any governmental entity, including under the HSR Act and the GWB and (2) all material consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary, proper or advisable to be obtained from any third party (other than a governmental entity), in each case in order to consummate the merger and the other transactions contemplated by the merger agreement.

Each of Parent and Company must use its commercially reasonable efforts to (1) cooperate in all respects with the other in connection with any applications, notices, filings and other documents and in connection with any investigation, inquiry, request for information or other proceeding or procedure required by any governmental entity or third party in connection with the consents, waivers, orders, approvals, permits, rulings, authorizations and clearances referenced above, (2) promptly inform the other party of the status of any of the matters contemplated by the merger agreement, including providing the other party with a copy of any substantive written communication (or summary of substantive oral communications) received by such party from any third party or governmental entity, in each case regarding the merger and the merger transactions, (3) permit the other party reasonable opportunity to review, and consider in good faith any comments of such other party to, any substantive written communication to be given to any third party or governmental entity regarding the merger and the other transactions contemplated by the merger agreement and (4) consult with the other in advance of any meeting or conference with any governmental entity and in advance of any material meeting or conference with any third party, and to the extent permitted by such governmental entity or third party, give the other party the opportunity to attend and participate in such meetings and conferences.

Additionally, each of the Company and Parent must use its commercially reasonable efforts to (1) resolve any objections, actions or proceedings asserted or instituted by any governmental entity or third party challenging the merger or the merger transactions and (2) seek to have repealed, rescinded or made inapplicable any law which would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits of the merger and the merger transactions.

Each of Company and Parent and their respective boards of directors must, if any “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation becomes applicable to the merger agreement and the merger transactions, use its reasonable best efforts to ensure that they may be consummated as promptly as practicable and otherwise to minimize the effect of such law or regulation on the merger agreement and the merger transactions.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction of the following conditions:

•	the merger agreement must have been duly adopted by the required shareholder vote;

•

the waiting period (and any extension thereof) applicable to the merger under the HSR Act must have expired or been terminated, and the review under the GWB must have expired or clearance obtained from the FCO; and

•

no law, judgment, injunction, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by a court or other governmental entity will be in effect enjoining, restraining, preventing, prohibiting, or making illegal the consummation of the merger or the merger transactions.

The obligations of Parent and Merger Sub to effect the merger and the merger transactions are subject to the satisfaction (or waiver) of the following additional conditions:

•

certain representations and warranties of the Company with respect to its (1) organization, standing and power; (2) its authority to enter into the merger agreement; (3) the inapplicability of the rights agreement and anti-takeover provisions to the transactions contemplated by the merger agreement; (4) the absence of a material adverse effect on the Company; (5) receipt of the Company’s board approval; (6) that the approval of a majority of the outstanding shares of Company common stock is the only shareholder approval necessary to approve and adopt the merger agreement; (7) the absence of any undisclosed brokers or finders fees; and (8) the opinion of the Company’s financial advisor being true and correct in all respects, in each case as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except for such representation and warranties made only as of a specified date, which shall be true and correct as of the specified date);

•

the representations of the Company with respect to its capital structure being true and correct at and as of the effective time with the same effect as though made as of the effective time (except to the extent expressly made as of any earlier date, in which case as of such date) other than any insignificant inaccuracies;

•

all other representations of the Company being true and correct (without giving effect to any materiality or material adverse effect qualifications) as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), other than such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Company;

•

Parent must have received a certificate, dated the closing date, signed on behalf of the Company by an authorized executive officer of the Company to the effect that the closing conditions regarding the Company representations and warranties have been satisfied;

•

the Company must have performed in all material respects the obligations and agreements and complied in all material respects with the covenants required to be performed and complied with by it under the merger agreement at or prior to the closing, and Parent must have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect;

•	there shall not have been an effect, change, event or occurrence that has had or would reasonably be expected to have a material adverse effect on the Company; and

•

the Company must have delivered a certificate from the Company certifying that the interests in the Company do not constitute United States real property interests within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), and such certification must otherwise be in compliance with Sections 897 and 1445 of the Code.

The obligation of the Company to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction (or waiver) of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub with respect to their (1) organization, standing and power and (2) authority to enter into the merger agreement being true and correct in all respects, in each case as of the date of the merger agreement and as of the closing date as though made on and as of the closing date;

•

all other representations and warranties of Parent and Merger Sub being true and correct as of the effective time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent consummation of the merger;

•	the Company having received a certificate, dated the closing date, signed on behalf of Parent by an authorized executive officer of Parent to such effect; and

•

Parent and Merger Sub having performed in all material respects the obligations and agreements and complied in all material respects with the covenants to be performed and complied with by them under the merger agreement at or prior to the closing, and the Company having received a certificate, dated the closing date, signed on behalf of an authorized officer of Parent to such effect.

No party may rely on the failure of the other party to satisfy a closing condition if it was caused by such party’s failure to use the standard of efforts required to consummate the merger and the transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the effective time, by action taken by or authorized by the Board of Directors of the terminating party or parties, whether before or after receipt of the Company shareholder approval:

•	by the mutual, written consent of Parent, Merger Sub and the Company;

•	by either Parent or the Company, if:

•

upon written notice to the other party, if any law, injunction, judgment, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental entity of competent jurisdiction is in effect restraining, enjoining, preventing or otherwise prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement or making the consummation of the merger illegal, and such judgment, injunction, order or decree has become final and non-appealable;

•

upon written notice to the other party, if the merger has not been consummated on or before August 8, 2011 (which we refer to as the walk-away date), provided that if the marketing period, as described under “—Marketing Period” above, has not ended as of August 8, 2011, the walk-away date will be automatically extended until September 30, 2011;

•

if the merger has been submitted to the Company’s shareholders for adoption at a duly convened shareholders meeting and the required shareholder vote has not been obtained at such meeting (including any adjournments or postponements thereof); or

•

upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in merger agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the representations such party not to be true and correct or the breach or failure to perform by such party any of its covenants or agreements contained in the merger agreement which cannot be cured or, has not been cured prior to the earlier of twenty days following written notice thereof to the breaching party or two business days prior to the walk-away date.

the right to terminate the merger agreement under the sub-bullets above will not be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that has been the cause of or resulted in the failure of the applicable condition to the consummation of the merger.

•	by the Company, if:

•

prior to receipt of the required shareholder vote (1) the Company’s Board of Directors has received a superior proposal, as described above under “—Change in Recommendation”, (2) the Company has complied with its non-solicitation requirements under the merger agreement, (3) the Company’s Board of Directors has approved a definitive agreement providing for the implementation of such superior proposal and the Company terminates the merger agreement and concurrently enters into a definitive agreement providing for the implementation of such superior proposal and (4) the company pays Parent the termination fee, as described under “—Termination Fees and Reimbursement of Expenses” below; or

•

(1) the marketing period, as described under “––Marketing Period” above, has ended and all of the conditions to the obligations of Parent and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement have been satisfied or waived (to the extent permitted by applicable law) as of the date the closing should have occurred, (2) the Company has irrevocably confirmed by notice to Parent after the end of the marketing period that all conditions to the Company’s obligation to consummate the merger and the other transactions contemplated by the merger agreement have been satisfied or waived (to the extent permitted by applicable law) and (3) Parent fails to consummate the transactions contemplated by the merger agreement within five business days following the date the delivery of such notice and the Company stood ready, willing and able to consummate the closing through the end of such five business day period.

•	by Parent if:

•	the Company’s Board of Directors has effected a change in Company recommendation;

•

the Company’s Board of Directors has failed to publicly reaffirm its recommendation of the merger agreement following a publicly announced acquisition proposal within seven business days after Parent so requests in writing;

•	the Company or its Board of Directors has publicly announced its intention to take any of the actions contemplated by the foregoing sub-bullets;

•

the Company fails to hold the shareholders meeting within ten business days prior to the walk-away date, provided that this right to terminate the merger agreement will not be available if Parent or Merger Sub has breached in any material respect its obligations under the merger agreement in any manner that has proximately contributed to the failure of the Company to hold its shareholders meeting; or

•	the Company has breached or failed to perform in any material respect any of its non-solicitation obligations, described above under “—Acquisition Proposals”.

Termination Fees and Reimbursement of Expenses

The Company is required to pay Parent an amount equal to $10,000,000, which we refer to as the termination fee, if:

•	Parent terminates the merger agreement because:

•	the Company’s Board of Directors has effected a change in Company recommendation;

•

the Company’s Board of Directors has failed to publicly reaffirm its recommendation of the merger agreement following a publicly announced acquisition proposal within seven business days after Parent so requests in writing;

•	the Company or its Board of Directors has publicly announced its intention to take any of the actions contemplated by the foregoing sub-bullets;

•	the Company fails to hold the shareholders meeting within ten business days prior to the walk-away date; or

•

the Company pays Parent the termination fee and terminates the merger agreement because, prior to the receipt of the required shareholder vote, (1) the Company’s Board of Directors has received a superior proposal (as described above under “—Change in Recommendation”, (2) the Company has complied with its non-solicitation obligations, described above under “—Acquisition Proposals”, (3) the Company’s Board of Directors has approved a definitive agreement providing for the implementation of such superior proposal and the Company terminates the merger agreement and concurrently enters into such definitive agreement providing for the implementation of such superior proposal.

The Company is required to pay Parent, not later than two business days after the delivery by Parent of written notice of the amount of all of the actual and reasonably documented out-of-pocket fees and expenses (including all legal, accounting, consulting, advisory and investment banking costs and expenses) actually incurred by Parent and its affiliates prior to the termination of the merger agreement in connection with the transactions contemplated by the merger agreement, up to $3,000,000, which we refer to as Parent expenses, if:

•

Either the Company or Parent terminates the merger agreement because the merger has been submitted to the shareholders of the Company for adoption at a duly convened meeting of the Company’s shareholders and the required shareholder vote has not been obtained at such meeting (including any adjournments or postponements thereof), as described above under “—Termination”;

•

Parent terminates the merger agreement because the Company has breached any of the covenants, representations or warranties set forth in the merger agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure of the conditions to Parent and Merger Sub to effect the merger and the other transactions contemplated by the merger agreement to be satisfied, which cannot be cured or has not been cured prior to the earlier of twenty days following written notice thereof to the Company or two business days prior to the walk-away date, as described above in “—Termination”; or

•

if (1) the merger has not been consummated on or before the walk-away date, (2) at or prior to the time of the event giving rise to such termination there has been made known or proposed to the Company or otherwise publicly disclosed or announced an acquisition proposal which was not withdrawn and (3) within twelve months following the termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, any acquisition proposal.

The Company is required to pay Parent a termination fee, less the amount of Parent expenses previously paid to Parent:

•

if (1) the merger has been submitted to the Company’s shareholders for adoption at a duly convened shareholders’ meeting and the required shareholder vote has not been obtained at such meeting (including any adjournments or postponements thereof), (2) at or prior to the time of the event giving rise to such termination, there has been made known or proposed to the Company or otherwise publicly disclosed or announced, an acquisition proposal which was not withdrawn and (3) within twelve months following termination of the merger agreement, the Company enters into a definitive agreement with respect to or consummates any acquisition proposal; or

•

if (1) Parent terminates the merger agreement because the Company has breached any of the covenants, representations or warranties set forth in the merger agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure of the conditions to Parent and Merger Sub to effect the merger and the other transactions contemplated by the merger agreement to be satisfied, which cannot be cured or has not been cured prior to the earlier of (A) twenty days following written notice thereof to the Company or (B) two business days prior to the walk-away date, as described above in “—Termination” and (2) within twelve months following the termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, a transaction with respect to an acquisition proposal.

Parent is required to pay, or cause to be paid, to the Company an amount equal to $25,000,000, which we refer to as the reverse termination fee, no later than two business days following such termination, if:

•

the Company terminates the merger agreement because Parent has breached any of the covenants, representations or warranties set forth in the merger agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure of the conditions to the Company to effect the merger and the other transactions contemplated by the merger agreement to be satisfied, which cannot be cured or has not been cured prior to the earlier of (1) twenty days following written notice thereof to Parent or (2) two business days prior to the walk-away date, as described above in “—Termination”; or

•

if (1) the marketing period, as described under “—Closing and Effective Time of the Merger; Marketing Period” above, has ended and all of the conditions to Parent’s obligations to effect the merger and the other transactions contemplated by the merger agreement have been satisfied or waived (to the extent permitted under applicable law); (2) the Company has irrevocably confirmed by notice to Parent after the end of the marketing period that all conditions to the Company’s obligations to effect the merger and the other transactions contemplated by the merger agreement have been satisfied or waived (to the extent permitted under applicable law) and (3) Parent fails to consummate the transactions contemplated by the merger agreement within five business days following the date of delivery of such notice and the Company stood ready, willing and able to consummate the closing through the end of such five business day period.

Expenses

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger transactions will be paid by the party incurring such expense, except as discussed above under “—Termination Fees and Reimbursement of Expenses”.

Remedies

Liquidated Damages

In the event the Company receives the reverse termination fee, the delivery of such fee will be deemed to be liquidated damages for any and all losses suffered or incurred by the Company or any other person in connection with the merger agreement, the commitment letters, the sponsor guarantees and the transactions contemplated thereby, and none of the Company, any of its respective affiliates or any other person is entitled to bring or maintain any other claim, action or proceeding against Parent, the guarantors under the sponsor guarantees, the parties to the commitment letters or any of their respective representatives, arising out of the merger agreement, the commitment letters, the sponsor guarantees or the transactions contemplated thereby.

The Company and its affiliates will not be entitled to monetary damages or other monetary remedies for any losses suffered as a result of the failure of the transactions contemplated by the merger agreement to be consummated or for a breach of a covenant Parent or Merger Sub or failure to perform under the merger agreement or any representation made in connection with the merger agreement in excess of the amount of the reverse termination fee, whether from Parent, under the sponsor guarantees, or otherwise. The Company and its affiliates will not be permitted or entitled to receive both a grant of specific performance and any monetary damages or other monetary remedies, including all or any portion of the reverse termination fee, whether from Parent, under the sponsor guarantees, or otherwise.

Specific Performance

Each of the parties is entitled to seek a decree of specific performance and an injunction restraining any violation or threatened violation of any of the provisions of the merger agreement without posting a bond or other form of security, subject to the provisions of the merger agreement with respect to the reverse termination fee described above under “—Liquidated Damages” and the restrictions on the Company’s right to seek specific performance set forth below.

Prior to closing, the Company may seek specific performance:

•

to enforce specifically the terms and provisions of, and to prevent or cure Parent’s breach of its obligation to (1) use its commercially reasonable efforts to take all actions and do all things necessary, proper or advisable under the merger agreement and applicable laws to consummate the merger and the other transactions contemplated by the merger agreement, as described above under “—Filings; Other Actions; Notification” and (2) use its reasonable best efforts to take all actions and do all things necessary to consummate the financings contemplated by the commitment letters as promptly as possible following the date of the merger agreement, as described above under “—Financing; Company Cooperation”;

•

to cause Parent and/or Merger Sub to draw down the full proceeds of the equity financing and to cause Parent or Merger Sub to consummate the transactions contemplated by the merger agreement if (1) the marketing period has ended and all of the conditions to Parent’s and Merger’s Sub’s obligations to effectuate the closing were satisfied as of the date the closing should have been consummated but for the failure of the equity financing to be funded, (2) the debt financing has been or will be funded at the closing if the equity financing is funded and (3) the Company has irrevocably confirmed that if the equity financing and debt financing are funded, then it would take such actions that are within its control to cause the closing to occur; or

•

to cause Parent and Merger Sub to enforce the terms of the debt financing commitment, including by demanding Parent and/or Merger Sub file one or more lawsuits against the sources of debt financing to fully enforce such sources’ obligations and Parent’s and Merger Sub’s rights, only in the event that each of the following conditions has been satisfied: (1) all of the conditions to Parent’s and Merger Sub’s obligations to effectuate the closing have been satisfied (other than those conditions that by their nature are to be satisfied at the closing), and Parent and Merger Sub fail to complete the closing by the date it is required to have occurred and (2) all of the conditions to the consummation of the financing provided by the debt financing commitment have been satisfied (other than those conditions that by their nature are to be satisfied at the closing).

In the event that any suit, action or other proceeding should be brought in equity to enforce any of the foregoing, no party may allege that there is an adequate remedy under applicable law.

The Company and its affiliates will not be entitled in any circumstance to monetary damages in excess of the aggregate amount of (1) the reverse termination fee, (2) any reimbursement for costs and expenses in the event that the Company commences a successful suit to recover a judgment against Parent for failure to pay the reverse termination fee and (3) the indemnification, reimbursement and expense obligations of Parent with respect to indemnification of directors and officers, as discussed below under “—Indemnification; Directors’ and Officers’ Insurance.”

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, Parent and the surviving entity will jointly and severally indemnify, defend and hold harmless, and provide advancement of expenses to, each person who has been or who becomes prior to the effective time, an officer, director or employee of the Company or any of its subsidiaries, which we refer to as the indemnified parties, against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director, officer or employee of the Company or any of its subsidiaries prior to the effective time, including in connection with the approval of the merger agreement and the consummation of the merger transactions, to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement by the Company pursuant to the Company’s Articles of Incorporation, Code of Regulations and indemnification agreements in existence on the date of the merger agreement with any present or former directors, officers or employees of the Company and its subsidiaries.

Parent or the surviving entity may, but are not required to, assume and control the defense of any threatened or actual litigation, claim or proceeding relating to any acts or omissions related to director and officer indemnification, provided that none of Parent or the surviving entity may settle, compromise or consent to the entry of any judgment in any such claim for which indemnification has been sought by an indemnified party under the merger agreement, unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such claim or such indemnified party otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the surviving entity and indemnified parties will cooperate in the defense of any claim and will provide access to properties and individuals as reasonably requested and furnish records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

For the six year period commencing immediately after the effective time, the surviving entity will maintain in effect the Company’s directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time for the persons who, as of the date of the merger agreement or as of the effective time, were covered by the Company’s existing directors’ and officers’ liability insurance, with respect to claims arising from facts or events which occurred at or before the effective time, or Parent may substitute a “tail” directors’ and officers’ liability insurance policy with substantially the same coverage and amounts and terms and conditions as the existing policies of directors’ and officers’ liability insurance maintained by the Company; provided, that if the one-time “tail” premium exceeds 200% of the current annual premium, Parent must acquire aggregate coverage for the maximum amount available on substantially equivalent terms.

Amendment or Supplement

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the required shareholder vote but after any such approval, no amendment shall be made which by law requires further approval or authorization by shareholders of the Company or Parent, as applicable, without such further approval or authorization. The merger agreement may not be amended except by an instrument or instruments in writing signed and delivered by an authorized representative of each of the parties.

MARKET PRICE OF COMPANY COMMON STOCK

The Company common stock is listed for trading on NASDAQ under the symbol “KNDL”. The table below shows, for the periods indicated, the high and low prices for the Company common stock, as reported by Bloomberg L.P.

	Common Stock Price
	High	Low
Fiscal Year Ended December 31, 2008
First Quarter ended March 31, 2008	$51.60	$39.07
Second Quarter ended June 30, 2008	$46.71	$35.35
Third Quarter ended September 30, 2008	$52.00	$35.42
Fourth Quarter ended December 31, 2008	$45.90	$15.86
Fiscal Year Ended December 31, 2009
First Quarter ended March 31, 2009	$25.66	$15.05
Second Quarter ended June 30, 2009	$23.14	$8.28
Third Quarter ended September 30, 2009	$17.33	$9.57
Fourth Quarter ended December 31, 2009	$18.88	$11.10
Fiscal Year Ended December 31, 2010
First Quarter ended March 31, 2010	$21.79	$17.00
Second Quarter ended June 30, 2010	$19.67	$11.54
Third Quarter ended September 30, 2010	$13.57	$7.68
Fourth Quarter ended December 31, 2010	$11.59	$8.86
Fiscal Year Ending December 31, 2011
First Quarter ended March 31, 2011	$12.78	$8.63
Second Quarter ending June 30, 2011 (through May 16, 2011)	$15.12	$9.49

The closing price of Company common stock on NASDAQ on May 4, 2011, the last trading day prior to the public announcement of the merger agreement, was $9.50 per share of Company common stock. On                     , 2011, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Company common stock on NASDAQ was $         per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

The Company has not paid any cash dividends on shares of Company common stock since its incorporation. In accordance with the merger agreement, the Company cannot pay any cash dividends prior to the closing of the merger or termination of the merger agreement without the prior consent of Parent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 16, 2011 (except as otherwise noted), the amount of shares of Company common stock beneficially owned by each person or group known to us to be beneficial owners of more than 5% of the shares of Company common stock and the amount of shares of Company common stock beneficially owned by (1) each of our directors, (2) each of the Company’s executive officers and (3) all our current executive officers and directors as a group. The information provided in connection with this table has been obtained from our records and a review of statements filed with the SEC. Unless otherwise indicated, each of the persons listed in the following table has sole voting and investment power with respect to the shares of Company common stock set forth opposite his or her name. Stock options held by our directors and executive officers that are exercisable within 60 days after May 16, 2011 are included in the table, as well as options the vesting of which would be accelerated in connection with the merger. There were 15,004,338 shares of Company common stock outstanding as of May 16, 2011.

Principal Shareholders

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common Stock	BlackRock, Inc. (2) 40 E. 52nd Street New York, NY 10022	1,334,006	8.94%

Common Stock	NewSouth Capital Management, Inc. (3) 1100 Ridgeway Loop, Suite 444 Memphis, TN 38120	1,586,958	10.6%

Common Stock	Brown Capital Management, LLC (4) 1201 N. Calvert Street Baltimore, Maryland 21202	850,425	5.70%

Common Stock	Dimensional Fund Advisors LP (5) Palisades West, Building One 6300 Bee Cave Road, Austin, TX 78746	754,963	5.06%

(1)	For the beneficial owners in the table, the percentages reflect disclosures in the most recent Schedule 13G filed by each respective beneficial owner.
(2)	The information provided for BlackRock, Inc. is taken from a Schedule 13G filed by such beneficial owner(s), including members of a Section 13(d) group with such beneficial owner(s), with the Securities and Exchange Commission to report Common Stock ownership as of December 31, 2010. The amount of Kendle Common Stock reported for each group member is as follows: BlackRock, Inc. reported beneficial ownership over 1,334,006 shares, sole voting power over 1,334,006 shares and sole dispositive power over 1,334,006 shares.
(3)	The information provided for NewSouth Capital Management, Inc. is taken from a Schedule 13G filed by such beneficial owner(s), including members of a Section 13(d) group with such beneficial owner(s), with the Securities and Exchange Commission to report Common Stock ownership as of March 31, 2011. The amount of Kendle Common Stock reported for each group member is as follows: NewSouth Capital Management, Inc. reported beneficial ownership over 1,586,958 shares, sole voting power over 140,833 shares and sole dispositive power over 1,586,958 shares.
(4)	The information provided for Brown Capital Management, LLC is taken from a Schedule 13G filed by such beneficial owner(s), including members of a Section 13(d) group with such beneficial owners(s), with the Securities and Exchange Commission to report Common Stock ownership as of December 31, 2010. The amount of Kendle Common Stock reported is as follows: Brown Capital Management reported beneficial ownership over 850,425 shares, sole voting power over 316,092 shares and sole dispositive power over 850,425 shares.
(5)

The information provided for Dimensional Fund Advisors LP is taken from a Schedule 13G filed by such beneficial owner(s), including members of a Section 13(d) group with such beneficial owner(s), with the

Securities and Exchange Commission to report Common Stock ownership as of December 31, 2010. The amount of Kendle Common Stock reported for each group member is as follows: Dimensional Fund Advisors LP reported beneficial ownership over 754,963 shares, sole voting power over 728,713 shares and sole dispositive power over 754,963 shares.

Securities Ownership of Management

Title of Class	Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Options Exercisable Within 60 Days	Total Beneficial Ownership	Percent of Class (1)
Common Stock	Mr. Christopher C. Bergen (2)	382,819	0	382,819	2.55%
Common Stock	Mr. Robert R. Buck	12,326	20,000	32,326	*
Common Stock	Mr. Keith A. Cheesman (3)	20,373	3,000	23,373	*
Common Stock	Dr. Stephen A. Cutler (4)	58,843	0	58,843	*
Common Stock	Dr. G. Steven Geis	10,733	10,000	20,733	*
Common Stock	Dr. Donald C. Harrison	8,203	50,000	58,203	*
Common Stock	Dr. Timothy E. Johnson	38,366	45,000	83,366	*
Common Stock	Dr. Candace Kendle (5)	292,165	0	292,165	1.95%
Common Stock	Mr. Jamie Macdonald (6)	28,407	0	28,407	*
Common Stock	Mr. Timothy M. Mooney	7,943	15,000	22,943	*
Common Stock	Dr. Mark J. Roseman (7)	21,331	0	21,331
Common Stock	Dr. Frederick A. Russ	7,158	25,000	32,158	*
Common Stock	All Directors and Named Executives as a group (12 persons)	888,667	168,000	1,056,667	6.96%

*	Less than 1%
(1)	Percentage of beneficial ownership is based on 15,004,338 shares of Company common stock outstanding as of May 16, 2011.
(2)	Mr. Bergen served as Executive Vice President and Chief Administrative Officer of the Company until May 1, 2011. Effective May 1, 2011, Mr. Bergen serves as a non-employee director of the Company. Mr. Bergen’s Total Beneficial Ownership does not include shares held by his spouse, Dr. Kendle.
(3)	Mr. Cheesman, 51, currently serves as Senior Vice President and Chief Financial Officer of the Company. Mr. Cheesman served as a member of Kendle’s Finance senior management team from November 2000 to August 2004. From September 2004 through October 2007, he served as Vice President and Corporate Controller at Ohio Casualty Corporation. He rejoined Kendle in January 2008, assuming expanded leadership responsibilities as Vice President of Accounting, and was promoted to Senior Vice President and Chief Financial Officer in April 2009.
(4)	Dr. Cutler, 49, currently serves as President and Chief Executive Officer of the Company, a position to which he was appointed effective May 1, 2011. Dr. Cutler joined the Company as its Vice President and Chief Operating Officer in July 2009 following 14 years with Quintiles where he served most recently as Senior Vice President, Global Project Management.
(5)	Dr. Kendle served as Chairman and Chief Executive Officer of the Company until May 1, 2011. Effective May 1, 2011, Dr. Kendle serves as the Company’s Non-Executive Chairman. Dr. Kendle’s Total Beneficial Ownership does not include shares held by her spouse, Mr. Bergen.
(6)	Mr. Macdonald, 42, currently serves as Senior Vice President and Chief Operating Officer of the Company. Mr. Macdonald joined the Company in this position on May 1, 2011 after spending nearly 15 years at Quintiles where he served most recently as Senior Vice President and Head of Global Project Management. Prior to that, Mr. Macdonald also held a number of other executive-level roles with Quintiles, including Senior Vice President, North American Clinical Operations; Vice President/General Manager, Early Development and Lab Services; and Head of Finance (CFO), Global Early Development and Lab Services.
(7)	Dr. Roseman, 50, currently serves as Senior Vice President, Sales and Chief Marketing Officer of the Company. Dr. Roseman joined the Company in August 2010 from i3 Research where he was acted as Vice President, Business Operations. Prior to i3, Dr. Roseman spent nearly 13 years with PPD, Inc., where he held senior positions in account management and clinical operations. Most recently, Dr. Roseman acted as Vice President, Account Management, with responsibility for key customer accounts. Prior to joining PPD, Dr. Roseman spent six years with CIBA Vision Corporation in Duluth, Ga., holding several positions of increasing responsibility in the area of ophthalmic clinical research.

RIGHTS OF DISSENTING SHAREHOLDERS

The following summary is a description of the steps you must take if you desire to seek relief as a dissenting shareholder with respect to the merger. The summary is not intended to be complete and is qualified in its entirety by reference to Section 1701.85 of the Ohio Revised Code, a copy of which is attached as Annex C to this Proxy Statement. We recommend that you consult with your own counsel if you have questions with respect to your rights under Section 1701.85.

Under Section 1701.85 of the Ohio Revised Code, you are entitled to seek relief as a dissenting shareholder and to have the “fair cash value” of your shares of Company common stock determined by a court and paid in cash. The “fair cash value” of a share of Company common stock is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay. The “fair cash value” is determined as of the day prior to the day on which the vote of the shareholders to adopt the merger agreement is taken. When determining the “fair cash value,” any appreciation or depreciation in market value resulting from the proposed merger is excluded. In no event can the “fair cash value” of a share of Company common stock exceed the amount specified in your demand as discussed below.

To seek relief as a dissenting shareholder, you must satisfy each of the following conditions:

•

you must be the record holder of the shares of Company common stock as to which you wish to seek relief as a dissenting shareholder, which we refer to as the dissenting shares, at the close of business on June     , 2011; if you have a beneficial interest in shares of Company common stock held of record in the name of any other person for which you desire to seek relief as a dissenting shareholder, you must cause the shareholder of record to timely and properly act to be in compliance with Section 1701.85 of the Ohio Revised Code;

•	you must not vote in favor of adoption of the merger agreement. You waive your right to seek relief as a dissenting shareholder if you vote for adoption of the merger agreement;

•

on or before the tenth day (you will not be notified of such date by us in writing under separate cover) following the shareholders’ vote adopting the merger agreement, you must deliver a written demand to the Company for the “fair cash value” of the dissenting shares; the written demand must specify your name and address, the number of shares of Company common stock as to which relief is sought and the amount that you claim as the “fair cash value” of the shares of Company common stock for which you are seeking relief; and

•

if the dissenting shares are certificated and if requested by the Company, you must deliver to the Company your certificates for the dissenting shares within 15 days from the date of the sending of such request. The Company will then endorse the certificates with a legend that demand for the “fair cash value” has been made and promptly return the certificates to you; if the dissenting shares are uncertificated, the Company will make an appropriate notation of your demand in its shareholder records.

If you sign and return the enclosed proxy card or vote by submitting a proxy by telephone or the internet, without voting “ABSTAIN” or expressly directing that your shares of Company common stock be voted “AGAINST” the proposal to adopt the merger agreement, you will effectively waive your right to seek relief as a dissenting shareholder because such shares represented by the proxy will be voted “FOR” the proposal to adopt the merger agreement. Accordingly, if you desire to seek relief as a dissenting shareholder with respect to the merger, you must either (1) refrain from executing and returning the enclosed proxy card and from voting in person, or submitting a proxy by telephone or the internet, “FOR” the proposal to adopt the merger agreement or (2) check either the “AGAINST” or the “ABSTAIN” box next to the proposal to adopt the merger agreement on the enclosed proxy card or vote in person, or by submitting a proxy by telephone or the internet, “AGAINST” or “ABSTAIN” on such proposal. A vote or proxy “AGAINST” the proposal to adopt the merger agreement will not, in and of itself, constitute a demand for the “fair cash value” of the dissenting shares.

If you and the Company cannot agree on the “fair cash value” of your dissenting shares, either you or the Company may, within three months after delivery of your written demand, file or join in a petition in the Court of Common Pleas of Hamilton County, Ohio, for a determination of (i) your entitlement to be paid the “fair cash value” of the dissenting shares and (ii) the amount of such “fair cash value.”

If you seek relief as a dissenting shareholder, your rights and obligations as a dissenting shareholder to receive the “fair cash value” of your dissenting shares and to sell such dissenting shares, and the right and obligation of the Company to purchase such shares and to pay the “fair cash value” of them will terminate if:

•	for any reason, the merger is not consummated;

•	you fail to deliver a timely and appropriate written demand upon the Company;

•

you do not, upon request of the Company, make timely and appropriate surrender of the certificates evidencing your certificated dissenting shares for endorsement of a legend that demand for the “fair cash value” of such shares of Company common stock has been made and the Company delivers timely written notice to you of such termination;

•	you withdraw your demand with the consent of the board;

•

you and the Company have not agreed upon the “fair cash value” of your dissenting shares and neither you nor the Company has timely filed or joined in an appropriate petition in the Court of Common Pleas of Hamilton County, Ohio; or

•	you otherwise fail to comply with the requirements of Section 1701.85 of the Ohio Revised Code.

From the time of delivery of a demand under Section 1701.85 until either the termination of your rights as a dissenting shareholder or the purchase of your shares by the Company, all rights accruing from your shares, including voting, dividend and distribution rights, will be suspended.

Any shareholder who elects to seek relief as a dissenting shareholder pursuant to Section 1701.85 of the Ohio Revised Code should mail such shareholder’s written demand upon the Company to Kendle International Inc., 441 Vine Street, Suite 500, Cincinnati, Ohio 45202, Attention: Secretary.

In view of the complexity of these provisions of the Ohio Revised Code, the Company’s shareholders who may wish to seek relief as dissenting shareholders should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is consummated, the Company common stock will be delisted from NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Company common stock.

PROPOSAL 2—ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the Dodd Act, and Rule 14a-21(c) under the Exchange Act require that the Company provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger (also known as “golden parachute” compensation). The Company is requesting the Company’s shareholders’ approval, on a non-binding, advisory basis, of the compensation that may be received by the Company’s named executive officers in connection with the merger and therefore is asking shareholders to adopt the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Kendle International Inc.’s named executive officers in connection with the merger, as disclosed in the table entitled “Golden Parachute” Compensation pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to approve the merger. Accordingly, you may vote to approve this Proposal 2 on executive compensation and vote not to approve Proposal 1 on the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Parent regardless of whether the merger is approved. Approval of the non-binding, advisory proposal with respect to the “golden parachute” compensation that may be received by the Company’s named executive officers in connection with the merger is not a condition to completion of the merger, and failure to adopt this advisory matter will have no effect on the vote to approve the merger. Accordingly, as the Company is contractually obligated to pay such compensation to these individuals, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved.

Vote Required for Approval

The non-binding, advisory vote on the compensation that may be received by the Company’s executive officers in connection with the merger will be approved if the holders of a majority of the outstanding Company common stock voting at the special meeting vote “FOR” such proposal.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Shareholder Proposals

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders of the Company. However, if the merger is not consummated, we expect to hold our 2011 Annual Meeting of shareholders on                     , 2011, although the Company reserves the right to delay its Annual Meeting as may be permitted under applicable law. Under Rule 14a-8 promulgated under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s proxy statement and proxy, and for consideration at the next Annual Meeting of its Shareholders, by submitting their proposals to the Company in a timely manner. To be so considered for inclusion in the proxy statement for the 2011 annual meeting of shareholders, shareholder proposals must have been received by the Company no later than                     , 2011 (assuming our meeting is held on                     , 2011) and must otherwise comply with the requirements of Rule 14a-8. In addition, the Company’s Code of Regulations provides that only persons nominated by an officer, director or in writing by a shareholder not earlier than 120 days nor later than 90 days prior to the meeting at which directors are to be elected shall be eligible for election and that shareholder proposals be presented not earlier than 120 days nor later than 90 days prior to the meeting at which the proposals are to be presented.

Shareholders Sharing the Same Address

Some banks, brokerages and other nominee may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple shareholders sharing the same address. The Company will promptly deliver a separate copy of this proxy statement to you if you direct your written request to our Secretary, at the Company’s address shown on the cover page of this proxy statement, or call our proxy solicitor, D.F. King (toll-free at (800) 848-3416). If you want to receive separate copies of our proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.kendle.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (filed with the SEC on March 16, 2011);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 (filed with the SEC on May 10, 2011);

•	Current Reports on Form 8-K filed with the SEC on January 25, 2011, February 14, 2011, March 2, 2011, March 28, 2011, May 4, 2011 and May 5, 2011; and

•	Definitive Proxy Statement for our 2011 Annual Meeting of Shareholders filed with the SEC on April 15, 2011.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner of shares of Company common stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to our Secretary, at the Company’s address shown on the cover page of this proxy statement; or from our proxy solicitor, D.F. King (toll-free at (800) 848-3416); or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                     , 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS SUBSEQUENT TO THAT DATE DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 4, 2011

BY AND AMONG

INC RESEARCH, LLC,

TRIANGLE TWO ACQUISITION CORP.

AND

KENDLE INTERNATIONAL INC.

A-i

(continued)

A-ii

INDEX OF DEFINED TERMS

Page
Acceptable Confidentiality Agreement	A-33
Acquisition Proposal	A-32
affiliate	A-48
Affiliate Transaction	A-17
Agreement	A-1
Antitrust Law	A-10
Avista	A-24
Business Day	A-48
Capitalization Date	A-8
Certificate of Merger	A-1
Certificates	A-3
Change in Company Recommendation	A-30
Claim	A-35
Closing	A-1
Closing Date	A-1
Code	A-15
Commitment Letters	A-24
Company	A-1
Company Benefit Plan	A-15
Company Common Stock	A-2
Company Disclosure Schedule	A-7
Company Dissenting Shares	A-6
Company Employment Agreement	A-17
Company ERISA Affiliate	A-16
Company Financial Statements	A-11
Company Indemnified Parties	A-35
Company Option	A-4
Company Permits	A-11
Company Projections	A-25
Company Recommendation	A-22
Company SEC Documents	A-10
Company Shareholders Meeting	A-30
Company Stock Plans	A-4
Compliant	A-41
Confidentiality Agreement	A-30
Consent Solicitation	A-5
Data Room	A-25
Debt Commitment Letters	A-24
Debt Financing	A-37
Debt Financing Sources	A-52
Debt Offer	A-5
Debt Payoff	A-39
Dissenters Determination Date	A-6
Effective Time	A-1
Environmental Law	A-13

A-iii

Page
Equity Commitment Letters	A-24
Equity Financing	A-24
ERISA	A-15
Exchange Act	A-10
Exchange Agent	A-3
Exchange Fund	A-3
Financing	A-37
Foreign Company Benefit Plan	A-16
GAAP	A-41
Governmental Entity	A-10
GWB	A-10
Hazardous Substance	A-13
HSR Act	A-10
Indebtedness	A-27
Indenture	A-6
Intellectual Property	A-18
Internal Restructuring	A-40
JPMorgan	A-22
Knowledge	A-11
Laws	A-12
Legal Action	A-12
Liabilities	A-11
Liens	A-10
Losses	A-45
Marketing Period	A-40
material adverse effect	A-8
Material Contract	A-20
Material Customer	A-19
Maximum Premium	A-36
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Nasdaq	A-10
Notice Period	A-33
Offer Documents	A-6
ORC	A-1
Parent	A-1
Parent Expenses	A-45
Parent material adverse effect	A-23
Performance-Based Award	A-5
person	A-48
Present Fair Salable Value	A-21
Proceeding	A-49
Proxy Statement	A-29
reasonable inquiry	A-11
Remuneration	A-22
Representatives	A-32

A-iv

Page
Required Company Vote	A-22
Required Information	A-39
Restricted Share	A-5
Reverse Termination Fee	A-45
Rights Agreement	A-2
Sarbanes-Oxley Act	A-11
SEC	A-7
Section 16 Officer	A-37
Securities	A-5
Securities Act	A-9
Solvent	A-21
Sponsor Guarantees	A-45
Subsidiary	A-7
Superior Proposal	A-34
Supplemental Indenture	A-6
Surviving Entity	A-2
Survivor Class A Common Stock	A-2
Survivor Class B Common Stock	A-3
tax	A-14
Technology	A-18
Termination Fee	A-44
Time-Based Award	A-5
U.S.	A-4
Violation	A-9
Voting Debt	A-8
Walk-Away Date	A-43
WARN Act	A-17

A-v

EXHIBITS

Exhibit A-1	Amended and Restated Articles of Incorporation of the Surviving Entity

Exhibit A-2	Amended and Restated Code of Regulations of the Surviving Entity

A-vi

AGREEMENT AND PLAN OF MERGER dated as of May 4, 2011 (this “Agreement”) is by and among INC Research, LLC, a Delaware limited liability company (“Parent”), Triangle Two Acquisition Corp., an Ohio corporation and a subsidiary of Parent (“Merger Sub”), and Kendle International Inc., an Ohio corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, each of the respective Boards of Directors of Parent and the Company has approved, and deemed it in the best interests of its shareholders to consummate, and Parent, as the sole shareholder of Merger Sub, has approved, the business combination and other transactions provided for herein, including the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the applicable provisions of the Ohio Revised Code (the “ORC”), and upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1    Effective Time of Merger.  Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed by the Company and Merger Sub and thereafter delivered to the Secretary of State of the State of Ohio for filing, as provided in the ORC, on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Ohio or at such time thereafter as is agreed upon in writing by Parent and the Company and provided for in the Certificate of Merger (the “Effective Time”).

1.2    Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on the date (the “Closing Date”) that is the second business day after the satisfaction or waiver (subject to applicable Law) of the last to be satisfied or waived of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied at the Closing), unless another time or date is agreed to in writing by the parties hereto; provided that, if the Marketing Period has not ended at such time, the Closing shall not occur until the earlier to occur of (i) a date during the Marketing Period specified by Parent on not less than three (3) Business Days written notice to the Company and (ii) the first Business Day following the final day of the Marketing Period (subject in each case to the satisfaction (and continued satisfaction) or waiver of all the conditions set forth in Article VI for the Closing as of the date determined pursuant to this proviso). The Closing shall be held at the offices of the Company in Cincinnati unless another place is agreed to in writing by the parties hereto.

1.3    Effects of the Merger.  At the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity in the Merger and as a subsidiary of Parent. The Merger will have the effects set forth in the ORC. As used in this Agreement, “Surviving Entity” shall mean the Company, at and after the Effective Time, as the surviving entity in the Merger.

1.4    Articles of Incorporation.  At the Effective Time, the Articles of Incorporation of the Company as the Surviving Entity shall be amended and restated in the form attached hereto as Exhibit A-1, and such Articles of Incorporation shall be the Articles of Incorporation until thereafter amended.

1.5    Code of Regulations.  At the Effective Time, the Code of Regulations of the Company as the Surviving Entity shall be amended and restated in the form attached hereto as Exhibit A-2, and such Code of Regulations shall be the Code of Regulations until thereafter amended.

1.6    Directors and Officers of the Surviving Entity.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Entity immediately following the Effective Time, to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Articles of Incorporation and Code of Regulations of the Surviving Entity.

(b) The officers of the Company as of the Effective Time shall be the officers of the Surviving Entity, until their respective successors are duly appointed and qualified or their earlier resignation or removal or otherwise ceasing to be an officer in accordance with the Articles of Incorporation and Code of Regulations of the Surviving Entity.

ARTICLE II

EFFECTS OF THE MERGER

2.1    Effect on Capital Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of common stock, without par value, of the Company (together with any associated Rights, as such term is defined in the Shareholder Rights Agreement, dated August 14, 2009, between the Company and American Stock Transfer & Trust the Company LLC, as Rights Agent (the “Rights Agreement”), the “Company Common Stock”):

(a) Cancellation of Treasury Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock shall be cancelled and extinguished and shall cease to exist.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be cancelled in accordance with Section 2.1(a), (ii) shares of Company Common Stock owned by Parent immediately prior to the Effective Time, which shares shall, at the Effective Time, be cancelled and extinguished and shall cease to exist for no consideration, (iii) shares of Company Common Stock owned by any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time, which shares shall, at the Effective Time, be cancelled and extinguished and shall cease to exist for no consideration, and (iv) Company Dissenting Shares, which shall be treated in accordance with Section 2.6) shall be cancelled and extinguished and shall cease to exist and automatically converted into the right to receive $15.25 in cash without any interest thereon (the “Merger Consideration”). Upon such conversion, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and extinguished and shall cease to exist, and each certificate previously representing any such shares (or book entry representing any such non-certificated shares) shall thereafter represent only the right to receive the Merger Consideration, in respect of such shares upon the surrender of the certificate or book entry representing such shares in accordance with Section 2.2 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3).

(c) Capital Stock of Merger Sub. Each share of class A common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be, without any further action on the part of the shareholders of Merger Sub, converted into and become one validly issued, fully paid and non-assessable share of class A common stock, par value $0.01 per share, of the Surviving Entity (the “Survivor Class A Common Stock”). Each share of class B common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be, without any further action on the part of the shareholders of Merger Sub, converted into and become one validly issued, fully paid and non-assessable share of class B common stock, par value $0.01 per share, of the Surviving Entity (the “Survivor Class B Common Stock”) (the shares of Survivor Class A Common Stock into which the shares of Merger Sub capital stock are so converted, along with the shares of Survivor Class B Common Stock into which shares of Merger Sub capital stock are so converted, shall be the only shares of the Surviving Entity’s capital stock that are issued and outstanding immediately after the Effective Time).

(d) Adjustments. The Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

2.2    Surrender and Payment.

(a) Prior to the date of mailing of the Proxy Statement, Parent shall appoint an agent (the “Exchange Agent”) reasonably acceptable to the Company for the purpose of exchanging certificates or book entries, as applicable, which immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Certificates”), for the applicable Merger Consideration pursuant to an exchange agent agreement in form and substance reasonably satisfactory to the Company. On or before the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, the Merger Consideration to be exchanged or paid in accordance with this Article II (such amount being hereinafter referred to as the “Exchange Fund”). The Surviving Entity shall, or shall cause the Exchange Agent to, send to each holder of record of shares of Company Common Stock immediately prior to the Effective Time whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, promptly after the Effective Time, (i) a letter of transmittal for use in such exchange (which shall specify that the delivery of the applicable Merger Consideration shall be effected, and risk of loss and title in respect of the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions to effect the surrender of the Certificates in exchange for the applicable Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, the Exchange Agent shall not disburse any part of the Exchange Fund until the Dissenters Determination Date (as defined in Section 2.6). Pending its disbursement in satisfaction of such obligations, the Exchange Fund shall be invested by the Exchange Agent as directed by Parent. Upon the date that is one (1) Business Day after the Dissenters Determination Date, the Exchange Agent shall disburse to Parent that portion of the Exchange Fund (if any) attributable to Company Dissenting Shares. If a holder of Company Dissenting Shares effectively withdraws its demand for, or loses its rights to, payment of fair cash value pursuant to Section 1701.85 of the ORC with respect to any Company Dissenting Shares, (i) such Company Common Stock shall cease to be Company Dissenting Shares and (ii) Parent shall make available or cause to be made available to the Exchange Agent additional funds in an amount equal to the product of (x) the number of Company Dissenting Shares for which the holder has withdrawn its demand for, or lost its rights to, payment of fair cash value pursuant to 1701.85 of the ORC and (y) the Merger Consideration. Nothing contained in this Section 2.2(a) and no investment losses resulting from investment of the funds deposited with the Exchange Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the applicable Merger Consideration upon surrender to the Exchange Agent of a Certificate or Certificates, together with a properly completed letter of transmittal covering such shares and such other documents as the Exchange Agent may reasonably require, shall be entitled to receive the applicable Merger Consideration payable in respect of such shares of Company Common Stock. Certificates surrendered shall forthwith be cancelled as of the Effective Time. Until so surrendered, each such Certificate, following the Effective Time, shall represent for all purposes only the right to receive the applicable Merger Consideration. No interest shall be paid or accrued for the benefit of holders of the Certificates on cash amounts payable upon the surrender of such Certificates pursuant to this Section 2.2.

(c) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, any Certificate formerly representing shares of Company Common Stock is presented to the Surviving Entity, it shall, subject to the terms and conditions of this Agreement, be cancelled and exchanged for the applicable Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(d) None of Parent, Merger Sub, the Company or any of their respective Subsidiaries or affiliates shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Each of the Exchange Agent, the Surviving Entity and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of shares of Company Common Stock, such amounts as the Exchange Agent, the Surviving Entity or Parent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of United States (“U.S.”) federal, state or local tax Law or any other non-U.S. tax Law or any other applicable legal requirement. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Entity or Parent, such amounts withheld from the Merger Consideration shall be treated for all purposes of this Agreement as having been received by the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Exchange Agent, the Surviving Entity or Parent.

(f) Any portion of the Merger Consideration (including any interest received with respect thereto) supplied to the Exchange Agent which remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his Certificates for the applicable Merger Consideration in accordance with this Section 2.2 prior to the time of demand shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) as a general creditor thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property to any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any person previously entitled thereto.

2.3    Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Certificates; provided that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.4    Treatment of Company Equity Awards.

(a) Company Options. At the Effective Time, the right to receive shares of Company Common Stock pursuant to the exercise of any stock options (each, a “Company Option”) granted pursuant to the Company stock plans listed in Section 2.4(a) of the Company Disclosure Schedule (the “Company Stock Plans”) that are outstanding immediately prior to the Effective Time, whether or not vested, shall be cancelled and converted into the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time), a cash payment from Parent or the Surviving Entity equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Option, multiplied by (ii) the number of shares covered by such Company Option, less any required withholding taxes.

(b) Restricted Stock. At the Effective Time, each outstanding share of restricted stock granted under the Company Stock Plans, vested or unvested (each a “Restricted Share”), shall as of the Effective Time become fully vested and free of any forfeiture restriction and converted into the right to receive from Parent or the Surviving Entity, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time), an amount in cash equal to the Merger Consideration, less any required withholding taxes.

(c) Time-Based Awards. At the Effective Time, the right to receive shares of Company Common Stock or cash in respect of outstanding time-based restricted stock units under the Company Stock Plans (each, a “Time-Based Award”), whether or not vested, shall be cancelled and shall only entitle the holder of such Time-Based Award to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time), a cash payment from Parent or the Surviving Entity equal to (i) the number of shares of Company Common Stock issuable pursuant to the Time-Based Award, multiplied by (ii) the Merger Consideration, less any required withholding taxes.

(d) Performance-Based Awards. At the Effective Time, the right to receive shares of Company Common Stock or cash in respect of outstanding performance-based restricted stock unit awards under the Company Stock Plans (each, a “Performance-Based Award”), whether or not vested, shall be cancelled and shall only entitle the holder of such Performance-Based Award to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time), a cash payment from Parent or the Surviving Entity equal to (i) the number of shares of Company Common Stock issuable pursuant to the Performance-Based Award multiplied by (ii) the Merger Consideration, less any required withholding taxes.

(e) Prior to the Effective Time, the Company shall use its reasonable best efforts to take all such actions as may be required to effectuate the provisions of this Section 2.4. The Company shall take all actions necessary to terminate, effective as of immediately prior to the Effective Time, Company Stock Plans and any other plan, program or arrangement (or provision thereof) for the issuance or grant of any interest in respect of shares of Company Common Stock and ensure that neither the Company nor any of its Subsidiaries will, as of the Effective Time, be bound by any rights under the Company Stock Plans or any other plan, program or arrangement (or provision thereof) providing for the issuance or grant of any interest in respect of shares of Company Common Stock.

(f) Each of the Exchange Agent, the Surviving Entity and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of a Stock Option, Restricted Share, Time-Based Award or Performance-Based Award, such amounts as the Exchange Agent, the Surviving Entity or Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. federal, state or local tax Law or any other non-U.S. tax Law or any other applicable legal requirement. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Entity or Parent, such amounts withheld from the Merger Consideration shall be treated for all purposes of this Agreement as having been received by the holder of the Stock Option, Restricted Share, Time-Based Award or Performance-Based Award, as applicable, in respect of which such deduction and withholding was made by the Exchange Agent, the Surviving Entity or Parent.

2.5    Treatment of Securities; Indentures.

(a) If requested by Parent, the Company shall commence, or shall use its reasonable best efforts to assist Parent or an affiliate of Parent or the Company, at Parent’s option, in commencing (i) an offer to purchase the Securities (as defined below) (the “Debt Offer”) or (ii) a consent solicitation to solicit the consent of holders of the Securities (as defined below) to certain amendments as specified by Parent, to the covenants in the Indenture (as defined below) and/or the Supplemental Indenture (the “Consent Solicitation”), with respect to all of the outstanding aggregate principal amount of the 3.375% Convertible Senior Notes due July 15, 2012 (the “Securities”) on the terms and conditions reasonably satisfactory to Parent and the Company, and otherwise send out any required notices and comply with the terms of the Indenture and the Supplemental Indenture. The closing of the Debt Offer and Consent Solicitation shall be conditioned upon the completion of the Merger and shall provide that the Securities be accepted for payment by the Surviving Entity immediately upon the completion of the Merger. Concurrent with the Effective Time, Parent shall cause the Surviving Entity to accept for payment and thereafter promptly pay for the Securities that have been properly tendered and not properly withdrawn pursuant to the Debt Offer and in accordance with the Debt Offer. Furthermore, if requested by Parent, the Company shall assist Parent in causing all derivative instruments related to the Securities or the Company Common Stock, including all hedging agreements and warrants, to be terminated prior to the Effective Time.

(b) The Company covenants and agrees that, promptly following the Consent Solicitation expiration date, assuming the requisite consents are received in the Consent Solicitation, each of the Company and its applicable Subsidiaries as is necessary (i) shall (and shall use their commercially reasonable efforts to cause the applicable trustee to) execute a supplemental indenture and related certificates, in form reasonably satisfactory to the Company, to the Indenture, dated as of March 31, 2007 (the “Indenture”) and the Supplemental Indenture No. 1 dated July 16, 2007 (the “Supplemental Indenture”), between the Company and LaSalle Bank, National Association, as trustee, which supplemental indenture shall become operative only concurrently with the Effective Time, and (ii) shall provide any required certificate or opinion and any other documentation required by the terms of the Indenture and the Supplemental Indenture.

(c) Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offer and the Consent Solicitation (collectively, the “Offer Documents”) and provide the Company with a reasonable opportunity to comment on such documents. Parent and the Company shall, and shall cause their respective Subsidiaries to and shall use their respective commercially reasonable efforts to cause their respective Representatives to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements) and all mailings to the holders of the Securities in connection with the Debt Offer and the Consent Solicitation shall be subject to the prior review of the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offer or the Consent Solicitation, as applicable, any information in the Offer Documents should be discovered by the Company and its subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, following which an appropriate amendment or supplement describing such information shall be prepared by Parent and disseminated to the holders of the Securities.

2.6    Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, to the extent required by the ORC, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and that are held by any holder of shares who was a record holder of Company Common Stock as to which such holder seeks relief as of the date fixed for determination of holders of shares entitled to notice of the Company Shareholders Meeting, and who files with the Company within ten (10) days after such vote at the Company Shareholders Meeting (the “Dissenters Determination Date”) a written demand to be paid the fair cash value for such shares of Company Common Stock that have not been voted in favor of the proposal to adopt this Agreement at the Company Shareholders Meeting in accordance with Sections 1701.84 and 1701.85 of the ORC (the “Company Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration unless and until such holder fails to demand payment properly or otherwise waives, withdraws or loses such holder’s rights as a dissenting shareholder, if any, under Section 1701.85 of the ORC. From and after the Effective Time the holders of such Company Dissenting Shares shall be entitled to such rights as are granted in accordance with, and to the extent of, the provisions of Sections 1701.84 and 1701.85 of the ORC. At the Effective Time, all Company Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose its rights as a dissenting shareholder under Section 1701.85 of the ORC or other applicable Law, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1701.85 of the ORC, then each such Company Dissenting Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company shall deliver prompt notice to Parent of any demands delivered in accordance with Section 1701.85 of the ORC, any withdrawals of such demands and any other instruments served pursuant to the ORC and received by the Company relating to rights of the Company Dissenting Shares, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the ORC. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of the Company.  Except (x) with respect to any subsection of this Section 3.1, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”) (it being understood by the parties that the information disclosed in one subsection of the Company Disclosure Schedule shall be deemed to be included in each other subsection of the Company Disclosure Schedule with respect to which the relevance of such information thereto would be reasonably apparent) or (y) as disclosed in Company SEC Documents filed by the Company with, or furnished by the Company to, the Securities and Exchange Commission (the “SEC”) on or after March 16, 2009 and at least two (2) Business Days prior to the date of this Agreement, and publicly available as of the date of this Agreement (excluding any cautionary, predictive or forward-looking statements set forth in any section of such Company SEC Documents, including any statements in any section captioned “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”), the Company represents and warrants (subject to the limitation set forth in subsection (w) of this Section 3.1) to Parent and Merger Sub as follows:

(a) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except (other than with respect to the Company’s due organization, valid existence and good standing) than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company. The Articles of Incorporation and Code of Regulations of the Company, copies of which were previously made available to Parent, are true, complete and correct copies of such documents as in effect on the date of this Agreement. Section 3.1(a) of the Company Disclosure Schedule lists all of the Company’s Subsidiaries. Each of the Company’s Subsidiaries is a corporation, limited partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing (or the local law equivalent) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company. As used in this Agreement:

(i) the word “Subsidiary” when used with respect to any person means any other person, whether incorporated or unincorporated, of which at least a majority of (i) the securities or other interests (or in the case of a partnership, the general partnership interests) or (ii) ordinary voting power is directly or indirectly owned or controlled by the first person or by any one or more of its Subsidiaries, or by the first person and one or more of its Subsidiaries; provided that Parent and its Subsidiaries shall not be regarded as Subsidiaries of the Company for purposes of this Agreement unless otherwise expressly provided herein;

(ii) any reference to the term “material adverse effect” means, with respect to the Company, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, has, or would be reasonably expected to have, a material adverse effect on the financial condition, properties, businesses or results of operations of the Company and its Subsidiaries taken as a whole; provided that, for purposes of this clause (ii) the following (alone or in combination) shall not be deemed to have a “material adverse effect”: any change or event caused by or resulting from (A) changes in prevailing economic, political or market conditions, (B) changes in generally accepted accounting principles or requirements or interpretations thereof, (C) changes in applicable Laws or interpretations thereof by any Governmental Entity relating to the industries or markets in which the Company or any of its Subsidiaries is operated, (D) the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof or any action taken pursuant to and in accordance with this Agreement, (E) any outbreak of major hostilities, act of terrorism, act of God or other force majeure event occurring after the date of this Agreement, (F) changes in the Company’s stock price or trading volume (unless due to a change or event that would separately constitute a “material adverse effect” with respect to the Company), or (G) any reclassification, in accordance with GAAP or requirements or interpretations thereof, of the Company’s obligations with respect to the Securities from long-term indebtedness to current indebtedness on the Company’s balance sheet, except, in the case of clauses (A), (B), (C) or (E), to the extent such changes or developments have a disproportionate effect on the Company and its Subsidiaries as compared to other participants in their industry.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 100,000 shares of Preferred Stock. As of the close of business on May 2, 2011 (the “Capitalization Date”), (A) 14,998,538 shares of Company Common Stock were issued and outstanding (including issued shares of unvested restricted stock), (B) 23,052 shares of Company Common Stock were held in treasury, (C) 3,150,000 shares of Company Common Stock were reserved for issuance under the Securities, and (D) 4,000,000 shares of Company Common Stock were reserved for issuance under the Company Options, Time-Based Awards and Performance-Based Awards. Section 3.1(b)(i) of the Company Disclosure Schedule sets forth a schedule of the holders (the specific identities of whom may be redacted as may be required by applicable Laws) of Restricted Shares, Company Options, Time-Based Awards and Performance-Based Awards and the respective number of shares of Company Common Stock subject to each outstanding Restricted Share, Company Option, Time-Based Award and Performance-Based Award, and the grant date, exercise, conversion, or purchase price (if applicable), expiration date and vesting date(s) with respect thereto as of May 2, 2011. All issued and outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued pursuant to the exercise or settlement of Company Options, Time-Based Awards and Performance-Based Awards and conversion of the Securities, are duly authorized. All issued and outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued pursuant to the exercise or settlement of Company Options, Time-Based Awards and Performance-Based Awards and conversion of the Securities, will be, when issued in accordance with the terms thereof, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of the Company are issued or outstanding other than as may be provided in the Securities.

(iii) Except (A) as set forth in Section 3.1(b)(i) or Section 3.1(b)(iii) of the Company Disclosure Schedule, as of the Capitalization Date and (B) for Rights issued pursuant to the Rights Agreement,

there are no outstanding shares of capital stock of, or other equity or voting interest in, the Company, options, warrants, calls, stock appreciation rights, phantom stock rights, stock unit rights or similar rights, commitments or agreements of any character to which the Company or any Subsidiary of the Company is a party or by which it or any such Subsidiary is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, other equity interests or any Voting Debt of the Company or of any Subsidiary of the Company (including, for this purpose, Parent) or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, stock appreciation right, phantom stock right, stock unit right or similar right, commitment or agreement. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (x) that require them to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries (including, for this purpose, Parent), (y) obligating the Company to grant, extend or enter into any such agreements relating to any Company Common Stock, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Common Stock or (z) pursuant to which the Company or any of its Subsidiaries (including, for this purpose, Parent) is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). No direct or indirect subsidiary of the Company owns any Company Common Stock. Except for the Rights Agreement, none of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to Company Common Stock or any other agreement relating to the disposition, voting or dividends with respect to any Company Common Stock.

(iv) Since the Capitalization Date, except as permitted by Section 4.1, the Company and its Subsidiaries have not (A) issued or permitted to be issued any shares of capital stock, other equity interests or securities exercisable or exchangeable for or convertible into shares of capital stock or other equity interests of the Company or any of its Subsidiaries (including, for this purpose, Parent), other than pursuant to and as required by the terms of Company Options, Time-Based Awards or Performance-Based Awards granted prior to the date hereof; (B) repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries (including, for this purpose, Parent); or (C) declared, set aside, made or paid to the shareholders of the Company dividends or other distributions on the outstanding shares of capital stock of the Company.

(c) Authority.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to obtaining the Required Company Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to obtaining the Required Company Vote. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, cancellation, modification or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Articles of Incorporation, Code of Regulations or similar organizational document of the Company or any Subsidiary of the Company, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, license, lease or other agreement, obligation, instrument, permit, concession, franchise, license or Law applicable to the Company or any Subsidiary of the Company or their respective properties or assets, which Violation, in the case of this clause (B), individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company. The foregoing representation and warranty assumes that change in control, anti-assignment and other similar provisions governed by the laws of certain foreign jurisdictions will be interpreted in substantially in the same manner as such provisions as customarily interpreted under U.S. law.

For the purposes of this Agreement, “Liens” shall mean any lien, claim, encumbrance, pledge, mortgage, deed of trust, security interest, lease, option, charge, right of first refusal, easement, servitude, transfer restriction or other type of similar encumbrances or restriction of any kind.

(iii) No consent, approval, order or authorization of, or registration, declaration, notice or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to make or obtain which, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on the Company or (y) prevent, delay or impede the Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) the filing with the SEC of the Proxy Statement and such other reports under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, (C) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or the German Act Against Restraints of Competition of 1958, as amended, and the rules and regulations promulgated thereunder (“GWB”) or any Antitrust Law, or (D) such filings with and approvals of Nasdaq Stock Market, LLC (“Nasdaq”) as may be required by the rules and regulations of Nasdaq.

For the purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(d) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) The Company has timely filed, or furnished, as applicable, all reports, schedules, registration statements and other documents required to be filed or submitted by it with the SEC pursuant to the Securities Act, the Exchange Act or other applicable securities statutes, regulations, policies, rules or interpretations thereof since January 1, 2008 (the “Company SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company SEC Documents included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and the internal control report and attestation of the Company’s outside auditors required by Section 404 of the Sarbanes-Oxley Act. The Company has not received any written comments from the SEC staff that have not been resolved to the satisfaction of the SEC staff. Since January 1, 2008, the Company has not received a stop order or other order suspending the effectiveness or use of any registration statement or prospectus filed by the Company under the Securities Act or the Exchange Act and, to the Knowledge of the Company, the SEC has not issued any such order since such date. As used in this Agreement, the word “Knowledge” means as to a particular matter, the actual knowledge, after reasonable inquiry, of the individuals identified in Section 3.1(d) of the Company Disclosure Schedule. For this purpose, “reasonable inquiry” means, with respect to each person, (i) review of files and other information in his or her possession, custody or control and (ii) inquiry of employees of the Company or its Subsidiaries who have responsibilities pertinent to such inquiry and access to information in the possession, custody or control of the Company or its Subsidiaries. Since January 1, 2008, subject to any applicable grace periods, the Company and each of its officers and directors have been and are in compliance in all material respects with the rules and regulations of Nasdaq. As of the date of this Agreement, none of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(ii) The consolidated financial statements of the Company (including the related notes and supplemental schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by a Quarterly Report on Form 10-Q), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and the consolidated statements of operations, shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited statements to normal year-end adjustments that are not material).

(iii) The Company and its Subsidiaries do not have any liabilities or obligations of any kind, character, nature or description whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom (collectively, “Liabilities”), except for (A) Liabilities that are fully reflected, accrued or reserved for in the Company’s consolidated balance sheet as of December 31, 2010 (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended December 31, 2010 (the “Company Financial Statements”), (B) Liabilities incurred since the date of the most recent condensed consolidated balance sheets of the Company appearing in the Company Financial Statements in the ordinary course of business, (C) Liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, determined without regard to whether such Liabilities arose out of facts or circumstances known by any of the parties to this Agreement, (D) Liabilities incurred pursuant to the transactions contemplated by this Agreement or (E) Liabilities discharged or paid in full prior to the date of this Agreement in the ordinary course of business.

(e) Compliance with Applicable Laws and Reporting Requirements.

(i) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”), and the Company and its Subsidiaries are in compliance with the terms of the Company Permits except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company.

(ii) The Company and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, regulations, rules, ordinances, judgments, rulings, orders, writs, injunctions, decrees, orders, settlements or awards of any Governmental Entity (collectively, “Laws”).

(iii) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to 302 of the Sarbanes-Oxley Act, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(iv) To the Knowledge of the Company, (x) since January 1, 2008, none of the Company or any of its Subsidiaries, or any director, officer or independent auditor of the Company or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, and (y) since January 1, 2008, no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or other duty recognized under applicable federal or state statutory or regulatory Law or at common Law (including any abdication of duty, abuse of trust or approval of unlawful transactions) or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.

(f) Legal Proceedings. There is no claim, suit, action, litigation, arbitration, investigation or other demand or proceeding, whether judicial, arbitral, administrative or other (each, a “Legal Action”), pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company, nor is there any judgment, decree, injunction, rule, award, settlement, stipulation or order of any Governmental Entity or arbitrator outstanding or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company.

(g) Environmental Laws and Regulations.

(i) Except as would not, individually or in the aggregate, have a material adverse effect, (A) the Company and its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws, which compliance includes obtaining and maintaining all permits required under Environmental Laws to conduct the business of the Company or its Subsidiaries, (B) there has been no release of any Hazardous Substance in any manner that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability of or against the Company, any of its Subsidiaries or any other person whose liability for such matters the Company or any of its Subsidiaries is responsible for by Law or contract, under applicable

Environmental Laws, (C) neither the Company nor any of its Subsidiaries has received in writing any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other person asserting that the Company or its Subsidiaries is in violation of, or liable under, any Environmental Law, (D) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to, or that would reasonably be expected to give rise to, any liability under Environmental Law, by the Company or any of its Subsidiaries or as a result of, or in connection with, any operations or activities of the Company, its Subsidiaries, any other person whose liability for such matters the Company is responsible for by Law or contract, (E) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities, and (F) neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, become contractually responsible for, or have otherwise become subject to any liability of any other person arising under any Environmental Law. The Company has provided Parent with complete copies of any and all material environmental assessment or audit reports or other similar studies or analyses in the Company’s or any Subsidiary’s possession or reasonable control that relate to the assets or properties of the Company or any Subsidiary.

(ii) As used herein, “Environmental Law” means any Law relating to (A) the protection, preservation, pollution or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or protection of human health, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(iii) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including all Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 CFR § 300.5, toxic mold and petroleum.

(h) Taxes.

(i) The Company and each of its Subsidiaries have timely filed all income and other material tax returns required to be filed by any of them, and each such return is true, complete and accurate in all material respects, and the Company and each of its Subsidiaries has paid (or the Company has paid on their behalf) all material amounts of taxes due, whether or not shown as due on such returns, and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all material amounts of taxes not yet due and payable by the Company and its Subsidiaries accrued through the date of such financial statements.

(ii) No material deficiencies or other claims for any taxes or for failure to file tax returns have been proposed, asserted or assessed against the Company or any of its Subsidiaries. Except as disclosed on Section 3.1(h) of the Company Disclosure Schedule, there are no material audits, proceedings or investigations by any taxing authority in progress, nor, to the Knowledge of the Company, has the Company or any of its Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

(iii) All agreements that either the Company or any of its Subsidiaries is or has been a party to that would cause it to be liable on or after the date hereof (whether by Law or contract) for any material amounts of tax determined, in whole or in part, by taking into account any income, sale, asset of or any activity conducted by any other person are set forth in Section 3.1(h) of the Company Disclosure Schedule.

(iv) Neither the Company nor any of its Subsidiaries has agreed to modify, extend or waive the statute of limitations relating to any tax or any tax return.

(v) The Company and each of its Subsidiaries has complied in all material respects with all applicable Law relating to the deposit, collection, withholding, payment or remittance of any material amount of tax.

(vi) There is no Lien for any material amount of tax upon any asset or property of the Company or any of its Subsidiaries.

(vii) Neither the Company nor any of its Subsidiaries has ever participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(viii) Except as disclosed on Section 3.1(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any tax allocation, sharing, indemnity or similar agreement.

(ix) Except as disclosed on Section 3.1(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company).

(x) No written claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries do not file tax returns such that it is or may be subject to taxation by, or required to file any tax return in, that jurisdiction.

(xi) There is no item of gross income of the Company or any of its Subsidiaries that was received or accrued prior to the Closing that will be required under applicable tax Law to be reported for a taxable period beginning after the Closing Date that is attributable to a transaction (such as an installment sale) that occurred prior to the Closing.

(xii) Neither the Company nor any of its Subsidiaries has (a) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the Company or any of its Subsidiaries, (b) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Subsidiary, or (c) granted to any person any power of attorney that is in force with respect to any tax matter currently in progress.

Notwithstanding any statement or implication to the contrary in this Section 3.1(h), the Company does not make any representation or warranty regarding any information furnished by Parent to the Company relating to taxes, and none of the representations or warranties set forth in this Section 3.1(h) will be considered to be untrue or inaccurate to the extent that the untruth or inaccuracy results from information furnished by Parent to the Company. For the purpose of this Agreement, the term “tax” (including, with correlative meaning, the terms “taxes” and “taxable”) shall mean (A) all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions imposed with respect to such amounts, (B) Liability for the payment of any amounts of the type described in clause (A) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (C) Liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (A) or (B). For the purposes of this Agreement, the term

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i) Benefit Plans.

(i) Section 3.1(i) of the Company Disclosure Schedule sets forth a true, complete and correct list of each Company Benefit Plan. A “Company Benefit Plan” means each material “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any multiemployer plan within the meaning of ERISA Section 3(37)) and each U.S. based stock purchase, stock option, severance, salary continuation, vacation, welfare benefit, tax gross up, fringe benefit, collective bargaining, bonus, incentive, equity-based compensation, pension, deferred compensation, relocation, employee loan, or other material employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether written or unwritten, (x) maintained, entered into or contributed to by the Company or any of its Subsidiaries under which any present or former employee, director, independent contractor or consultant of the Company or any of its Subsidiaries has any present or future right to benefits or (y) under which the Company or any of its Subsidiaries has or could reasonably be expected to have any present or future Liability, contingent or otherwise. No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code and none of the Company, any of its Subsidiaries or any Company ERISA Affiliate (defined in clause (v) below) has, within the past six (6) years, sponsored, maintained, contributed to or been required to maintain or contribute to, or has any current or contingent liability with respect to, any benefit plan or arrangement that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan.

(ii) With respect to each Company Benefit Plan, the Company has made available to Parent a true, complete and correct copy of the plan document or other governing instrument (or descriptions thereof for any unwritten Company Benefit Plan), and, to the extent applicable: (A) any related trust agreement, insurance contract or other funding instrument; (B) the most recent Internal Revenue Service determination letter, if applicable; (C) any summary plan description and summaries of material modifications; (D) the most recent year’s Form 5500 and attached schedules and audited financial statements; and (E) any actuarial reports for the Company issued since January 31, 2009.

(iii) With respect to the Company Benefit Plans, individually and in the aggregate, no event has occurred and, to the Knowledge of Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any material Liability under ERISA, the Code or any other applicable Law. There are (i) no material pending or, to the Knowledge of the Company, threatened, claims in respect of any Company Benefit Plan, except for routine claims for benefits, (ii) no audits pending or, to the Knowledge of the Company, threatened, by any Governmental Entity involving any Company Benefit Plan and (iii) the Company has not received written notice of any investigations, and to the Knowledge of the Company, no investigations are threatened, in each case, by any Governmental Entity involving any Company Benefit Plan. Each of the Company Benefit Plans has been maintained, administered and funded in all material respects in accordance with all applicable Laws including, but not limited to, ERISA, the Code, the Laws of the relevant non-U.S. jurisdiction and in each case the regulations thereunder, and the terms of such plan document or other governing instrument.

(iv) Except as provided in Section 3.1(i)(iv) of the Company Disclosure Schedule, no Company Benefit Plan exists that could (i) result in the payment to any person of any severance, unemployment compensation, or any other payment, or (ii) accelerate the time of payment, vesting or funding, or increase the amount of, compensation or benefits due to any person, in either case, as a result of the transactions contemplated by this Agreement, whether alone or in connection with any other event. Except as provided in Section 3.1(i)(iv) of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or any Company ERISA Affiliate is party to any contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Code Section 280G.

(v) No Liability under Title IV or Section 302 of ERISA has been incurred by the Company, or by any entity, trade or business, whether or not incorporated, that together with the Company would be, or at the relevant time was, deemed a “single employer” within the meaning of Section 4001(b) of ERISA or a member of a group described in Section 414(b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”), that has not been satisfied in full, and (B) no condition exists that presents a risk to the Company or any Company ERISA Affiliate of incurring any such Liability. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code is currently so qualified and has been so qualified and has received a favorable determination letter from the Internal Revenue Service with respect to the qualification and tax-exempt status of the Company Benefit Plan (or such Company Benefit Plan operates as a prototype or volume submitter plan with respect to which none of the circumstances which would require it to obtain a favorable determination letter is applicable), and nothing has occurred (or failed to occur) that could reasonably be expected to cause the loss of the plan’s qualification and tax-exempt status or the imposition of any material penalty under ERISA or the Code.

(vi) Except as required by Section 4980B of the Code and Title I, Part 6 of ERISA, and at the sole expense of the participant, neither the Company nor any Company ERISA Affiliate has any liability in respect of or any obligation to provide post-retirement health and medical benefits or coverage for retired or former employees or directors of the Company or any of its ERISA Affiliates.

(vii) Section 3.1(i) of the Company Disclosure Schedule also sets forth a true, complete and correct list of each material Company benefit plan or arrangement that is maintained on behalf of individuals residing or working outside of the United States (each such plan shall be referred to herein as a “Foreign Company Benefit Plan”). With respect to each Foreign Company Benefit Plan, (A) the fair market value of the assets of each funded Foreign Company Benefit Plan which is designed to provide retirement benefits, the liability of each insurer for any Foreign Company Benefit Plan funded through insurance or the book reserve established for any Foreign Company Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations with respect to such retirement benefits and (B) to the Knowledge of the Company each Foreign Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except where the failure to so register or maintain good standing would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company; and (C) to the Knowledge of the Company there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Foreign Company Benefit Plans or any trusts related thereto which would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries.

(viii) (i) Neither the Company nor any Company ERISA Affiliate has, since October 3, 2004, (x) granted to any person an interest in a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)), which interest has been or, upon lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the tax imposed by Code Section 409A(a)(1)(B) or (b)(4)(A), or (y) modified the terms of any nonqualified deferred compensation plan in a manner that would cause an interest previously granted under such plan to become subject to the taxes imposed by Code Section 409A, and (ii) each Company Benefit Plan that is a nonqualified deferred compensation plan has been established, documented, maintained and operated in compliance with Code Section 409A and the applicable regulations and guidance thereunder, and no service provider of the Company or any Company ERISA Affiliate is or would be, upon lapse of a substantial risk of forfeiture, subject to any taxes or penalties imposed under Code Section 409A. Further, no person had a legally binding right to an amount under a nonqualified deferred compensation plan of the Company or any Company ERISA Affiliate prior to January 1, 2005 that is subject to a substantial risk of forfeiture or a requirement to perform future services after December 31, 2004, which would subject such person to the taxes imposed by Code Section 409A.

(j) Interested Party Transactions. Except for employment-related contracts filed or incorporated by reference as an exhibit to a Company SEC Document or Benefit Plans, Section 3.1(j) of the Company Disclosure Schedule sets forth a true, complete and correct list of the contracts or arrangements that are in existence as of the date of this Agreement under which the Company has any existing or future material liabilities between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer (as defined pursuant to Section 16 of the Exchange Act) or director of either the Company or any Subsidiary or any person that has served as such an executive officer (as defined pursuant to Section 16 of the Exchange Act) or director within the last two (2) years or any of such officer’s or director’s immediate family members or any affiliate of any such officer, director or any immediate family member of any such officer or director (B) record or beneficial owner of more than 5% of the Company Common Stock as of the date hereof or any of such owner’s immediate family members or any affiliate of any such owner or any such owner’s immediate family members (each, an “Affiliate Transaction”). For purposes of this Section 3.1(j), “affiliate” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.

(k) Labor Matters; Employment Matters.

(i) Neither the Company nor its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization or works council. Neither the Company nor any of its Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened material dispute, strike, work stoppage, walkout, slowdown or lockout, and no such material dispute, strike, work stoppage, walkout, slowdown or lockout has occurred since January 1, 2008. To the Knowledge of the Company, there is no labor union organizing activity involving employees of the Company or any of its Subsidiaries, and no such organizational activity has occurred since January 1, 2008.

(ii) There has been no “mass layoff” or “plant closing” as defined by the federal Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §2101 et seq. (1988) (the “WARN Act”) (and any similar state or local “mass layoff” or “plant closing” or redundancy laws in any jurisdiction in which the Company or any of its Subsidiaries employs employees) with respect to the Company or any of its Subsidiaries within twelve (12) months prior to Closing.

(iii) The Company has made available a true and complete copy of each employment, retention, severance, consulting, change of control or similar agreement currently in effect between the Company and (x) an officer (as defined pursuant to Rule 16a-1(f) promulgated pursuant to the Exchange Act) of the Company, (y) any other employee of the Company or its Subsidiaries residing or working in the United States with an annual base salary in excess of $125,000 or (z) any employee of the Company or its Subsidiaries residing outside the United States with an annual base salary in excess of $250,000 (determined using the applicable exchange rate referenced on the Reuters World Currency Page as of the date of this Agreement) (each such agreement with an individual referenced in the foregoing clause (x), (y) or (z), a “Company Employment Agreement”). (A) Each Company Employment Agreement is valid and binding on the Company and any of its Subsidiaries to the extent it is a party thereto, as applicable, and, as of the date hereof, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, (B) the Company and each of its Subsidiaries, and, as of the date hereof, to the Knowledge of the Company, any other party thereto, is in material compliance with, and has performed in all material respects all obligations required to be performed by it under, each Company Employment Agreement, (C) neither the Company nor any Subsidiary has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Employment Agreement, and (D) except as disclosed in Section 3.1(k) of the Company Disclosure Schedule, no event, condition or circumstance has occurred or existed, or will occur or exist as a result of the transactions, that would permit any officer or employee of the Company who has entered into a Company Employment Agreement to terminate his or her employment by “resignation for good reason” or similar concept as defined in any applicable Company Employment Agreement.

(l) Intellectual Property. Except as would not, individually or in the aggregate, have a material adverse effect, either the Company or a Subsidiary owns, or is licensed or otherwise possesses adequate rights to use in their respective businesses as currently conducted (i) all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents, trade secrets and other intellectual property, and all applications and registrations therefor (collectively, the “Intellectual Property”) and (ii) all software, computer systems, databases, code, inventions, whether patentable or not, technical information, ideas, formulae, processes, procedures, compositions, research records, records of inventions, test information, data, technology, know-how and show how, techniques, research and development information, drawings, specifications, designs, proposals, and plans (collectively “Technology”). Except as would not, individually or in the aggregate, have a material adverse effect or as set forth in Section 3.1(l) of the Company Disclosure Schedule, (A) there are no pending or, to the Knowledge of the Company, threatened in writing, claims by any person alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries for their use of the Intellectual Property or Technology of the Company or any of its Subsidiaries, (B) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or violate any Intellectual Property or Technology rights of any person, (C) neither the Company nor any of its Subsidiaries has made any claim of a violation, misappropriation or infringement by others of its rights to or in connection with the Intellectual Property or Technology of the Company or any of its Subsidiaries and, (D) to the Knowledge of the Company, no person is infringing, misappropriating or violating any Intellectual Property or Technology of the Company or any of its Subsidiaries.

(m) Property.

(i) Section 3.1(m) of the Company Disclosure Schedule lists the real property owned in fee or leased by the Company or any of its Subsidiaries (other than shared services locations) Such owned real property and leased real property constitutes all of the real property used or held for use in the business of the Company and its Subsidiaries.

(ii) Except as would not, individually or in the aggregate, have a material adverse effect, the Company or a Subsidiary of the Company owns and has good and valid title to all of its owned real property and good title to all its owned personal property and has valid and subsisting leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in the case of real property for title exceptions, defects, encumbrances, Liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use, utility or value of the property for the purposes for which the property is currently being used or otherwise materially impair the present or contemplated business operations at such location). All leases under which the Company or any of its Subsidiaries lease any real or personal property are valid and in full force and effect against the Company or any of its Subsidiaries and, as of the date hereof, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries.

(iii) Except as would not, individually or in the aggregate, have a material adverse effect, all structures, buildings and other improvements on the real property owned or leased by the Company or any of its Subsidiaries, including, without limitation, (A) the roof, roof membrane, roof covering, floor, foundation, slab, load bearing walls and other structural elements thereof, and (B) all heating, ventilating, air conditioning, mechanical, electrical and plumbing systems therein are in good operating order and condition, without material deferred maintenance, and, to the Company’s Knowledge, have been and are being regularly and properly maintained in accordance with all applicable manufacturers’ and service warranties in all respects. There are no (x) pending or, to the Company’s Knowledge, threatened actions in eminent domain or (y) condemnations with respect to any such real property or the structures, buildings or other improvements thereon or any portion thereof.

(n) Material Contracts.

(i) The Company has made available to Parent true, complete and correct copies of (including all amendments or modifications to), as of the date of this Agreement, all contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) relate to the formation, creation, operation, management or control of any partnership, limited liability company, joint venture or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) relate to Indebtedness in excess of five hundred thousand dollars ($500,000);

(iv) were entered into after December 31, 2007 and have not yet been consummated and involve the acquisition from another person or disposition to another person, directly or indirectly (by merger, license, or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract (or series of related contracts) in excess of one hundred twenty-five thousand dollars ($125,000) (other than acquisitions or dispositions of inventory in the ordinary course of business; capital expenditures and capital commitments (which are covered in clause (vi)); and dispositions of cash in connection with the repayment of Indebtedness at the maturity thereof);

(v) relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and would reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of two hundred fifty thousand dollars ($250,000) individually;

(vi) are contracts (or a series of related contracts) for the provision of services by the Company or any of its Subsidiaries to any of the top twenty-five (25) customers of the Company and its Subsidiaries, collectively, measured by adjusted backlog as of December 31, 2010 and set forth on the backlog roll-out report provided by the Company dated March 18, 2011 (each a “Material Customer”);

(vii) other than an acquisition subject to clause (iv) above, that relate to an acquisition of inventory of more than five hundred thousand dollars ($500,000) individually or obligates the Company to make any capital commitment or capital expenditure;

(viii) are license agreements that are material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property or Technology or licenses out Intellectual Property or Technology owned by the Company or its Subsidiaries, other than license agreements for software that is generally commercially available on standard terms;

(ix) relate to any Affiliate Transaction;

(x) are contracts with a Material Customer that limit, or purport to limit, in any material respect, the ability of the Company or any of its Subsidiaries to exploit its Intellectual Property or to compete in any line of business or with any person or in any geographic area or during any period of time or grant to any person a “most favored nation” or similar right against the Company or any of its Subsidiaries, or to solicit or hire any person with respect to employment;

(xi) relate to settlement of any material administrative or judicial proceedings;

(xii) are contracts (or a series of related contracts) with third-party vendors directly related to the provision of services to a Material Customer that relate to the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate annual payments by the Company and its Subsidiaries in excess of five hundred thousand dollars ($500,000), other than those that can be terminated by the Company or any of its Subsidiaries on less than ninety (90) days’ notice without payment by the Company or any of its Subsidiaries of any material penalty; or

(xiii) prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibit the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibit the issuance of any guaranty by the Company or any wholly owned Subsidiary of the Company.

Each contract of the type described in clauses (i) through (xiii) above is referred to herein as a “Material Contract.”

(ii) (A) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except for such failures that would not, individually or in the aggregate, have a material adverse effect, (B) the Company and each of its Subsidiaries, and to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance, would not, individually or in the aggregate, have a material adverse effect, (C) neither the Company nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Material Contract, except where such default would not, individually or in the aggregate, have a material adverse effect, (D) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as would not reasonably be expected to have a material adverse effect on the Company, and (E) the Company has not received, as of the date of this Agreement, any notice in writing from any person that such person intends to terminate, or not renew, any Material Contract. For the purposes of this paragraph (ii), any breach of any covenant in a Material Contract requiring the Company or any of its Subsidiaries to keep the existence or terms of any such Material Contract confidential caused by the Company or any of its Subsidiaries disclosing the existence or terms of such Material Contract to Merger Sub or Parent in connection with the transaction contemplated by this Agreement shall not constitute a breach or default of such Material Contract required to be disclosed hereunder.

(o) Rights Agreement; Anti-Takeover Provisions.

(i) The Company or the Board of Directors, as the case may be, has (A) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in (x) a “Distribution Date” or “Stock Acquisition Date” (as defined in the Rights Agreement) or other triggering event under the Rights Agreement, (y) Parent or Merger Sub being an “Acquiring Person” (as defined in the Rights Agreement), or (z) the rights to purchase securities issued under the Rights Agreement becoming exercisable and (B) amended the Rights Agreement to (x) render it inapplicable to this Agreement and the transactions contemplated hereby and (y) provide that the “Final Expiration Date” (as defined in the Rights Agreement) shall occur not later than immediately prior to the Effective Time and that all rights granted under the Rights Agreement shall terminate not later than immediately prior to the Effective Time.

(ii) The Company or the Board of Directors, as the case may be, has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company, including ORC Sections 1701.83, 1701.831 and 1701.832, does not, and will not, apply to this Agreement and the transactions contemplated by it.

(p) Insurance. Except as would not, individually or in the aggregate, have a material adverse effect, the Company and its Subsidiaries maintain insurance coverage, and copies of all material agreements relating thereto have been previously provided to Parent, with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance) in amounts sufficient to comply with all Material Contracts to which the Company or its Subsidiaries are parties or otherwise bound. Except as would not, individually or in the aggregate, have a material adverse effect, such policies are valid and in full force and effect and neither the Company nor any Subsidiary has received notice denying or disputing any claim (or coverage with respect thereto) made by the Company or any Subsidiary or regarding the termination, cancellation or amendment, or premium increase with respect to, any such policy in the last two (2) years and to the Knowledge of the Company, there is no existing default or event, which, with the giving of notice or lapse of time or both would constitute a default by any insured thereunder. None of the insurance coverage limits under any such insurance policy have been exhausted, and the existing insurance coverage is reasonably expected to be materially sufficient to insure the Company against all pending Legal Actions and other known contingent liabilities, in each case which by their nature would reasonably be expected to be covered by insurance (subject to deductibles or self insurance retentions).

(q) Absence of Certain Changes or Events. Since January 1, 2011, (x) there has not been any change, circumstance or event which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the Company, regardless of whether such change, event, occurrence, state of fact or development arose out of facts or circumstances known by any of the parties to this Agreement, and (y) since January 1, 2011, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of Section 4.1(b), (d), (e) or (f) hereof had the covenants therein applied since December 31, 2010. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any Knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually and on a consolidated basis, are as of the date hereof, and immediately prior to giving effect to the transactions contemplated hereby to occur at the Closing will be, Solvent. For purposes of this Agreement, the word “Solvent”, when used with respect to a person, means that, immediately prior to the Effective Time, (a) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis will exceed the amount of all Liabilities, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis, (b) the amount of the Present Fair Salable Value of the assets of the Company and its Subsidiaries on a consolidated basis will, as of such time, exceed the probable value of all of their Liabilities on a consolidated basis, contingent or otherwise, as such Liabilities become absolute and matured, (c) the Company and its Subsidiaries on a consolidated basis will not have, as of such time, an unreasonably small amount of capital for the businesses in which they are engaged or will be engaged and (d) the Company and its Subsidiaries will be able to pay their respective Liabilities as they become absolute and mature. For purposes of the definition of “Solvent,” “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Company and its Subsidiaries (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises.

(r) Board Approval. As of the date of this Agreement, the Company’s Board of Directors, by unanimous resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement and the Merger are in the best interests of the Company and its shareholders, (ii) adopted a unanimous resolution approving this Agreement pursuant to the ORC, (iii) recommended that the shareholders of the Company adopt this Agreement (the “Company Recommendation”) and (iv) directed that such matter be submitted for consideration by the Company shareholders at the Company Shareholders Meeting.

(s) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement and approve the Merger (the “Required Company Vote”) is the only vote of the holders of any class or series of the Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(t) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person except J.P. Morgan Securities LLC (“JPMorgan”) is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from or through the Company in connection with any of the transactions contemplated by this Agreement. The Company has disclosed to Parent all obligations for payment of fees and expenses under the engagement of JPMorgan.

(u) Opinion of the Company Financial Advisor. JPMorgan has rendered its opinion to the Board of Directors of the Company to the effect that, as of the date hereof, subject to the assumptions, qualifications and limitations set forth in its opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, a signed copy of which opinion has been or will be provided to Parent.

(v) Certain Business Practices.

(i) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has and, to the Knowledge of the Company, no agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly: (i) made any unlawful contributions, gifts, entertainment or other unlawful expenditures relating to political activity and related in any way to the Company’s business; (ii) made or offered any payment or transfer of anything of value to any foreign or domestic government official or employee, foreign or domestic political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution (including any government hospitals or academic institutions) to obtain or retain business or secure an improper advantage; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption statute; (iv) established or maintained any unlawful fund of corporate monies or other properties; or (v) solicited, made, proposed to make, or receive any bribe, payoff, influence payment, kickback, referral, unlawful rebate, or other similar unlawful payment or inducement of any nature, including to healthcare providers or those employed by any governmental institutions.

(ii) Except as set forth in Section 3.1(w) of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries:

(i) offered, paid, solicited or received anything of value paid directly or indirectly, overtly or covertly, in cash or in kind (excluding fair market value payments for equipment, services or supplies) (“Remuneration”) to or from any physician, family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest, including, but not limited to:

(A) payments for the use of premises leased to or from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest; or

(B) payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest.

(ii) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any physician, or family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest directly or indirectly, through equity, debt, or other means, including, but not limited to, an interest in an entity providing goods or services to the Company or any of its Subsidiaries; or

(iii) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any person or entity including, but not limited to, a hospital, pharmacy, laboratory, review board, regulatory body, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise general business for the Company or any of its Subsidiaries.

(w) Limitation on Representations and Warranties. Notwithstanding anything to the contrary in this Section 3.1, the parties acknowledge and agree that the representations and warranties of the Company set forth in this Section 3.1 and any matters set forth in the Company Disclosure Schedule shall be deemed to relate solely to the Company and its Subsidiaries, including, for purposes of determining whether any effect on the Company is material or constitutes a material adverse effect on the Company, or whether any event, matter or circumstance is material to the Company.

3.2    Representations and Warranties of Parent.  Parent represents and warrants to the Company as follows:

(a) Organization, Standing and Power. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have a Parent material adverse effect. For purposes of this Agreement, a “Parent material adverse effect” means any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. The organizational and governing documents of Parent, copies of which were previously made available to the Company, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b) Authority.

(i) Parent and Merger Sub have all requisite corporate and limited liability company power, respectively, and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and limited liability company action on the part of Parent and Merger Sub, respectively. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with or result in any Violation pursuant to any provision of the organizational documents of Parent or Merger Sub or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license or Law applicable to Parent or any Subsidiary of Parent or their respective properties or assets which Violation, in the case of clause (B), individually or in the aggregate, would reasonably be expected to have a Parent material adverse effect.

(iii) No consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, the failure to make or obtain which, individually or in the aggregate, would reasonably be expected to (x) have a Parent material adverse effect or (y) prevent, delay or impede Parent’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, (B) the filing with the SEC of the Proxy Statement and such other reports under the Securities Act and the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) compliance with the HSR Act, the GWB or any other Antitrust Laws or (D) such filings with Nasdaq as may be required by the rules and regulations of Nasdaq.

(c) Sufficiency of Funds. Parent has delivered to the Company a true and complete copy of (i) executed commitment letters pursuant to which Avista Capital Partners II, L.P., Avista Capital Partners (Offshore) II, L.P., Avista Capital Partners (Offshore) II-A, L.P. (collectively, “Avista”) and Ontario Teachers’ Pension Plan Board have committed to invest the amounts set forth therein (as the same may be amended, modified, supplemented or superseded, the “Equity Commitment Letters”) and (ii) the commitment letter(s), dated as of the date hereof, providing for Debt Financing in respect of the transactions contemplated by this Agreement (as the same may be amended, modified, supplemented or superseded, the “Debt Commitment Letters”, and, together with the Equity Commitment Letters, the “Commitment Letters”). As of the Closing Date, subject to the terms and conditions of the Commitment Letters and this Agreement and assuming that all of the Company’s representations and warranties in this Agreement are true and correct in all material respects, the Debt Financing contemplated by the Debt Commitment Letters, when taken together with (i) the amount of equity capital to be provided pursuant to the Equity Commitment Letters (the “Equity Financing”) and (ii) other financial resources of Parent and the Surviving Entity, including cash on hand, will be sufficient to (x) pay the Merger Consideration and all fees and expenses related to the transactions contemplated by this Agreement and payable by Parent upon the terms and subject to the conditions set forth herein, (y) fund the Consent Solicitation and Debt Offer and (z) refinance all of the outstanding Indebtedness of Parent and the Company to the extent applicable. The Commitment Letters are in full force and effect, are valid and binding obligations of each of the parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material default or material breach on the part of Parent or, to the Knowledge of Parent, or any party thereto, under the Commitment Letters.

(d) Solvency. Immediately after giving effect to all of the transactions contemplated hereby, including the Financing, any alternative financing and the payment of the Merger Consideration, any other repayment or refinancing of debt that may be contemplated in the Commitment Letters and payment of all related fees and expenses, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions, (b) the accuracy of the representations and warranties of the Company set forth in Section 3.1 hereof (for such purposes, such representations and warranties shall be true and correct in all material respects) and (c) estimates, projections and/or forecasts provided by the Company to Parent prior to the date hereof (as applicable) were prepared in good faith based on reasonable assumptions when prepared, the Surviving Entity will be Solvent.

(e) Ownership and Operations of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent or Avista. Merger Sub has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

(f) Legal Proceedings. There is no claim, suit, action, litigation, arbitration, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending, or the Knowledge of Parent, or threatened, against or affecting Parent or any Subsidiary of Parent which would, individually or in the aggregate, have or reasonably be expected to have a Parent material adverse effect, nor is there any judgment, decree, injunction, rule, award, settlement, stipulation or order of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent having or which would reasonably be expected to have, individually or in the aggregate, a Parent material adverse effect.

(g) No Other Information. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement (including Article III, the Company Disclosure Schedule and any certificates delivered pursuant to Section 6.2 of this Agreement). The representations and warranties set forth in Article III are made solely by the Company, and no representative of the Company shall have any responsibility or liability related thereto. Without limiting the generality of the foregoing, each of Parent and Merger Sub agree that: (i) the Company has not made any representation or warranty to Parent, Merger Sub or any of their representatives or affiliates with respect to: (A) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore (individually and collectively, “Company Projections”) or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or affiliates; provided, however, that the foregoing clause (i)(A) shall not be construed to limit or otherwise affect the interpretation of the representations and warranties of the Company set forth in Article III; or (B) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or affiliates, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Article III, in the Company Disclosure Schedule and any certificates delivered pursuant to Section 6.2 of this Agreement; and (ii) it has not relied upon any information in clause (i) above.

(h) Access to Information; Disclaimer. Parent and Merger Sub each acknowledge and agree that it (i) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (ii) has had reasonable access to (A) the books and records of the Company and its Subsidiaries and (B) the IntraLinks electronic dataroom (under the project name “Project Apollo 11”) established and maintained by the Company for purposes of the transactions contemplated by this Agreement (the “Data Room”), (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.

(i) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from or through Parent in connection with any of the transactions contemplated by this Agreement, except for persons, if any, whose fees and expenses will be paid by Parent.

(j) Limitation on Parent Representations and Warranties. Notwithstanding anything to the contrary in this Section 3.2, the parties acknowledge and agree that the representations and warranties of Parent set forth in this Section 3.2 shall be deemed to relate solely to Parent and its Subsidiaries, and shall not relate to the Company and its Subsidiaries.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1    Covenants of the Company.  During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries (for the avoidance of doubt, excluding Parent and its Subsidiaries for all purposes of this Section 4.1) that, except as expressly contemplated or permitted by this Agreement, as set forth on Section 4.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

(a) Ordinary Course. The Company and its Subsidiaries shall carry on their respective businesses in the ordinary course and use their reasonable best efforts to (i) preserve intact their present business organizations, assets, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses, as well as the business of Parent, shall not be impaired in any material respect at the Effective Time, (ii) make capital expenditures, research and development expenditures and sales and marketing expenditures consistent with the ordinary course of business and with applicable plans or budgets provided to Parent in the Data Room, (iii) collect receivables and pay accounts payable utilizing normal procedures and without discounting, delaying or accelerating payment of such accounts and (iv) maintain and keep all owned and leased real property and their assets in as good repair and condition as at present, ordinary wear and tear excepted. The Company shall not, nor shall it permit any of its Subsidiaries to, (x) enter into or engage in (directly or indirectly, including via any acquisition) any new line of business or operations, (y) modify, amend, terminate, waive or fail to renew any rights under any Material Contract or material lease or (z) enter into or become obligated under any real property lease, any Contract for the provision of telecommunications or network services, or any software license agreement, in each case, that (A) obligates the Company and its Subsidiaries to make annual payments in excess of $250,000 and (B) has a term in excess of one (1) year and is not otherwise cancelable by the Company or any of its Subsidiaries upon notice of ninety (90) days or less.

(b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) establish a record date for, declare, set aside for payment or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends payable to the Company by a wholly-owned Subsidiary of the Company made in the ordinary course of business consistent with past practice, that do not result in any tax liability to the Company or any of its Subsidiaries (ii) split, combine, subdivide or reclassify any of its capital stock or other equity or voting interest or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock, except as may be required pursuant to Section 2.5 and Section 5.16 of this Agreement.

(c) Issuance of Securities. Except for issuances of Company Stock Awards up to an aggregate amount set forth in Section 4.1(c) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver, grant or sell, or authorize or propose the issuance, delivery, grant or sale of, any shares of its capital stock, other equity interests or Voting Debt, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, equity interests or Voting Debt, other than the issuance of Company Common Stock required to be issued upon the exercise or settlement and the Company Stock Awards outstanding on the date hereof in accordance with the terms of the applicable Company Stock Awards.

(d) Governing Documents; Rights Agreement. The Company shall not amend or propose to amend its or any of its Subsidiaries’ Articles of Incorporation, Code of Regulations or similar organizational documents or enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person. The Company shall not amend or propose to amend the Rights Agreement and shall not enter into a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. Prior to the Effective Time, the Company shall not terminate, waive any provision of or exempt any person (other than Parent and Merger Sub) from the Rights Agreement (or redeem the rights granted under the Rights Agreement).

(e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, including by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets, rights or properties.

(f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber, create or incur any Lien on, or otherwise dispose of any of its material assets, rights or properties.

(g) Intellectual Property. The Company shall not fail to pay all maintenance and similar fees or to take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all Company Registered IP that is currently being used by the Company or any of its Subsidiaries.

(h) Indebtedness. Except as provided in Section 5.17, the Company shall not, and shall not permit any of its Subsidiaries to (i) incur, create, assume, prepay, issue, modify, renew, guarantee or refinance any Indebtedness, issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities, (ii) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business or (iii) make any loan, advance or capital contribution to, or investment in, any other person (other than advancement of expenses to employees in the ordinary course of business consistent with past practices).

For the purposes of this Agreement, “Indebtedness” means (i) any cash overdrafts, borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest and any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (ii) any indebtedness evidenced by any note, bond, debenture or other debt security or instrument; (iii) any lease obligations required to be capitalized in accordance with GAAP; (iv) any obligations (current or contingent) for reimbursement that may be required to be made of any obligor on any banker’s acceptance, letter of credit, surety bond or similar transaction; (v) any obligations with respect to the termination or unwinding of any interest rate hedging or swap agreements or other similar derivative instruments; (vi) any obligations of the type referred to in clauses (i) through (v) of any person for the payment of which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, as guarantor, obligor, surety or otherwise; and (vii) any obligations of the type referred to in clauses (i) through (vi) of other persons secured by any Lien on any property or asset of the Company or any of its Subsidiaries but only to the extent of the value of the property or asset that is subject to such Lien. Notwithstanding the foregoing, the term “Indebtedness” shall not include any intercompany indebtedness or other obligations owed by the Company to any of its Subsidiaries or by any Subsidiary to the Company or any other Subsidiary so long as such indebtedness or other obligations have been incurred in the ordinary course of business.

(i) Accounting Methods; Tax Matters. The Company shall not change its material methods of accounting or its financial accounting policies or procedures except as required by generally accepted accounting principles as concurred in writing by the Company’s independent auditors. The Company shall not (i) change its annual tax accounting period, (ii) change any material tax accounting method, (iii) make, revoke or change any tax election, (iv) settle or compromise any material tax audit, (v) file any material amendment to a material tax return, (vi) enter into any material closing agreement, (vii) surrender any right to claim a material refund of taxes, (viii) revalue any of its respective material assets resulting in a material impairment charge or (ix) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Company or any of its Subsidiaries.

(j) Compensation and Benefit Plans. The Company will not, and will cause its Subsidiaries to not (except as may be required by Law): (i) enter into, adopt, amend, terminate or take any action (other than entering into and consummating the transactions contemplated by this Agreement) to accelerate rights under any Company Benefit Plan, (ii) except as required by any Company Benefit Plan as in effect as of the date hereof, increase in any manner the compensation or benefits of any current or former director, officer, employee, independent contractor or consultant or pay any benefit not required by any Company Benefit Plan as in effect as of the date hereof, (iii) grant any severance pay or any equity or equity-based awards to any current or former director, officer, employee, independent contractor or consultant, or (iv) enter into, amend or renew any contract, agreement, commitment or arrangement providing for the payment to any current or former director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

(k) No Liquidation. The Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(l) Related Persons. The Company shall not, and shall cause its Subsidiaries to not, make any investments in or loans to, pay any fees or expenses (other than reimbursement of reasonable business expenses in accordance with the Company’s customary practices) to, enter into or modify any contracts with, or forgive any loans to, any employee, officer, director, stockholder, partner or member of either the Company or any of its Subsidiaries, any member of his or her immediate family or any of their respective affiliates, except to the extent required by Law or pursuant to any existing contract set forth on Section 4.1(l) of the Company Disclosure Schedule.

(m) Litigation. The Company shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any Legal Action other than the settlement or compromise of any Legal Action that (i) only involves a monetary settlement by the Company or its Subsidiaries and the amount to be paid (less the amount reserved for such Legal Action by the Company on its financial statements) in settlement or compromise, in each case, does not exceed the amount set forth in Section 4.1(m) of the Company Disclosure Schedule, (ii) do not involve any material injunctive or equitable relief or impose material restrictions on the business activities of the Company and its Subsidiaries, taken as a whole, (iii) do not relate to the transactions contemplated hereby and (iv) do not involve the issuance of Company Common Stock or other equity or voting interests.

(n) Capital Expenditures. The Company shall not, and shall cause its Subsidiaries to not, enter into any commitment to make capital expenditures that are not contemplated by its current capital expenditure plan, unless such additional capital expenditures do not exceed $500,000 in the aggregate.

(o) Insurance. The Company shall not, and shall not permit any of its Subsidiaries to, materially reduce the amount of any insurance coverage naming the Company or any of its Subsidiaries as a beneficiary or a loss payee or allow such coverage to be canceled or terminated.

(p) Collective Bargaining Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any collective bargaining agreement, union contract or similar agreements that cover any employees of the Company or any of its Subsidiaries or, through negotiations or otherwise, make any commitment or incur any material liability to any labor organizations, other than as required by applicable Law with respect to employees outside of the U.S.

(q) WARN Act. The Company shall not, and shall not permit any of its Subsidiaries to, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act affecting, in whole or in part, any site of employment, facility, operating unit or employee of the Company without complying with the provisions of the WARN Act.

(r) Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, agree to, make any commitment to or authorize, any of the actions prohibited by this Section 4.1.

Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1    Preparation of Proxy Statement; Shareholders Meetings.

(a) Proxy Statement.

(i) As promptly as practicable after the date of this Agreement, but in no event more than twelve (12) Business Days following the date of this Agreement, the Company shall prepare and shall cause to be filed with the SEC a preliminary proxy statement relating to the matters to be submitted to the Company shareholders at the Company Shareholders Meeting (such proxy statement and any amendments or supplements thereto, the “Proxy Statement”).

(ii) The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after its initial filing and to mail the Proxy Statement to its shareholders as promptly as practicable thereafter. The Company shall, as promptly as reasonably practicable after receipt thereof, provide Parent with copies of any written comments received from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, or for additional information. The Company will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement and the Company and its counsel shall keep Parent and its counsel reasonably informed of all communications with the SEC and its staff (including all meetings and telephone conferences) with respect to the Proxy Statement or the transactions contemplated by this Agreement. Prior to filing or mailing the Proxy Statement or any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on any such document or response and shall consider Parent’s comments in good faith.

(iii) The Company shall insure that none of the information set forth or incorporated by reference in the Proxy Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement.

(iv) The Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any information relating to either of the parties, or their respective affiliates, officers or directors should be discovered by either party which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and the Company shall promptly prepare and file with the SEC an appropriate amendment or supplement describing such information, and, to the extent required by Law, the Company shall cause such amendment or supplement to be disseminated to the shareholders of the Company and, if required in connection therewith, proxies shall be re-solicited with respect thereto.

(v) The Company, in connection with a Change in Company Recommendation, may amend or supplement the Proxy Statement to effect or reflect such change without Parent’s approval, by an amendment or supplement which effects or reflects a Change in Company Recommendation; provided further that prior to amending or supplementing the Proxy Statement, it has complied with Section 5.4 of this Agreement and such amendment or supplement is limited to (A) a Change in Company Recommendation, (B) a discussion of the reasons of the Company’s Board of Directors for making such Change in Company Recommendation and (C) background information regarding the deliberations and conclusions of the Company’s Board of Directors relating to the Change in Company Recommendation or other factual information reasonably related thereto.

(b) Company Shareholders Meeting. The Company shall, as soon as reasonably practicable following confirmation by the SEC that it has no further comments on the Proxy Statement, duly take all lawful action to establish a record date for, call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable (the “Company Shareholders Meeting”) for the purpose of obtaining the Required Company Vote with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Change in Company Recommendation pursuant to Section 5.4(e), shall use its reasonable best efforts to solicit the adoption of this Agreement by its shareholders in accordance with applicable Law. The Company’s Board of Directors shall include the Company Recommendation in the Proxy Statement and shall not (i) withdraw or modify in any manner adverse to Parent (including a change to “neutral”), the Company Recommendation or (ii) publicly propose to, or publicly announce that the Company’s Board of Directors has resolved to, take any such action (any of the foregoing, a “Change in Company Recommendation”), except as and to the extent permitted by Section 5.4(e).

5.2    Access to Information; Confidentiality.  Upon reasonable notice, the Company shall and shall cause its Subsidiaries to afford to Parent and Parent’s Representatives and sources of Debt Financing reasonable access, during normal business hours during the period prior to the Effective Time, to the Company’s properties, books, contracts, records, officers, employees, agents and liabilities and make available to Parent such financial and other information concerning its business, properties and personnel as Parent may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the Company’s reasonable judgment, violate an obligation of confidentiality owing to a third party, jeopardize any applicable privilege of the institution in possession or control of such information or contravene any Law or any binding agreement entered into prior to the date of this Agreement. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law or binding agreement or risk waiver of such privilege. Without limiting the generality of this Section 5.2, from the date of this Agreement until the Effective Time, the Company shall furnish to Parent promptly after becoming available (to the extent such items become available), monthly financial statements, including an unaudited balance sheet and income statement for each month through the Closing Date, as it may prepare for management’s internal use in accordance with GAAP. Until the Effective Time, the information provided will be subject to the terms of the letter agreement, dated February 1, 2011, by and among J.P. Morgan Securities LLC, on behalf of the Company, and Parent (as may be amended from time to time, the “Confidentiality Agreement”); it being understood and agreed that any such information may be disclosed as contemplated by Section 5.15.

5.3    Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date hereof, including preparing and filing or submitting as promptly as practicable (but in no event later than ten (10) Business Days after the date hereof, unless mutually agreed by the parties), all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable (i) all consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary, proper or advisable to be obtained from any Governmental Entity, including under the HSR Act and the GWB and (ii) all material consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary, proper or advisable to be obtained from any third party (other than a Governmental Entity), in each case in order to consummate the Merger and the other transactions contemplated by this Agreement; provided that, in connection therewith, without the prior written consent of Parent, none of the Company or its Subsidiaries will make or agree to make any material payment or accept any material conditions or obligations, including amendments to existing conditions or obligations.

(b) Each of Parent and Company shall, in connection with the efforts referenced in Section 5.3(a), use commercially reasonable efforts to (i) cooperate in all respects with the other in connection with any applications, notices, filings and other documents (including by furnishing all information required in connection therewith) and in connection with any investigation, inquiry, request for information or other proceeding or procedure required by any Governmental Entity or third party in connection with the consents, waivers, orders, approvals, permits, rulings, authorizations and clearances referenced in Section 5.3(a), (ii) promptly inform the other party of the status of any of the matters contemplated hereby, including providing the other party with a copy of any substantive written communication (or summary of substantive oral communications) received by such party from any third party or Governmental Entity, in each case regarding the Merger and the other transactions contemplated by this Agreement, (iii) permit the other party reasonable opportunity to review, and consider in good faith any comments of such other party to, any substantive written communication to be given to any third party or Governmental Entity regarding the Merger and the other transactions contemplated by this Agreement and (iv) consult with the other in advance of any meeting or conference with any Governmental Entity and in advance of any material meeting or conference with any third party, and to the extent permitted by such Governmental Entity or third party, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, each of Company and Parent shall use commercially reasonable efforts to (i) resolve any objections, actions or proceedings asserted or instituted by any Governmental Entity or third party challenging the Merger or the other transactions contemplated by this Agreement, including to contest and resist any administrative or judicial action or proceeding and to seek to have vacated, lifted, reversed or overturned any judgment, injunction or other decree or order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation, or otherwise materially reduces the contemplated benefits, of the Merger and the other transactions contemplated by this Agreement, and (ii) seek to have repealed, rescinded or made inapplicable any Law which would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits of the Merger and the other transactions contemplated by this Agreement.

(d) Each of Company and Parent and their respective Boards of Directors shall, if any “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use its reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such law or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

5.4     Acquisition Proposals.

(a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries shall, and shall cause its and its Subsidiaries’ directors, officers, employees, affiliates, agents and other representatives (including any investment banker, financial advisor, attorney, accountant or consultant retained by it or any of its Subsidiaries) (collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit, encourage or knowingly facilitate (including by way of providing information) the making of any proposal or offer with respect to, or a single transaction or a series of related transactions to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries or any purchase or sale of 15% or more of the consolidated assets (including equity interests of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person or group of persons (or the shareholders of such person or group of persons) beneficially owning securities representing 15% or more of its or any of its Subsidiaries’ total voting power (or of the surviving parent entity in such transaction) or any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets (as determined on a book value basis) and Company Common Stock is 15% or more, being hereinafter referred to as an “Acquisition Proposal”;

(ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, engage in any negotiations concerning an Acquisition Proposal or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; or

(iii) approve or recommend, or execute or enter into, any confidentiality agreement (except for an Acceptable Confidentiality Agreement pursuant to Section 5.4(b)), letter of intent, agreement in principle, merger agreement, asset purchase, stock purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or any other agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions or breach its obligations hereunder or agree or publicly propose to do any of the foregoing.

The Company shall, and shall cause its Subsidiaries and any of the officers and directors of it or its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to immediately cease and terminate, any solicitation, arrangement, discussion, negotiation or cooperation with, or assistance or participation in, or facilitation of, any such inquiries, proposals, discussions or negotiations with any persons conducted heretofore by the Company, its Subsidiaries and its and their Representatives with respect to any Acquisition Proposal and promptly request and instruct the prompt return or destruction of all confidential information previously furnished to any such person, and the Company shall take all reasonably necessary actions to secure its rights and ensure the performance of any such person’s obligations under any applicable confidentiality agreement. To the extent consistent with its fiduciary duties, the Company shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between the Company and any person, and shall not grant any waiver of, or agree to any amendment or modification to, any such agreement. The Company shall ensure that its Representatives are aware of the provisions of this Section 5.4, and any violation of the restrictions contained in this Section 5.4 by its Board of Directors (including any committee thereof) or its Representatives shall be deemed to be a breach of this Section 5.4 by the Company.

(b) Notwithstanding anything to the contrary contained in Section 5.4(a) or any other provisions of this Agreement, if at any time following the date of this Agreement and prior to obtaining the Required Company Vote, (i) the Company has received an unsolicited written Acquisition Proposal from a third party that the Board of Directors determines in good faith to be bona fide, (ii) such Acquisition Proposal did not result from a breach of this Section 5.4, (iii) the Board of Directors determines in good faith, after consultation with its outside financial and legal advisors that (x) such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (y) the failure to take the actions described in clauses (A) and (B) below would be a breach of the Board of Directors’ fiduciary duties under applicable Law, then the Company may (A) enter into an Acceptable Confidentiality Agreement with the persons making such Acquisition Proposal and furnish information with respect to the Company and its

Subsidiaries pursuant to the Acceptable Confidentiality Agreement with the Company to the persons making the Acquisition Proposal and (B) participate in discussions or negotiations with the persons making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company shall give written notice to Parent after any such determination by the Board of Directors and before taking any of the actions described in the foregoing clauses (A) and (B). The Company shall concurrently provide Parent with copies of any information or materials provided or made available to any third party which were not previously made available to Parent.

(c) The Company shall promptly (and in any event within 24 hours) notify Parent in writing of any Acquisition Proposal received by, or any request for non-public information concerning the Company or any of its Subsidiaries related to, or that could reasonably be expected to be related to or from any person or group who could reasonably be expected to make any Acquisition Proposal, or any discussions with or negotiations related to any Acquisition Proposal (including any material changes related to the foregoing), indicating, in connection with such notice, the identity of such person and the material terms and conditions of any such Acquisition Proposal or request for information (including a copy thereof if in writing and any related available documentation or correspondence). The Company shall keep Parent reasonably informed on a current basis (within no more than 24 hours) of any material developments in the status and terms of any such Acquisition Proposal or request, including whether such Acquisition Proposal or request has been withdrawn or rejected and any material changes to the terms thereof.

(d) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person relating to a possible Acquisition Proposal subsequent to the date of this Agreement except for a confidentiality and standstill agreement (including any waivers thereof or amendments thereto) that contains confidentiality and standstill provisions that are no less favorable to the Company and no more favorable to any such third party than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) and neither the Company nor any of its Subsidiaries shall be party to any agreement that prohibits the Company from providing to Parent any information provided or made available to any other person pursuant to an Acceptable Confidentiality Agreement.

(e) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, and except as otherwise provided for in the immediately following sentence, neither the Board of Directors of the Company nor any committee thereof shall effectuate a (i) Change in Company Recommendation, (ii) approve or recommend or propose to publicly approve or recommend any Acquisition Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, or execute any letter of intent, agreement in principle, acquisition or other agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement). The Board of Directors may, at any time prior to receipt of the Required Company Vote, if it determines in good faith (after consultation with its outside legal and financial advisors) that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s shareholders under Ohio Law, (A) effect a Change in Company Recommendation, (B) if the Company receives an unsolicited Acquisition Proposal after the date hereof which constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent, approve or recommend such Superior Proposal and/or (C) only in the case of the foregoing clause (B), terminate this Agreement, pursuant to Section 7.1(e) of this Agreement after or concurrently with payment of the Termination Fee in accordance with Section 7.2(c), to enter into a definitive agreement with respect to such Superior Proposal, provided, that the Board of Directors may not make a Change in Company Recommendation pursuant to the foregoing clauses (A) or (B) or terminate this Agreement pursuant to the foregoing clause (C) unless the Company has complied with its obligations under this Section 5.4 and:

(i) the Company shall have provided prior written notice to Parent and Merger Sub of its intention to take any action contemplated in clause (A), (B) or (C) of this Section 5.4(e) at least five (5) days in advance of taking such action (the “Notice Period”), which notice shall specify in reasonable detail (x) the material terms and conditions of any such Superior Proposal, if applicable, (including the identity of the person making such Superior Proposal), and shall have contemporaneously provided a copy of then-current forms of all relevant transaction agreements relating to any such Superior Proposal, if applicable, or if no such agreement exists, a written summary of the material terms and conditions of such Superior Proposal and (y) if such Change in Company Recommendation is not being made as a result of a Superior Proposal, the reasons for such action;

(ii) if such Change in Company Recommendation is not being made as a result of a Superior Proposal, during the Notice Period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent to amend this Agreement in such a manner that would otherwise obviate the need for such Change in Company Recommendation, in which event the Board of Directors shall not make such Change in Company Recommendation; and

(iii) prior to approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its Representatives to, during the Notice Period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make adjustments to the terms and conditions of this Agreement so that such proposal ceases to be a Superior Proposal, in which event the Company shall not make a Change in Company Recommendation with respect to and shall have no right to terminate this Agreement pursuant to Section 7.1(e) as a result of such proposal.

In the event of any material revision to the terms of any Superior Proposal or any Acquisition Proposal that the Company’s Board of Directors determines no longer constitutes a Superior Proposal, including any change in any price term thereof, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to again comply with the requirements of this Section 5.4(e) with respect to such new written notice, and a new Notice Period shall commence with respect to such notice.

(f) Nothing contained in this Section 5.4 shall prohibit the Board of Directors from (i) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act to the extent applicable to an Acquisition Proposal (other than any disclosure of confidential information to third parties prohibited by Section 5.4(e)) or (ii) making any disclosure to its shareholders as, in the good faith determination of the Board of Directors, after consultation with its outside legal counsel, is required by applicable Laws; provided, that clause (ii) shall not be deemed to permit the Board of Directors to make a Change in Company Recommendation except to the extent permitted by Section 5.4(d); provided further, that, notwithstanding anything herein to the contrary, any disclosure (other than a “stop-look-and-listen” communication to its shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act) made pursuant to Rule 14d-9 or Rule 14e-2(a) shall be deemed to be a Change in Company Recommendation, unless the Board of Directors expressly reaffirms its recommendation to the Company’s shareholders in favor of the Merger and this Agreement. The Company shall not submit to the vote of its shareholders any Superior Proposal prior to the termination of this Agreement.

(g) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which the Company’s Board of Directors concludes in good faith, after consultation with its outside financial advisors and outside legal advisors, taking into account the legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal (including any required voting agreements, break-up fees, expense reimbursement provisions and conditions to consummation): (i) if consummated, would be more favorable to the unaffiliated shareholders of the Company, than the transactions contemplated by this Agreement, taking into account all terms and conditions thereof (including all financial, legal, financing, regulatory and other aspects of such Acquisition Proposal (including the person or group making the Acquisition Proposal and the conditions for the completion of such Acquisition Proposal)) and of this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by the parties hereto in response to such Acquisition Proposal) and (ii) is fully financed or reasonably capable of being fully financed and is otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior

Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “75%”.

5.5    Section 16 Matters.  Prior to the Effective Time, each of the Company and Parent shall use its reasonable best efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of shares of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to Section 16 of the Exchange Act with respect to the Company (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby).

5.6    Fees and Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as set forth in Section 7.2 herein.

5.7    Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent and the Surviving Entity shall, to the fullest extent permitted by applicable Law, jointly and severally indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any Subsidiary of the Company prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Articles of Incorporation, Code of Regulations and indemnification agreements, in existence on the date hereof with any present or former directors, officers or employees of the Company and its Subsidiaries.

(b) Parent or the Surviving Entity shall have the right, but not the obligation, to assume and control the defense of any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.7 (each, a “Claim”); provided, that none of Parent or the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any such Claim for which indemnification has been sought by a Company Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Company Indemnified Party from all liability arising out of such Claim or such Company Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Entity and Company Indemnified Parties shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish, or cause to be furnished, records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

(c) For the six (6) year period commencing immediately after the Effective Time, the Surviving Entity shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time for the persons who, as of the date of this Agreement or as of the Effective Time, are covered by the Company’s existing directors’ and officers’ liability insurance, with respect to claims arising from facts or events which occurred at or before the Effective Time, or Parent may substitute therefor a “tail” directors’ and officers’ liability insurance policy with substantially the same coverage and amounts and terms and conditions as the existing policies of directors’

and officers’ liability insurance maintained by the Company; provided, however, that if the one-time “tail” premium shall exceed 200% of the current annual premium (such 200% threshold, the “Maximum Premium”), Parent shall acquire aggregate coverage for the maximum amount available on substantially equivalent terms for a cost equal to the Maximum Premium.

(d) Parent and the Surviving Entity shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, which an indemnified person may incur in enforcing the indemnity and other obligations provided for in this Section 5.7, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(e) If Parent, the Surviving Entity or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving person in such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.7.

(f) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

5.8    Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Entity or Parent, (b) any actions suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated by this Agreement or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice. The parties agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with this Section 5.8 shall not be taken into account for purposes of determining whether the condition referred to in Section 6.2(b) or Section 6.3(b), respectively, shall have been satisfied.

5.9    Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, unless and until a Change in Company Recommendation has occurred in accordance with Section 5.4(e) of this Agreement, so long as this Agreement is in effect, Parent, Merger Sub and the Company shall use reasonable best efforts (a) to develop a joint communications plan related to the Merger and the other transactions contemplated hereby, (b) to ensure that all press releases and other public statements with respect to the Merger and the other transactions contemplated hereby shall be consistent with such joint communications plan and (c) except in respect of any announcement required by applicable Law or by obligations pursuant to any listing agreement with or rules of Nasdaq in which it is impracticable to consult with each other as contemplated by this clause (c), to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.10    Shareholder Litigation.  In the event any shareholder litigation related to this Agreement, the Merger, any other transaction contemplated by this Agreement, or with respect to Company Dissenting Shares is brought against the Company and/or its directors, the Company shall have the right to control the defense of such litigation; provided, that no settlement shall be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Company shall keep Parent reasonably informed of the status of all such litigation, including with respect to any settlement discussions relating thereto, unless, in the reasonable judgment of the Company, doing so would result in the loss of attorney-client privilege.

5.11    Delisting and De-Registration.  Each of the Company and Parent shall take such actions reasonably required prior to the Effective Time to cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

5.12    Resignations.  The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of all directors of the Company and its Subsidiaries (except those designated by Parent in writing to the Company prior to the Closing).

5.13    Section 280G Matters.  No later than twenty (20) Business Days following the date of this Agreement with respect to each “officer” of the Company (as defined in Rule 16a-1(f) promulgated under the Exchange Act) (each, a “Section 16 Officer”) and any other “disqualified individual” of the Company (as defined in Section 280G(c) of the Code), the Company shall furnish a schedule that sets forth (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and any tax gross-up payments) that could be paid to such Section 16 Officer or other disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such Section 16 Officer or other disqualified individual, and (iii) the underlying documentation on which such calculations are based. The schedules and underlying documentation required by this Section 5.13 shall be updated and delivered to Parent not later than twenty (20) Business Days prior to the anticipated Closing Date.

5.14    Employee Information and Consultation.  Parent, the Company and their respective affiliates, as applicable, shall provide one another, upon request, with such information as reasonably necessary to enable the other to comply with its obligations to inform and/or consult with all works councils and any other employee representative bodies, as applicable, in order to comply with applicable Laws in connection with this Agreement and the transactions contemplated hereby, and shall take all other necessary and appropriate actions in connection with employees of the Company and its Subsidiaries covered thereby as may be required pursuant to applicable Law.

5.15    Financing.  Subject to the terms and conditions of this Agreement (including the Company’s compliance with Section 5.16), Parent shall, and shall cause its affiliates to, use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary to consummate the financings contemplated by the Commitment Letters as promptly as possible following the date hereof, including (i) maintaining in effect the Commitment Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiating definitive agreements with respect to the debt financing contemplated by the Debt Commitment Letters on the terms and conditions contained in the Debt Commitment Letters (the “Debt Financing”) and (iii) satisfying on a timely basis all the conditions to the Debt Financing and the Equity Financing (together, the “Financing”) contemplated by the Commitment Letters to the extent such conditions are in Parent’s or any affiliate of Parent’s control. Upon the reasonable request of the Company, Parent shall inform the Company of the status of its efforts to arrange the financing contemplated by the Commitment Letters. Parent shall have the right to amend or replace the Debt Commitment Letters and any related fee letter from time to time between the date hereof and Closing (A) to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities as a party thereto or (B) in any other manner that would not, taken as a whole, have the effect of (I) reducing the aggregate amount of the Financing, (II) imposing new or additional conditions to the receipt of the Financing or otherwise expanding, amending or modifying any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to (x) delay or prevent the Closing, (y) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, or (III) adversely impacting the ability of Parent to enforce its rights against the other parties to the Commitment Letters or any related fee letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange and obtain alternative debt financing from alternative debt sources in an amount sufficient to consummate the transactions contemplated by this Agreement upon terms and conditions not less favorable, taken as a whole, to Parent and Merger Sub (in the reasonable judgment of Parent) than those in the Debt Financing Commitments as promptly as practicable following the occurrence of such event but no later than the Business Day immediately prior to the Closing Date. For the avoidance of doubt, in no event shall any Guarantor be required to provide any financing other than equity financing, which equity shall in no event exceed the amount set forth in its respective Equity Commitment Letter, and in no event shall Parent or Merger Sub be required to seek or obtain equity financing other than the Equity Financing. The term “Debt Commitment Letter” shall thereafter be deemed to refer to the Debt Commitment Letter as so amended or replaced as provided herein.

5.16    Cooperation with Financing.

(a) Prior to the Closing, the Company shall provide, and shall cause its Subsidiaries to provide, and shall use reasonable best efforts to cause their respective Representatives (including legal and accounting representatives) to provide all necessary or customary cooperation as may reasonably be requested by Parent in connection with the Debt Payoff and the closing of the Financing contemplated by the Commitment Letters and this Agreement, including cooperation that consists of:

(i) assisting in the preparation for and participating in a customary and reasonable number of meetings, due diligence sessions, presentations, drafting sessions, sessions with rating agencies and road shows, including making available the Representatives and the members of the finance department or other employees of the Company and its Subsidiaries;

(ii) assisting with the preparation of customary bank information memoranda, rating agency presentations and bank syndication materials (and providing reasonable and customary authorization letters to the financing sources authorizing the distribution of information relating to the Company or any of its Subsidiaries to prospective lenders and containing customary information), and private placement memoranda, offering memoranda, prospectuses and similar documents for use in connection with the Debt Financing, including making available the Representatives and the members of the finance department or other employees of the Company and its Subsidiaries to assist Parent in Parent’s preparation of any required financial information (including pro forma financial information) relating to the Company or any of its Subsidiaries or projections;

(iii) assisting in the preparation of and executing and delivering at the Closing definitive documents related to the Financing on the terms contemplated by the Commitment Letters;

(iv) obtaining customary and reasonable accountants’ comfort letters with respect to information relating to the Company no later than the first day of the Marketing Period, corporate and facilities ratings, consents, approvals, authorizations, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys, appraisals, and title insurance (including providing reasonable access to Parent and its representatives to all leased real property), in connection with the Debt Financing;

(v) furnishing Parent and its financing sources as promptly as practicable with:

(A) (1) audited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Company, for the three most recently completed fiscal years ended at least ninety (90) days before the Closing Date, and (2) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter ended during the Company’s 2011 fiscal year and for the comparable periods in the Company’s 2010 fiscal year, which, in each case, shall have been reviewed by the Company’s independent accountants as provided in SAS 100 no later than forty-five (45) days after the end of such fiscal quarter through at least forty-five (45) days prior to the Closing Date, in case of (1) and (2) in form and substance required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering of non-convertible debt securities of Parent, to the extent the same is of the type and form customarily included in an offering memorandum, private placement memoranda, prospectuses and similar documents to issue and sell notes in a public offering or private placement under Rule 144A promulgated under the Securities Act or other private placement,

(B) without limiting the requirements of the paragraph above, all financial statements, pro forma financial information, financial data, audit reports and other information regarding the Company of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering of non-convertible debt securities of Parent or the Company (including for Purchaser’s preparation of pro forma financial statements), to the extent the same is of the type and form customarily included in an offering memorandum, private placement memoranda, prospectuses and similar documents to issue and sell notes in a public offering or private placement under Rule 144A promulgated under the Securities Act or other private placement, or otherwise necessary to receive from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort) with respect to the financial information to be included in such offering memorandum and which, with respect to any interim financial statements, shall have been reviewed by the Company’s independent accountants as provided in SAS 100,

(C) all other information and disclosures relating to the Company as may be reasonably requested by Parent, including such information of the type and form required by Regulation S-X and Regulation S-K promulgated under the Securities Act for registered public offerings of securities on Form S-1 (or any successor form) under the Securities Act,

(D) an electronic version of the trademarks, service marks and corporate logo of the Company for use in marketing materials for the purpose of facilitating the syndication of the Debt Financing, and

(E) the authorization letters referred to in Section 5.16(a)(ii) (all such information in this clause (v), the “Required Information”); and

(vi) using commercially reasonable efforts to take all actions reasonably necessary to (x) permit the prospective lenders to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of preparing bank memoranda and offering documents and establishing collateral arrangements to the extent customary and reasonable and (y) benefit from the Company’s existing lending relationships and (z) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing;

(vii) delivering notices of prepayment within the time periods required by the relevant agreements governing Indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full on the Closing, of all Indebtedness other than as set forth in Section 5.16(a)(vii) of the Company Disclosure Schedule (the “Debt Payoff”);

provided that the actions contemplated in the foregoing clauses (i) through (vii) do not (A) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries or (B) require the Company or any of its Subsidiaries to pay any out-of-pocket fees or expenses prior to the Closing that are not reimbursed by Parent as set forth in Section 5.16(e). All non-public or other confidential information provided by the Company pursuant to this Section 5.16(a) shall be kept confidential in a customary manner for syndicated financings, except that Parent shall be permitted to disclose such information to potential sources of capital, rating agencies, prospective lenders and investors and their respective Representatives, during syndication of the Debt Financing contemplated by the Debt Commitment Letters, subject to such potential sources of capital, prospective lenders and investors entering into customary confidentiality undertakings with respect to such information.

(b) The Company agrees that it shall inform Parent if, to the Knowledge of the Company, any information regarding the Company in the documents described in Section 5.16(a)(ii) would cause such document to be materially misleading.

(c) The Company hereby consents to the use of its trade names, trademarks, service marks and corporate logos in connection with the Financing; provided that such trademarks, service marks and corporate logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(d) The Company shall reasonably cooperate with Parent in Parent’s review of and planning for any internal restructuring or reorganization of Subsidiaries, assets or liabilities (a “Internal Restructuring”); provided, however, that (i) the Company shall not be required to take any actions to implement any steps (other than the creation of newly formed entities; provided that no transfer of assets to such entities shall be required) on such Internal Restructuring (A) unless Parent has confirmed in writing that it is prepared to proceed immediately to Closing and the Company is satisfied that the Closing will immediately occur thereafter, or (B) if such action would contravene an organizational document of the Company or any of its affiliates or Law; and (ii) such cooperation will not unreasonably interfere with the business or operations of the Company.

(e) Parent shall promptly, upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by ?Section 5.16; provided that the aggregate amount reimbursed by Parent shall not exceed $750,000 without first obtaining Parent’s prior written consent, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all Losses suffered or incurred by any of them in connection with the arrangement of financing and any information used in connection therewith, except to the extent such Losses were caused by the gross negligence or intentional misconduct of the Company, its affiliates or their respective officers, advisors and representatives or by breach of this Agreement by the Company.

As used in this Agreement, “Marketing Period” means the first period of twenty (20) consecutive calendar days after the date hereof and throughout which (i) Parent shall have the Required Information, (ii) the conditions set forth in Section 6.1(a) and 6.1(b) are satisfied and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.1(c) or Section 6.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled at any time during such twenty (20) consecutive calendar day period; provided that (x) the Marketing Period shall end on any earlier date that is the date on which all of the proceeds of the Debt Financing have been obtained, (y) the Marketing Period shall not include any day from August 19, 2011 to and including September 5, 2011, and (z) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of the Marketing Period:

(a) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any of Company Financial Statements for which it has provided such opinion, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to Company Financial Statements for the applicable periods by Deloitte & Touche LLP;

(b) the financial statements included in the Required Information that is available to Parent on the first day of any such twenty (20) consecutive calendar day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such twenty (20) consecutive calendar day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such twenty (20) consecutive calendar day period, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new twenty (20) consecutive calendar day period, together with a reasonably detailed schedule of corporate allocations for such updated financial statements;

(c) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company, in whole or in part, or otherwise indicates its intent or the need to restate any of the financial statements included in the Required Information, or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant financial statements have been amended or the Company has announced or informed Parent that it has concluded (including the basis for such conclusion) that no restatement of Company Financial Statements shall be required in accordance with accounting principles and practices generally accepted in the United States of America (“GAAP”), applied on a consistent basis with the preparation of Company Financial Statements; or

(d) the Required Information ceases to be Compliant, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, all such Required Information is Compliant.

If at any time the Company shall in good faith reasonably believe that the Marketing Period has begun, it may deliver to Parent a written notice to that effect, in which case the Marketing Period will be deemed to have begun on the date of such notice, unless Parent in good faith reasonably believes the Marketing Period has not begun and, within three (3) Business Days after the delivery of such notice, delivers a written notice to the Company to that effect, stating with reasonable specificity why Parent believes the Marketing Period has not begun (including, if Parent believes the Required Information has not been provided, stating with reasonable specificity which items of Required Information have not been provided).

As used in this Agreement, “Compliant” means, with respect to any Required Information, that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company necessary in order to make such Required Information not misleading, and is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X for a registration statement on Form S-1 (or any applicable successor form) under the Securities Act for an offering of debt securities.

5.17    Repatriation of Cash.  At the reasonable request of Parent, the Company and its Subsidiaries shall use reasonable best efforts, to the extent permitted by applicable Law and subject to the reasonable operational requirements of the Company and its Subsidiaries, to cause cash held by the Company’s Subsidiaries, in the amounts specified by Parent, to be repatriated to the United States at or prior to the Closing in the manner specified by Parent (which may include direct or indirect transfers of cash, dividends and/or intercompany loans). The Company and its Subsidiaries shall cooperate with Parent in good faith regarding the implementation of such repatriation and shall execute any documents, instruments or conveyances that may be reasonably necessary or advisable in connection therewith.

ARTICLE VI

CONDITIONS PRECEDENT

6.1    Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the Company, Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

(a) Shareholder Approval. The Company shall have obtained the Required Company Vote at the Company Shareholders Meeting.

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act to the consummation of the transactions contemplated hereby shall have expired or been terminated, and the review period under the GWB shall have expired or clearance shall have been obtained from the Federal Cartel Office (Bundeskartellamt).

(c) No Injunctions. No Law, judgment, injunction, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by a court or other Governmental Entity (whether temporary, preliminary or permanent) shall be in effect enjoining, restraining, preventing, prohibiting, or making illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

6.2    Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions unless waived (to the extent permitted under applicable Law) by Parent:

(a) Representations and Warranties. The representations and warranties of the Company (i) contained in Section 3.1(a) (Organization, Standing and Power), Section 3.1(c) (Authority), Section 3.1(o) (Rights Agreement; Anti-Takeover Provisions), Section 3.1(q) (Absence of Certain Changes or Events), Section 3.1(r) (Board Approval), Section 3.1(s) (Vote Required), Section 3.1(t) (Brokers or Finders) and Section 3.1(u) (Opinion of the Company Financial Advisor) shall be true and correct in all respects, in each case as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for such representation and warranties made only as of a specified date, which shall be true and correct as of the specified date), (ii) contained in Section 3.1(b) (Capital Structure) shall be true and correct at and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of any earlier date, in which case as of such date) other than any insignificant inaccuracies, and (iii) contained in Section 3.1 (other than those specified in clauses (i) and (ii) above) shall be true and correct (without giving effect to any materiality or material adverse effect qualifications) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), other than, in the case of this clause (iii), such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Company. Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by an authorized executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations and agreements and shall have complied in all material respects with the covenants required to be performed and complied with by it under this Agreement at or prior to the Closing. Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by an authorized executive officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been an effect, change, event or occurrence that has had or would reasonably be expected to have a material adverse effect on the Company.

(d) FIRPTA Affidavit. The Company shall have delivered a certificate from the Company certifying that the interests in the Company do not constitute United States real property interests within the meaning of Section 897 of the Code, and such certification shall otherwise be in compliance with Sections 897 and 1445 of the Code.

6.3    Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions unless waived (to the extent permitted under applicable Law) by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Section 3.2(a) (Organization, Standing and Power) and Section 3.2(b) (Authority) shall be true and correct in all respects, in each case as of the date hereof and as of the Closing Date as though made on and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in Section 3.2 (other than those specified in clause (i) above shall be true and correct as of the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent consummation of the Merger. The Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by an authorized executive officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent and Merger Sub shall have performed in all material respects the obligations and agreements and shall have complied in all material respects with the covenants to be performed and complied with by them under this Agreement at or prior to the Closing. The Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by an authorized executive officer of Parent to such effect.

6.4    Frustration of Closing Conditions.  None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 5.2 and Section 5.15.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1    Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after any Required Company Vote has been obtained, solely in the following manner:

(a) by mutual consent of Parent, Merger Sub and the Company in a written instrument;

(b) by either Parent or the Company, upon written notice to the other party, if any Law, injunction, judgment, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity of competent jurisdiction shall be in effect restraining, enjoining, preventing or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement or making the consummation of the Merger illegal, and such judgment, injunction, order or decree has become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to perform or comply with its obligations under this Agreement in all material respects has been the cause of, or resulted in, such action;

(c) by either Parent or the Company, upon written notice to the other party, if the Merger shall not have been consummated on or before August 8, 2011 (the “Walk-Away Date”); provided, however, that if as of the Walk-Away Date the Marketing Period has not ended, then the Walk-Away Date shall be automatically extended until September 30, 2011; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to perform or comply with its obligations under this Agreement in all material respects has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

(d) by either Parent or the Company if the Merger has been submitted to the shareholders of the Company for adoption at a duly convened Company Shareholders Meeting and the Required Company Vote shall not have been obtained at such Company Shareholders Meeting (including any adjournments or postponements thereof); provided, however, that the right to terminate under this Section 7.1(d) shall not be available to any party where the failure to obtain the Required Company Vote shall have been caused by or related to such party’s material breach of this Agreement;

(e) by the Company, if, prior to the receipt of the Required Company Vote (i) the Company’s Board of Directors has received a Superior Proposal, (ii) the Company shall have complied with Section 5.4, (iii) the

Company’s Board of Directors shall have approved the definitive agreement providing for the implementation of such Superior Proposal, and the Company terminates this Agreement and concurrently enters into, such definitive agreement providing for the implementation of such Superior Proposal, and (iv) the Company pays the fee due under Section 7.2(c);

(f) by Parent, upon written notice to the Company, if

(i) (A) the Board of Directors of the Company shall have failed to include the Company Recommendation in the Proxy Statement; (B) the Board of Directors of the Company shall have effected a Change in Company Recommendation; (C) the Board of Directors of the Company shall have failed to publicly reaffirm its recommendation of this Agreement following a publicly announced Acquisition Proposal within seven (7) Business Days after Parent so requests in writing; (D) the Company or the Board of Directors of the Company shall have publicly announced its intention to do any of the foregoing; or (E) the Company fails to hold the Company Shareholders Meeting in accordance with Section 5.1(b) within ten (10) Business Days prior to the Walk-Away Date, provided, however, that the right to terminate this Agreement under this Section 7.1(f)(i)(E) shall not be available if Parent or Merger Sub has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Company to hold the Shareholders Meeting by such date;

(ii) the Company has breached or failed to perform in any material respect any of its obligations under Section 5.4;

(g) by either Parent or the Company, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as the case may be, which, by its nature, cannot be cured or, if curable, which breach has not been cured prior to the earlier of (i) twenty (20) days following written notice thereof to the breaching party or (ii) two (2) Business Days prior to the Walk-Away Date; provided, however, that the neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(g) if it is then in material breach of this Agreement so as to cause any of the conditions set forth in Article VI not to be able to be satisfied; or

(h) by the Company if (i) the Marketing Period has ended and all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied as of the date the Closing should have occurred pursuant to Section 1.2, (ii) the Company has irrevocably confirmed by notice to Parent after the end of the Marketing Period that all conditions set forth in Section 6.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 6.3 and (iii) Parent fails to consummate the transactions contemplated by this Agreement within five (5) Business Days following the date the delivery of such notice and the Company stood, ready, willing and able to consummate the Closing through the end of such five (5) Business Day period.

7.2    Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that (a) Section 5.2 (Access to Information; Confidentiality), Section 5.6 (Fees and Expenses), this Section 7.2 (Effect of Termination) and Article VIII (General Provisions) shall survive such termination and (b) no party shall be relieved or released from any liability for fraud or willful or intentional breach of this Agreement (except as set forth in Section 7.2(g)).

(b) If Parent shall terminate this Agreement pursuant to Section 7.1(f)(i), then the Company shall pay to Parent, not later than two (2) Business Days following such termination, a cash amount equal to $10,000,000 (the “Termination Fee”).

(c) If the Company shall terminate this Agreement pursuant to Section 7.1(e), then the Company shall pay to Parent the Termination Fee concurrently with such termination.

(d) If (i) the Company or Parent shall terminate this Agreement pursuant to Section 7.1(d) or (ii) Parent shall terminate this Agreement pursuant to Section 7.1(g), then the Company shall pay to Parent all of the actual and reasonably documented out-of-pocket fees and expenses (including all legal, accounting, consulting, advisory and investment banking costs and expenses) actually incurred by Parent and its affiliates prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not be greater than $3,000,000 (the “Parent Expenses“) which shall be paid not later than two (2) Business Days after delivery to the Company of written notice of the amount of such Parent Expenses.

(e) If (i) the Company or Parent shall terminate this Agreement pursuant to Section 7.1(c) or Section 7.1(d) or (ii) at or prior to the time of the event giving rise to such termination there shall have been made known or proposed to the Company or otherwise publicly disclosed or announced an Acquisition Proposal which was not withdrawn and (iii) within twelve (12) months following the termination of this Agreement, the Company enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal, then the Company shall pay to Parent the Termination Fee, less the amount of Parent Expenses previously paid to Parent.

(f) If (i) Parent shall terminate this agreement pursuant to Section 7.1(g) and (ii) within twelve (12) months following the termination of this Agreement, the Company enters into a definitive agreement with respect to, or consummates, a transaction with respect to an Acquisition Proposal, then the Company shall pay to Parent the Termination Fee, less the amount of Parent Expenses previously paid to Parent.

(g) If the Company shall terminate this Agreement pursuant to Section 7.1(g) or 7.1(h), Parent shall pay, or cause to be paid, to the Company an amount equal to $25,000,000 (the “Reverse Termination Fee”) no later than two (2) Business Days following such termination, it being understood that in no event shall the Reverse Termination Fee be payable on more than one occasion, whether by Parent or the sponsor guarantors under guarantees dated the date hereof and delivered to the Company substantially concurrently herewith (together, the “Sponsor Guarantees”). The Company agrees that in the event the Company shall receive the Reverse Termination Fee pursuant to this Section 7.2(g) the delivery of such fee shall be deemed to be liquidated damages for any and all claims, actions, causes of action, judgments, awards, losses, damages, liabilities, fines, penalties, expenses or costs (including reasonable attorney’s fees and other out-of-pocket costs incurred in investigating, preparing and defending the foregoing) (collectively, a “Loss” or the “Losses”) suffered or incurred by the Company or any of its affiliates, shareholders or any other person in connection with or related to or arising out of this Agreement, the Commitment Letters or the Sponsor Guarantees, (and the abandonment or termination thereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof), any oral representation made or alleged to have been made in connection herewith or therewith or any matter forming the basis for such termination (except that Parent and Merger Sub shall remain obligated for, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, any reimbursement obligations of Parent pursuant to Section 7.2(h) and the indemnification, reimbursement and expense obligations of Parent contained in Section 5.16(e)), and none of the Company, any of its respective affiliates or any other person shall be entitled to bring or maintain any other claim, action or proceeding against Parent, the guarantors under the Sponsor Guarantees, the parties to the Commitment Letters or any of their respective former, current or future general or limited partners, controlling persons, shareholders, managers, management companies, members, directors, officers, affiliates, employees, incorporators, attorneys, agents, assignees or other Representatives arising out of this Agreement, the Commitment Letters or the Sponsor Guarantees (and the abandonment or the termination thereof), the transactions contemplated hereby and thereby (and the abandonment thereof), any oral representation made or alleged to have been made in connection herewith or therewith or any matter forming the basis for such termination.

Notwithstanding anything to the contrary in this Agreement (i) subject to Section 8.9, under no circumstances will the Company or its affiliates be entitled to monetary damages or other monetary remedies for any Losses suffered as a result of the failure of the transactions contemplated herein to be consummated or for a breach of a covenant of agreement by Parent or Merger Sub hereunder or failure to perform hereunder or any representation made in connection herewith in excess of the amount of the Reverse Termination Fee, whether from Parent, under the Sponsor Guarantees, or otherwise and (ii) under no circumstances shall the Company or its affiliates be permitted or entitled to receive both a grant of specific performance and any monetary damages or other monetary remedies, including all or any portion of the Reverse Termination Fee, whether from Parent, under the Sponsor Guarantees, or otherwise.

(h) The parties acknowledge that the agreements contained in Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.2(b) or Section 7.2(d) or Parent and the Sponsor Guarantors fail to promptly pay the amount due pursuant to Section 7.2(g), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 7.2(b) or Section 7.2(d) or any portion thereof or a judgment against Parent or any Sponsor Guarantor for the amount set forth in Section 7.2(g) or any portion thereof, the Company shall pay to Parent’s or Merger Sub’s designee, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made through the date of payment.

7.3    Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Required Company Vote, but after any such approval, no amendment shall be made which by Law requires further approval or authorization by shareholders of the Company or Parent, as applicable, without such further approval or authorization. This Agreement may not be amended except by an instrument or instruments in writing signed and delivered by an authorized representative of each of the parties.

7.4    Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive performance of or compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE VIII

GENERAL PROVISIONS

8.1     Non-survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next day courier service or (iii) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) if to Parent, Merger Sub, or the Surviving Entity to

INC Research, LLC

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604-1547

Attention: Karen M. Wall, Esq., General Counsel

Facsimile No.: (919) 876-9360

and

Avista Capital Holdings, L.P.

65 East 55th Street

18th Floor

New York, NY 10022

Attention: David Burgstahler

Sriram Venkataraman

Ben Silbert, Esq.

Facsimile No : (212) 593-6901

and

Ontario Teachers’ Pension Plan Board

5650 Yonge Street, 8th Floor

Toronto ON M2M 4H5

Attention: Terry Woodward

Nicole Musicco

Stephen Solursh, Esq.

Facsimile No: (416) 730-3771

with a required copy (which shall not constitute notice) to

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: David M. Blittner

Facsimile No.: (212) 310-8007

(b) if to the Company, to

Kendle International Inc.

500 Carew Tower

441 Vine Street

Cincinnati, Ohio 45202

Attention: Jarrod B. Pontius, Esq., Chief Legal Counsel

Facsimile No.: (513) 381-5870

with a required copy (which shall not constitute notice) to

Keating Muething & Klekamp PLL

One East Fourth Street, Suite 1400

Cincinnati, Ohio 45202

Attention: F. Mark Reuter, Esq.

Facsimile No.: (513) 579-6457

8.3    Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a correspondingly numbered Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated jointly in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted jointly by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “person” means an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a trust, a division or operating group of any of the foregoing or other entity or organization. The term “affiliate” has the meaning given to it in Rule 12b-2 under the Exchange Act. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. The term “Business Day” means Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of New York are not authorized or obligated by applicable Law to close. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement. References in this Agreement to “dollars” or “$” are to U.S. dollars.

8.4    Counterparts.  This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

8.5    Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement (including the Schedules and Exhibits hereto), together with the Confidentiality Agreement, the Commitment Letters, and the Sponsor Guarantees contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

(b) Parent acknowledges that the only representations or warranties made by the Company are as set forth in this Agreement. Parent acknowledges that no person has made any representation or warranty to Parent with respect to: (i) any information set forth in the materials the Company prepared for parties interested in investing in or acquiring the Company or (ii) any Company Projection delivered by or on behalf of Parent and the Company. Parent acknowledges that: (A) there are uncertainties inherent in attempting to make such Company Projections; (B) it is familiar with such uncertainties; (C) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such Company Projections so furnished to it; and (D) it shall have no claim against any such person with respect to any such Company Projection (other than in the case of fraud). Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto (and their respective successors and permitted assigns) any right or remedy of any nature whatsoever under or by reason of this Agreement, other than as provided in Section 5.7, provided that the Debt Financing Sources (as defined in Section 8.11) shall be considered third party beneficiaries with respect to this Section 8.5(b), Section 7.2(g), Section 8.6, Section 8.10 and Section 8.11 of this Agreement.

(c) Each of Merger Sub and Parent acknowledges that it has conducted an investigation of the financial condition, operations, assets, liabilities and properties of the Company and each Subsidiary of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Merger Sub and Parent has relied and will rely solely on the results of its own investigation and the limited representations and warranties of the Company expressly and specifically set forth in this Agreement, including the Schedules. Each of Merger Sub and Parent further acknowledges that, except as set forth herein, no promise or inducement for this Agreement was offered by the Company, any Subsidiary of the Company or any of their respective Representatives or relied upon by Merger Sub or Parent. THE REPRESENTATIONS AND WARRANTIES BY THE COMPANY IN ARTICLE III HEREOF CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO MERGER SUB AND PARENT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND MERGER SUB AND PARENT UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY. With respect to all materials specifically referenced in this Agreement as having been delivered or made available to Merger Sub or Parent, such materials shall be deemed to have been delivered or made available to Merger Sub or Parent only if such materials were publicly filed with the SEC, posted to the Data Room or otherwise delivered to a representative of Parent via e-mail attachment or other electronic file transfer method.

8.6    Governing Law; Jurisdiction.

(a) This Agreement, the Commitment Letters and the Sponsor Guarantees and their negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort) including resolutions of disputes under Section 5.15 that may be based upon, arise out of or relate to this Agreement, the Equity Commitment Letters and the Sponsor Guarantee, or the negotiation and performance of this Agreement, the Equity Commitment Letters and the Sponsor Guarantees (including any claim or cause of action based upon, arising out of or related to any representation or warranty made or in connection with this Agreement or as an inducement to enter this Agreement (each, a “Proceeding”) shall, except as otherwise expressly provided in the Equity Commitment Letters or the Sponsor Guarantees be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of laws that might otherwise govern under any applicable conflict of Laws principles, except to the extent the provisions of Title 17 of the ORC are mandatorily applicable to the Merger).

(b) All Proceedings shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum, or lack of jurisdiction to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 8.6(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any person other than the parties hereto. Each party hereto agrees that the service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.2 of this Agreement. Each of the parties also agrees that any final, non-appealable judgment against a party in connection with any suit, action or other proceeding arising out of or relating to this Agreement shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the U.S. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(c) Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against lenders party to the Debt Commitment Letter and the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and that the provisions of Section 8.10 regarding a waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

8.7    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

8.8    Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned, in whole or in part, by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void; provided, that Parent and Merger Sub may assign this Agreement to any of their affiliates; provided, further, that no such assignment shall relieve Parent or Merger Sub of any of its obligations herein. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.9    Specific Performance.

(a) The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or violated, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy under applicable Law. Accordingly, each party agrees that, in addition to all other remedies to which it may be entitled, each of the parties is entitled to seek a decree of specific performance and each of the parties shall further be entitled to seek an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security, subject to the provisions of Section 7.2(g), Section 8.9(b) and Section 8.9(c) below.

(b) Notwithstanding the foregoing, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance (i) to enforce specifically the terms and provisions of, and to prevent or cure breaches of Sections 5.3 and 5.15 by Parent or Merger Sub (but not the right to enforce specifically Parent’s and/or Merger Sub’s obligations consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2 (which shall be governed by the immediately succeeding clause (ii)) and (ii) to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, if, but only if (with respect to this clause (ii)) (x) the Marketing Period has ended and all of the conditions set forth in Section 6.1 and Section 6.2 were satisfied as of the date the Closing should have been consummated pursuant to the terms of this Agreement but for the failure of the Equity Financing to be funded in accordance with the terms thereof, (y) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (z) the Company has irrevocably confirmed that if the Equity Financing and Debt Financing are funded, then it would take such actions that are within its control to cause the Closing to occur. Notwithstanding anything herein to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to enforce the terms of the Debt Financing Commitment, including by demanding Parent and/or Merger Sub file one or more lawsuits against the sources of Debt Financing to fully enforce such sources’ obligations thereunder and Parent’s and Merger Sub’s rights thereunder, only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (ii) all of the conditions to the consummation of the financing provided by the Debt Financing Commitment (or, if alternative financing is being used in accordance with Section 5.15, pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing). In the event that any suit, action or other proceeding should be brought in equity to enforce any of the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy under applicable Law.

(c) For the avoidance of doubt, under no circumstances will the Company or any of its affiliates be entitled, whether in contract, tort or otherwise, to monetary damages in excess of the aggregate amount of (A) the Reverse Termination Fee, (B) any reimbursement obligation of Parent pursuant to the first sentence of Section 7.2(h) and (C) the indemnification, reimbursement and expense obligations of Parent contained in Section 5.16(e). Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Until such time as Parent pays the Reverse Termination Fee, the remedies available to the Company pursuant to this Section 8.9 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Reverse Termination Fee under Section 7.2.

8.10    WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.11    Non-Recourse.

(a) Except and solely to the extent otherwise set forth in the Sponsor Guarantees or the Equity Commitment Letters, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement, the Sponsor Guarantees or the Equity Commitment Letters (and then only to the extent of the specific obligations undertaken by such named party in this Agreement or the Sponsor Guarantees and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, or other Representative of any party hereto or any debt financing sources under the Debt Commitment Letters or their directors, officers, employees, members, partners, stockholders, affiliates, agents, attorneys and Representatives and their successors and assigns (collectively, the “Debt Financing Sources”) shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith.

(b) The provisions of this Section 8.11 are intended to be for the benefit of, and enforceable by, the directors, officers, employees, incorporators, members, partners, stockholders, affiliates, agents, attorneys, and other Representatives of the parties hereto, and any debt financing sources under the Debt Commitment Letter, and each such person shall be a third party beneficiary of this Section 8.11.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

INC RESEARCH, LLC

By:	/s/ James T. Ogle
Name:	James T. Ogle
Title:	CEO

TRIANGLE TWO ACQUISITION CORP.

By:	/s/ James T. Ogle
Name:	James T. Ogle
Title:	CEO & President

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

KENDLE INTERNATIONAL INC.

By:	/s/ Dr. Stephen Cutler
Name:	Dr. Stephen Cutler
Title:	Chief Executive Officer

Annex B

May 4, 2011

The Board of Directors

Kendle International Inc.

500 Carew Tower

441 Vine Street

Cincinnati, OH 45202

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, without par value (the “Company Common Stock”), of Kendle International Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of INC Research, LLC (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and its subsidiary, Triangle Two Acquisition Corp., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its direct or indirect wholly-owned subsidiaries and Company Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $15.25 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated May 4, 2011 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the

Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration paid in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, with portfolio companies of the Aquiror’s shareholders, Avista Capital Partners, LP (“Avista”) and Ontario Teachers’ Pension Plan Board (“Teachers”), each of which shareholders will be providing equity capital to the Aquiror to be utilized by the Acquiror to pay a portion of the Consideration, and with Avista and Teachers, for which relationships we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to Avista in connection with the sale by Avista of its interest in the Marcellus Shale joint venture with Carrizo Oil & Gas, Inc. in September of 2010, acting as bookrunner for Avista’s portfolio company Viking Acquisition Inc. in connection with its $275,000,000 high yield bond offering and as lead arranger for Viking Acquisition Inc.’s $300,000,000 term loan and $50,000,000 revolving credit facility, each in October of 2010, acting as bookrunner for Avista’s portfolio company ConvaTec Inc. in connection with its $690,000,000 senior secured note offering, its $1,180,000,000 unsecured note offering and as lead arranger on its $1,480,000,000 term loan, each in December of 2010, acting as joint bookrunner for the $360,000,000 initial public offering of Teachers portfolio company General Nutrition Corp. in March of 2011 and acting as joint bookrunner for Teachers’ portfolio company Easton-Bell Sports, Inc. in connection with its $350,000,000 senior secured notes offering and as lead arranger for Easton-Bell Sports Inc. in connection with its $250,000,000 asset-based revolving credit facility, each in November of 2009. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and of Viking Acquisition Inc. and ConvaTec Inc. and is an agent bank for Easton-Bell Sports, Inc. for which it receives customary compensation or other financial benefits. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities, including without limitation that, in connection with the issuance by the Company of certain convertible bonds, the Company sold to J.P. Morgan call options representing the right to purchase approximately 8.7% of the Company’s outstanding common stock at a price of $61.22 per share and J.P. Morgan sold to the Company call options representing the right to purchase approximately 8.7% of the Company’s outstanding common stock at a price of $47.71 per share.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

Annex C

SECTION 1701.85 OF THE OHIO REVISED CODE

Qualifications of and procedures for dissenting shareholders

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

KENDLE INTERNATIONAL INC. 441 VINE STREET SUITE 500 CINCINNATI, OH 45202

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.		For	Against	Abstain

1.	To adopt the agreement and plan of merger, dated as of May 4, 2011, as it may be amended from time to time, by and among Kendle International Inc., an Ohio corporation, INC Research, LLC, a Delaware limited liability company, and Triangle Two Acquisition Corp., an Ohio corporation.	0	0	0

2.	Advisory vote on the “golden parachute” compensation that may be received by the Company’s named executive officers in connection with the merger.	0	0	0

3.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.	0	0	0

NOTE: The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders to be held on July , 2011, and the Proxy Statement furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com.

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KENDLE INTERNATIONAL INC.

Special Meeting of Shareholders

July         , 2011 9:30 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Jarrod B. Pontius and Keith A. Cheesman, or either of them, as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the shares of common stock of KENDLE INTERNATIONAL INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholder(s) to be held at 09:30 AM, Eastern Daylight Time on July       , 2011, at 441 Vine Street, Suite 500, Cincinnati, OH 45202, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side